UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
☑ Filed by the registrant            ☐ Filed by a party other than the registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
JACK IN THE BOX INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

JACK IN THE BOX INC.
January 25, 2021
Dear Fellow Stockholder:
We invite you to attend the Jack in the Box Inc. 2021 Annual Meeting of Stockholders. The meeting will be held on Friday, February 26, 2021, at 8:30 a.m. Pacific Standard Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/JACK2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.
In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended September 27, 2020, for your information.
To assure that your shares are represented at the meeting, please mark your choices on the enclosed proxy card, sign and date the card, and return it promptly in the postage-paid envelope provided. We also offer stockholders the opportunity to vote their shares over the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about voting. If you hold your shares through an account with a broker, bank, or other financial institution, please follow the instructions you receive from them to vote your shares. If you are able to attend the virtual meeting and wish to vote your shares then, you may do so at any time before the proxy is voted at the meeting.
Thank you for your continued support of Jack in the Box.
Sincerely,

Darin S. Harris
Chief Executive Officer
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on February 26, 2021
The Jack in the Box Inc. Proxy Statement and Annual Report on Form 10-K for the
fiscal year ended September 27, 2020, are available electronically at
http://investors.jackinthebox.com

JACK IN THE BOX INC.
9357 Spectrum Center Blvd
San Diego, California 92123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 26, 2021
The 2021 Annual Meeting of Stockholders of Jack in the Box Inc. will be held on Friday, February 26, 2021, at 8:30 a.m. Pacific Standard Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live webcast by visiting http://www.virtualshareholdermeeting.com/JACK2021. The Annual Meeting will be held for the following purposes:
1.	To elect the eight Directors specified in this Proxy Statement to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 3, 2021;
3.	To provide an advisory vote regarding the compensation of our named executive officers (“Say on Pay”) for the fiscal year ended September 27, 2020, as set forth in the Proxy Statement; and
4.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.
These matters are more fully described in the attached Proxy Statement, which is made a part of this notice.
Our Board of Directors recommends a vote “FOR” proposals 1 through 3. You are entitled to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) only if you were a Jack in the Box Inc. stockholder as of the close of business on December 31, 2020, the record date for the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, during regular business hours at our principal offices located at 9357 Spectrum Center Blvd, San Diego, California 92123.
Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number, over the Internet, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the envelope provided.
San Diego, California
January 25, 2021
By order of the Board of Directors,

Sarah L. Super
Senior Vice President, Chief Legal & Risk Officer and Corporate Secretary

PROXY SUMMARY

PROXY SUMMARY
This is a summary only and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
• Time and Date	8:30 a.m. P.S.T., February 26, 2021
• Place	Live webcast at http://www.virtualshareholdermeeting.com/JACK2021
• Record date	December 31, 2020
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals
Voting Matters
Stockholders are being asked to vote on the following matters:
Items of Business		Our Board’s Recommendation
1.	Election of Directors (page 17)	FOR all Nominees
2.	Ratification of KPMG LLP as Independent Registered Public Accountants for FY 2021 (page 36)	FOR
3.	Advisory Vote to Approve Executive Compensation (page 37)	FOR
Stockholders also will transact any other business that may properly come before the meeting.
How to Vote
You are entitled to vote at the 2021 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on December 31, 2020, the record date for the meeting. On the record date, there were approximately 22,929,126 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. For more details on voting and the Annual Meeting logistics, refer to the “Questions and Answers” section of this Proxy Statement.
2 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance Highlights
Jack in the Box Inc. (“Jack in the Box” or the “Company”) is committed to good corporate governance, which we believe promotes the long-term interests of stockholders and strengthens Board and Management accountability. We believe good governance also fosters trust in the Company by all our stakeholders, including our guests, employees, franchisees, suppliers and the communities we serve. The “Corporate Governance” section of this Proxy Statement describes our governance framework, which includes the following features:
•	Annual election of directors with majority voting
•	Nine of our ten current directors are independent
•	Independent Non-Executive Chairman of the Board
•	Regular executive sessions of independent directors
•	Annual evaluation of CEO and Non-Executive Chairman by independent directors
•	Policy restricting directors to service on no more than three other public company boards
•	No supermajority standards — stockholders may amend bylaws or charter by majority vote
•	Stockholder right to act by written consent
•	CEO and other members of Management regularly meet with the investment community, and Board is informed of feedback through Investor Relations updates at each Board meeting
•	Annual assessment of Board leadership structure
•	Annual Board, committee, and individual director evaluations
•
Policy requiring long-tenured directors (more than 12 years on the Board) to submit voluntary offer to resign and be reviewed by Nominating & Governance Committee with respect to continued effectiveness

•	Risk oversight by full Board and designated committees
•	No poison pill in place
•	Prohibition of hedging, pledging and short sales by Section 16 officers and by Company directors
•	Formal ethics Code of Conduct, ethics hotline, and ethics training and communications to all employees to reinforce a culture of integrity
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 3

PROXY SUMMARY

Fiscal 2020 Review
Fiscal 2020 was a unique year full of challenges for Jack in the Box Inc., our employees, franchisees and the communities in which we operate. In response to the COVID-19 pandemic, we took early action and implemented comprehensive protocols to protect the health and safety of our employees and guests. We implemented a short-term cash preservation strategy, and we also provided financial support to our franchisees in the form of a reduction and payment deferral of marketing fees, postponement of rent, and extended deadlines for remodel requirements and development agreements.
Despite the significant challenges posed by the pandemic, fiscal 2020 included many achievements. We continued to successfully execute on our strategic initiatives of building a “Better Box” and improving our core menu. Furthermore, we completed the anticipated Chief Executive Officer transition as well as the final phase of our restructuring efforts which included the transition of certain executive leadership roles. In addition to these accomplishments, we also continued to drive systemwide financial and operational performance. While initially our financial performance was adversely impacted by the COVID-19 pandemic, starting in our third quarter and continuing into our fourth quarter we saw an acceleration of systemwide same-store sales and as a result, we achieved our tenth consecutive year of same-store sales growth.
Returns to Stockholders
The Company returned more than $180 million to shareholders through stock buybacks and dividends. In the context of an unprecedented global pandemic, to maintain maximum financial flexibility by preserving capital and maintaining the Company’s healthy liquidity position, we temporarily suspended all repurchase activity beginning in the second quarter of fiscal 2020. We also temporarily suspended our dividend payments for the second quarter, which were then reinstated the following quarter.
Financial and Operational Results
•	Systemwide Same-Store Sales(1) increased 4.0% over prior year, marking the tenth consecutive year of same-store sales growth.
•	Operating Earnings Per Share(2) (“Operating EPS”) of $4.65 per share increased 6.9% from the prior year.
•	Adjusted EBITDA(3) increased 1.9% to $274.2 million, compared with $269.0 million in the prior year.
•	Operating EBIT(4) was $214.8 million, a 4.2% increase versus $206.0 million in the prior year.
•	Restaurant Level Margin(5) decreased by 160 basis points to 24.6% of company restaurant sales.
•	Franchise Level Margin(6) increased by $12.1 million.
4 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROXY SUMMARY

Incentive Compensation Results
•	Annual Incentive Plan – Weighted payout equal to 139.8% of Target Payout
Performance Metric	Weight	Target Goal	Results	Payout % of Target
Operating EBIT(4)	50%	$212.2 million	$214.8 million	146.0%
Systemwide Same-Store Sales(1) Increase	30%	2.75%	4.0%	156.0%
Strategic Goals	20%	Goals:
		• Speed of Service Improvement		100% (*)
		• Better Box Restaurant Design & Prototype
		• Core Menu Improvements
(*)
The Committee awarded 100% of target payout on the strategic goals following a holistic assessment of achievement and progress on the goals, and in consideration of events and impacts of the COVID-19 pandemic, as described in CD&A Section VI.b.

•
Long-Term Incentive Plan – For PSUs vested and payable in 2020 (granted in December 2017 for the three-fiscal year performance period FY2018-FY2020), the weighted payout resulted in 91.0% of the target number of PSUs granted.

Performance Metric	Weight	Target Goal	Results	Payout % of PSUs Granted
Adjusted Return on Invested Capital (ROIC) from Operations (7) (ROIC at FYE 2020)	33%	22.2%	34.0%	150.0%
	(Year 2&3 Only)	(at FYE 2020)
Systemwide Sales ($M) (Goals set annually)	Year 1 - 33%	$3,558.0	$3,466.1	0%
	Year 2-17%	$3,566.0	$3,504.7	69.3%
	Year 3-17%	$3,631.0	$3,672.7	116.5%
Leadership Transitions
•
In December 2019, our former Chairman and CEO, Mr. Comma, announced his intention to resign from the Company and agreed to remain in his position until a successor was appointed. In April 2020, we announced the appointment of Mr. Harris as our new CEO and that Mr. Comma had entered into a Transition Agreement with the Company.

•
On June 15, 2020, Mr. Harris commenced employment as our new CEO and Mr. Comma stepped down from his role as Chairman and CEO and began providing transition services until such time as his separation of employment on July 31, 2020.

(1)
Systemwide same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)
Operating Earnings Per Share is a non-GAAP measure that represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company operated restaurants, restructuring charges, loss on early termination of interest rate swaps, loss on early extinguishment of debt, and the excess tax benefits from share-based compensation arrangements. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(3)
Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(4)
Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants and/or the sale of the corporate office facility, restructuring costs and/or other non-recurring charges, any gain or loss associated with the Company’s corporate-owned life insurance policies (COLI), net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(5)
Restaurant Level Margin is defined as Company restaurant sales less restaurant operating costs (food and packaging, payroll and employee benefits, and occupancy and other costs) and is neither required by, nor presented in accordance with GAAP. Restaurant Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(6)
Franchise Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs). See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(7)
Adjusted ROIC from Operations is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 5

PROXY SUMMARY

•
In August 2020, the Company appointed Ms. Hooper Interim Principal Financial Officer in connection with the resignation of Mr. Tucker, its Chief Financial Officer (former Principal Financial Officer) who separated employment with the Company on September 4, 2020.

•
Dr. Blankenship and Mr. Rudolph separated employment with the Company in January 2020 and March 2020, respectively, in connection with the Company’s restructuring activities following the completed sale of Qdoba Restaurant Corporation in 2018 and related events.

6 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROXY SUMMARY

Board Nominees (Proposal 1)
We understand the importance of having a Board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. The following table provides summary information about our director nominees (all current Directors), who have a diverse and balanced skill set including extensive financial, marketing, consumer brand, franchise, restaurant and retail experience. We encourage you to review the qualifications, skills and experience of each of our Directors on pages 18.(1)
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships				Other Public Company Boards
					AC	CC	NG	FC
David L. Goebel (Non-Executive Chairman of the Board)	70	2008	Partner & Faculty Member, Merryck & Co. Ltd.	Yes		x	x		• Wingstop Inc.
Darin S. Harris	52	2020	CEO, Jack in the Box Inc.	No					-
Sharon P. John	56	2014	President & CEO, Build-A-Bear Workshop, Inc.	Yes		x	x		• Build-A-Bear Workshop, Inc.
Madeleine A. Kleiner	69	2011	Director (Retired hotel & banking executive attorney)	Yes	x		✪		• Northrop Grumman Corp.
Michael W. Murphy	63	2002	Director (Retired President & CEO Sharp HealthCare)	Yes		✪		x	-
James M. Myers	63	2010	Director (Retired retail CEO and Board Chair)	Yes	x			✪	-
David M. Tehle	64	2004	Director (Retired retail CFO)	Yes	✪			x	• National Vision, Inc • US Foods Holding. Corp.
Vivien M. Yeung	48	2017	EVP, Chief Strategy Officer, Kohl’s Corporation	Yes	x		x		-
✪ Chair	AC Audit Committee	FC Finance Committee
x Member	CC Compensation Committee
NG Nominating and Governance Committee
Director Attendance — During the time each director nominee served on the Board in fiscal 2020, each attended more than 75% of the meetings of the Board and committees on which he or she served.
(1)
Current directors Jean M. Birch and John P. Gainor are not director nominees at the Annual Meeting and will no longer serve as directors immediately following the Meeting. As part of its annual nomination process, and after assessing the needs of the Board for various skills, backgrounds, and business experience, the N&G Committee recommended to the Board (which recommendation was adopted) that the size of the Board be reduced from ten (10) to eight (8) directors, effective with the Annual Meeting. As a result, the Board did not nominate Ms. Birch or Mr. Gainor for re-election at the Annual Meeting. Their departures from the Board are not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 7

PROXY SUMMARY

Board Composition — The charts below show Board makeup for 2020 by various characteristics. The average tenure of the Board of Directors is 7.91 years while the average age is 61 years. For more information on our philosophy regarding the recruitment and diversity of Board members and our Board refreshment policies, please see pages 27.

Auditors (Proposal 2)
We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal 2021. Although stockholder ratification of the appointment is not required, the Audit Committee believes it is appropriate to seek such ratification. Additional information is provided on pages 36.
2020 Auditor Fees
Audit Fees	$1,421,196
Tax or Other Fees	$—
Securitization Related Audit Fees	$110,000
KPMG Total Fees	$1,531,196
8 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROXY SUMMARY

Executive Compensation (Proposal 3)
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our NEOs for fiscal 2020 (“Say on Pay”). The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
•
Our CD&A, starting at page 39, describes the compensation decision-making process, details our programs and policies, and includes an illustration of our compensation framework and key fiscal 2020 performance measures and pay actions.

•	Our executive compensation programs are built on the following principles and objectives:
•
Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long- term stockholder value.

•
Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.
•	Executive alignment with stockholders, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.
•	Incentivizing balanced short-term and long-term executive decision-making, through variable compensation components (cash and stock) using varying timeframes.
•	Sound governance practices and principles in plan design and pay decisions, with the Compensation Committee considering both what and how performance is achieved.
•
Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

•	Our stockholders approved each of the prior five years’ Say on Pay proposals by over 95% of votes cast.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 9

PROXY SUMMARY

Compensation Governance Practices
The company has several governance practices that we believe support the soundness and efficacy of our compensation programs. In short:
☑ What We Do
☑	Compensation Committee composed entirely of independent directors, who meet regularly in executive session without Management present. Pages 23, 50.
☑	Independent compensation consultant who works exclusively for the Compensation Committee (no other work for the Company). Page 50.
☑	Robust stock ownership and holding requirements. Page 56.
☑	Compensation Risk Committee that analyzes compensation plans, programs, policies and practices. Page 63.
☑	Compensation Committee discretion to reduce payouts under incentive plans. Page 63.
☑
Clawback policy providing ability to recover incentive cash compensation and performance-based equity awards based on financial results that were subsequently restated due to fraud or intentional misconduct. Page 63.

☑	Annual incentive and long-term incentive (PSU) compensation based on rigorous performance goals that are key metrics for business success and include maximum payout caps. Page 63.
☒ What We Don’t Do
☒	Section 16 officers and directors are prohibited from hedging, pledging, or holding Company stock in margin accounts. Pages 57, 63.
☒	No dividends or dividend equivalents are paid on unvested restricted stock units (RSUs) or performance shares. Page 48.
☒	No re-pricing of equity is permitted without stockholder approval. Page 38.
☒	No tax gross-ups except in the case of qualified relocation expenses (which requires Compensation Committee approval in the case of executive officers). Page 49.
☒
No RSUs or options awards provide for vesting upon a change in control without a “double trigger” (termination and consummation of the change in control), unless the award is not assumed or substituted for by the acquirer. Pages 71-72.

Additional Information
Please see the “Questions and Answers” section that immediately follows for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications, and the deadlines to submit stockholder proposals for the 2022 Annual Meeting of Stockholders.
10 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS

JACK IN THE BOX INC.
9357 Spectrum Center Blvd
San Diego, California 92123
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
February 26, 2021
QUESTIONS AND ANSWERS
Proxy Materials and Voting Information
1.	Why am I receiving these materials?
We sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Jack in the Box Inc. (sometimes referred to as the “Company,” “Jack in the Box,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on February 26, 2021, at 8:30 a.m. Pacific Standard Time via live webcast at http://www.virtualshareholdermeeting.com/JACK2021. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials, your proxy card, or on the instructions that accompanied your proxy materials. If you held shares of our common stock on December 31, 2020 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What are my voting choices for each of the items to be voted on at the 2021 Annual Meeting?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote before the Annual Meeting over the Internet or by telephone.
The Notice of Annual Meeting of Stockholders (the “Notice”), Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended September 27, 2020, will be mailed to stockholders on or about January 25, 2021.
2.	Who can vote at the Annual Meeting?
If you were a holder of Jack in the Box common stock (the “Common Stock”) either as a stockholder of record or as the beneficial owner of shares held in Street name as of the close of business on December 31, 2020, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were approximately
22,929,126 shares of Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date. As summarized below, there are some distinctions between shares held of record and those owned beneficially in Street name.
3.	What does it mean to be a “stockholder of record”?
If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual
Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 11

QUESTIONS AND ANSWERS

4.	What does it mean to beneficially own shares in “Street name”?
If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “Street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice. Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Annual Meeting (other than the ratification of the appointment of KPMG LLP as our independent registered public accountants for fiscal 2021) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted.
5.	What are my voting choices for each of the items to be voted on at the 2021 Annual Meeting?
Item 1: Election of Directors	• Vote in favor of all nominees;
• Vote in favor of specific nominees;
• Vote against all nominees;
• Vote against specific nominees;
• Abstain from voting with respect to nominees; or
• Abstain from voting with respect to specific nominees.
The Board recommends a vote FOR all Director nominees.
Item 2: Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	• Vote in favor of ratification;
• Vote against the ratification; or
• Abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.
Item 3: Advisory Vote to Approve Executive Compensation (“Say on Pay”)	• Vote in favor of the advisory proposal;
• Vote against the advisory proposal; or
• Abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory approval of executive compensation
6.	What if I return the proxy card to the Company but do not make specific choices?
If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares as follows:
•	“FOR” the election of all director nominees;
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 3, 2021; and
•	“FOR,” on an advisory basis, approval of the compensation awarded to our named executive officers for the fiscal year ended September 27, 2020, as set forth in this Proxy Statement.
12 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS

7.	Could any additional matters be raised at the 2021 Annual Meeting?
We are not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their best judgment.
8.	What does it mean if I received more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
9.	How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy for your shares of Common Stock held in Street name but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in Street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters.
For purposes of these rules, the only routine matter in this Proxy Statement is the ratification of the appointment of our independent registered public accountants. Therefore, if you hold your shares in Street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any of the proposals at the Annual Meeting except the ratification of the appointment of independent registered public accountants. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum, as provided below.
Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of 8 Directors	Majority of votes cast.	No effect.	No effect.
2	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	Discretionary voting by broker permitted.
3	Advisory Vote to Approve Executive Compensation	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.
10.	How many shares must be present or represented to conduct business at the Annual Meeting?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 13

QUESTIONS AND ANSWERS

11.	How do I vote my shares of Jack in the Box Common Stock?
If you are a stockholder of record, you can vote in the following ways:
•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on February 25, 2021.
•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on February 25, 2021.
•
By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•
During Live Webcast: as this year’s Annual Meeting will be held entirely online, stockholders may vote during the Annual Meeting by joining the live webcast at the following site: http://www.virtualshareholdermeeting.com/JACK2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to participate in the live webcast of the Annual Meeting, the Company recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend.
If you are a beneficial owner, you can vote in the following way:
If your shares are held in Street name or through a benefit or compensation plan, your broker or your plan trustee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as instructed by your broker, trustee, or other agent. Shares beneficially held through a benefit or compensation plan cannot be voted at the Annual Meeting. You may vote your shares beneficially held through your broker at the Annual Meeting if you obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.
12.	May I change my vote or revoke my proxy?
Yes.
If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	filing a written statement to that effect with our Corporate Secretary before the taking of the vote at the Annual Meeting;
•	voting again via the Internet or telephone but before the closing of those voting facilities at 11:59 p.m. Eastern Time on February 25, 2021;
•
participating in the live webcast of the Annual Meeting at http://www.virtualshareholdermeeting.com/JACK2021 by entering in the 16-digit control number included in your proxy materials, revoking your proxy, and voting during the Annual Meeting (joining the live webcast of the Annual Meeting, in and of itself, will not constitute a revocation of a proxy); or

•	timely submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting.
The written statement or subsequent proxy should be delivered to Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, Attention: Corporate Secretary.
If you are a beneficial owner and hold shares through a broker, bank, or other financial institution, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions during the live webcast of the Annual Meeting if you obtain a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares.
14 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS

13.	Who will pay for the cost of soliciting proxies?
The Company will pay the cost of preparing, printing, and mailing the Notice and the proxy materials. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. If you choose to access proxy materials or vote over the Internet or by telephone, you are responsible for Internet or telephone charges. We have engaged Innisfree M&A Incorporated (“Innisfree”), a proxy-solicitation firm, to provide advice to the Company with respect to the 2021 Annual Meeting of Stockholders and to assist us in the solicitation of proxies, for which the Company will pay a fee of $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by Innisfree. They may also be solicited by directors, officers, or employees of the Company, who will receive no additional compensation for such activities.
14.	How can I find out the results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website or contacting our Investor Relations Department by writing to Investor Relations Department, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, or by sending an email to investor.relations@jackinthebox.com.
15.	How can I obtain copies of the proxy statement or 10-K?
A copy of this Proxy Statement and the Company’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended September 27, 2020, are available free of charge on our website. These filings and all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K may be found at http://investors.jackinthebox.com. Form 10-K, excluding exhibits, may also be obtained by stockholders without charge by written request sent to Investor Relations Department, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.
As permitted by SEC rules, if your stock is held by a brokerage firm or bank, a single copy of this Proxy Statement may be delivered to an address shared by two or more stockholders. If you prefer to receive separate copies of a Proxy Statement and/or Annual Report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a Street-name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household.
Annual Meeting Information
16.	How do I attend the 2021 Annual Meeting of Stockholders?
IMPORTANT NOTE: If you plan to attend the Annual Meeting, you must follow these instructions.
The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting the following website: http://www.virtualshareholdermeeting.com/JACK2021 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials
Attendance at the meeting is limited to stockholders as of the Record Date (December 31, 2020) or their authorized named representatives. Recording of the Annual Video by camera, sound, or video recording devices is strictly prohibited.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 15

QUESTIONS AND ANSWERS

Communications and Stockholder Proposals
17.	How can I communicate with the Company’s Directors?
The Board is committed to continuing to engage with stockholders and encourages an open dialogue about compensation, governance and other matters. We value your input, your investment and your support. The Board has established a process to facilitate communication by stockholders with Directors.
Stockholders or others who wish to communicate any concern of any nature to the Board of Directors, any Committee of the Board, or any individual director or group of directors, may write to a director or directors in care of the Office of the Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, or telephone 888-613-5225. Your letter should indicate whether or not you are a stockholder of the Company.
Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our
Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Governance Committee. For all other matters, our Corporate Secretary will, depending on the subject matter:
•	forward the communication to the director or directors to whom it is addressed;
•	forward the communication to the appropriate management personnel;
•	attempt to handle the inquiry directly, for example where it is a request for information about our Company, or it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
18.	How do I submit a proposal for action at the 2022 Annual Meeting?
A proposal for action to be presented by any stockholder at the 2022 Annual Meeting of Stockholders will be acted upon only:
•
If a proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal is received by the Corporate Secretary no later than 120 calendar days prior to the anniversary of this year’s mailing date, so no later than 5:00 p.m. Pacific Time, on September 27, 2021.

•
If the proposal is not to be included in the proxy statement, the proposal is delivered to the Corporate Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting, or not later than October 29, 2021, and not earlier than September 29, 2021; in addition, such proposal is, under Delaware General Corporation Law, an appropriate subject for stockholder action; and must also comply with the procedures and requirements set forth in as well as the applicable requirements of our Bylaws.
In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2022 Annual Meeting of Stockholders to present such proposal.
All proposals must be in writing and should be sent to Jack in the Box Inc., to the attention of Corporate Secretary, at 9357 Spectrum Center Blvd., San Diego, CA 92123.
A copy of the Bylaws may be obtained by written request to the Corporate Secretary at the same address. The Bylaws are also available at http://investors.jackinthebox.com.
16 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

PROPOSAL ONE — ELECTION OF DIRECTORS
All of the directors of the Company are elected annually and serve until the next Annual Meeting and until their respective successors are elected and qualified. The current nominees for election as directors (each of whom is currently serving as a Director of the Company) are set forth below. All of the nominees have indicated their willingness to serve and have consented to be named in the Proxy Statement. If any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated in the proxy.
Nominees for Director
The following table provides certain information about each nominee for director as of January 1, 2021.(1)
Name	Age	Position(s) with the Company	Director Since
David L. Goebel	70	Independent Non-Executive Chairman of the Board	2008
Darin S. Harris	52	Chief Executive Officer and Director	2020
Sharon P. John	56	Independent Director	2014
Madeleine A. Kleiner	69	Independent Director	2011
Michael W. Murphy	63	Independent Director	2002
James M. Myers	63	Independent Director	2010
David M. Tehle	64	Independent Director	2004
Vivien M. Yeung	48	Independent Director	2017
Vote Required for Approval
In the election of directors, you may vote FOR, AGAINST, or ABSTAIN. The Company’s Bylaws require that, in an election such as this, where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person or by proxy) with respect to the director. A “majority of votes cast” means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. For purposes of determining the votes cast, only those votes cast “FOR” or “AGAINST” are included. Neither a vote to ABSTAIN nor a broker non-vote will count as a vote cast FOR or AGAINST a director nominee and, as a result, will have no direct effect on the outcome of the election of directors. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.
In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve but shall tender his or her resignation to the Board. The Nominating and Governance Committee will take action to determine whether to accept or reject the director’s resignation, or whether other action is appropriate, and will make a recommendation to the Board. Within ninety (90) days following the date of the certification of the election results, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale for such decision.
ON PROPOSAL ONE, ELECTION OF DIRECTORS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES.
(1)
Current directors Jean M. Birch and John P. Gainor are not director nominees at the Annual Meeting and will no longer serve as directors immediately following the Meeting. As part of its annual nomination process, and after assessing the needs of the Board for various skills, backgrounds, and business experience, the N&G Committee recommended to the Board (which recommendation was adopted) that the size of the Board be reduced from ten (10) to eight (8) directors, effective with the Annual Meeting. As a result, the Board did not nominate Ms. Birch or Mr. Gainor for re-election at the Annual Meeting. Their departures from the Board are not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 17

PROPOSAL ONE — ELECTION OF DIRECTORS

Director Qualifications and Biographical Information
Our Board includes individuals with expertise in executive leadership and management, accounting and finance, marketing and branding, and across restaurant, franchise, hospitality, retail, manufacturing, and healthcare industries. Our Directors have a diversity of backgrounds and experiences. We believe that, as a group, they work effectively together in overseeing our business, hold themselves to the highest standards of integrity, and are committed to representing the long-term best interests of our stockholders.
Biographical information for each of the Director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the Director nominees should serve as a director, is set forth on the pages below. In addition to the business and professional experiences described below, our Director nominees also serve on the boards of various civic and charitable organizations.
Director Nominees
David L. Goebel
Qualifications:

• Mr. Goebel has more than 40 years of experience in the retail, food service, and hospitality industries. Mr. Goebel’s qualifications to serve on our Board include: his business, operational, management, and leadership development experience in the retail, food service, and hospitality industries; his work as an executive consultant; his relevant industry experience, including his experience in restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation and strategic planning; and his service on other private and public boards.

Non-Executive Chairman of the Board; Director Since December 2008
Mr. Goebel has been a director of the Company since December 2008, and currently serves as Non-Executive Chairman of the Board. He is a partner and Faculty Member for Merryck & Co.
Ltd., a worldwide firm that provides peer to peer mentoring services for CEOs and senior business executives. He has held that position since May 2008. In 2008, Mr. Goebel became the founding principal and President of Santoku, Inc., a private company that operates a fast-casual pizza concept under the name Pie Five® Pizza Company and a fast-casual healthy food concept under the name Cultivare Greens and Grains. Mr. Goebel also served as acting President and CEO of Mr. Goodcents Franchise Systems, Inc. from 2010 until December 2014. From 2001 until 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time the company operated nearly 2,000 restaurants in the United States and internationally. Previous to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, he was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned, which was responsible for developing 80 restaurants within a seven-state area from 1994 until 1998. Since 2017, Mr. Goebel has served on the board of directors of Wingstop Inc. which operates and franchises more than 1,000 fast-casual restaurant locations across the United States and internationally. He served on Wingstop’s Audit Committee until August 2018. Mr. Goebel also serves on the board of directors of QuickChek, a privately held gas/convenience food company, and iOR Partners, a privately held company in the ophthalmology industry.

18 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

Darin S. Harris
Qualifications:

• Mr. Harris has more than 25 years of leadership experience in the restaurant industry encompassing operations, franchising, brand strategy, and restaurant development. His professional expertise and knowledge of our business, our industry, and our competitive position bring an important Company perspective to the Board.

Chief Executive Officer; Director Since June 2020
Darin Harris began his role as Chief Executive Officer and joined the Board of Directors in June 2020. He was previously CEO of North America for flexible working company, IWG PLC, Regus, North America, from April 2018 to May 2020. Prior to that, from August 2013 to January 2018, Mr. Harris served as Chief Executive Officer of CiCi’s Enterprises LP. For just under five years, Mr. Harris also served as Chief Operating Officer for Primrose Schools from November 2008 to July 2013. He previously held franchise leadership roles as Senior Vice President at Arby’s Restaurant Group, Inc, from June 2005 to October 2008 and Vice President, Franchise and Corporate Development at Captain D’s Seafood, Inc., from May 2000 to January 2004. He was also a prior franchise operator of multiple Papa John’s Pizza and Qdoba Mexican Grill restaurants from November 2002 to June 2005.

Sharon P. John
Qualifications:

• Ms. John’s qualifications to serve on our Board include her current role as CEO and director of a publicly traded global retail company and her broad merchandising, marketing, branding, sales and executive management experience, including key roles at well-known consumer brands.

Director Since September 2014
Ms. John has been a director of the Company since September 2014. Ms. John has been the Chief Executive Officer, President and a member of the Board of Directors of Build-A-
Bear Workshop, Inc. since June 2013. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine Worldwide, Inc., a global designer, manufacturer and marketer of footwear and apparel. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys; served as Vice President, U.S. Toy Division with VTech Industries, Inc.; and served in a range of roles at Mattel, Inc. She started her career in the advertising industry.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 19

PROPOSAL ONE — ELECTION OF DIRECTORS

Madeleine A. Kleiner
Qualifications:

• Ms. Kleiner’s qualifications to serve on our Board include her experience as general counsel for two public companies, as outside counsel to numerous public companies and her past and current experience on public company boards. She brings to our Board experience as an executive for a major franchisor in the hospitality industry, as well as expertise in corporate governance, risk management, securities laws disclosure, securities transactions, mergers and acquisitions, Sarbanes- Oxley compliance, human resources and executive compensation, government relations and crisis management.

Director Since September 2011
Ms. Kleiner has been a director of the Company since September 2011 and is currently Chair of the Nominating and Governance Committee. From 2001 to 2008, Ms. Kleiner was Executive
Vice President, General Counsel and Corporate Secretary for Hilton Hotels Corporation, a hotel and resort company. At Hilton, Ms. Kleiner oversaw the company’s legal affairs and the ethics, privacy and government affairs functions. She was also a member of the executive committee with significant responsibility for board of directors’ matters. From 1999 through 2001, Ms. Kleiner served as a director of a number of Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name. From 1995 to 1998, Ms. Kleiner served as Senior Executive Vice President, Chief Administrative Officer and General Counsel of H. F. Ahmanson & Company and its subsidiary, Home Savings of America, where she was responsible for oversight of legal, human resources, legislative and government affairs and corporate communications. Previous to that, from 1977 to 1995, Ms. Kleiner was with the law firm of Gibson, Dunn & Crutcher, including as partner from 1983 to 1995, where she advised corporations and their boards primarily in the areas of mergers and acquisitions, corporate governance, securities transactions and compliance. Ms. Kleiner has served on the board of directors of Northrop Grumman Corporation since 2008, where she is a member of the Audit Committee. Ms. Kleiner also serves on the board of directors of the Ladies Professional Golf Association (“LPGA”).

Michael W. Murphy
Qualifications:

• Mr. Murphy’s qualifications to serve on our Board include his business and management experience leading Sharp HealthCare, an integrated healthcare delivery system with multiple facilities and more than 18,000 employees, his experience as a senior financial officer of Sharp HealthCare, and his experience as a Certified Public Accountant, and former partner at Deloitte. The Board benefits from Mr. Murphy’s extensive experience in accounting, finance, financial reporting, auditing, governance, labor relations, human resources and compensation, marketing, risk assessment and risk management, strategic planning and quality initiatives.

Director Since September 2002
Mr. Murphy has been a director of the Company since September 2002 and is currently Chair of the Compensation Committee. Mr. Murphy served as President and Chief Executive Officer of Sharp HealthCare from April 1996 until his retirement in February 2019, and as member of the Sharp Board from 2007 through his retirement. Sharp is a comprehensive healthcare delivery system which has been recognized with the Malcolm Baldrige National Quality Award, the nation’s highest Presidential honor for quality and organizational performance excellence. Prior to his appointment to President and Chief Executive Officer, Mr. Murphy served as Senior Vice President of Business Development and Legal Affairs for Sharp HealthCare. He began his career at Sharp in 1991 as Chief Financial Officer of Grossmont Hospital before moving to a system-wide role as Vice President of Financial Accounting and Reporting. Prior to this, Mr. Murphy provided certified public accounting services, including as a partner at Deloitte.

20 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

James M. Myers
Qualifications:

• Mr. Myers’ qualifications to serve on our Board include more than 35 years of financial and retail operations experience, including 10 years as a CPA and public company auditor with KPMG LLP and 25 years with Petco, a national specialty retail chain with more than 1,500 stores in all 50 states, Puerto Rico and Mexico. Mr. Myers brings to the Board his experience with marketing and consumer brands, human resources and compensation, mergers and acquisitions, capital markets, financial reporting, financial oversight, and the financial and strategic issues facing public and private companies, as well as prior experience of serving on a public company board and audit committee.

Director Since December 2010
Mr. Myers has been a director of the Company since December 2010 and is currently Chair of the Finance Committee. Mr. Myers served as Chairman of the Board of Petco, the national pet supplies retailer from July 2015 until September 2018 and was also Petco’s Chief Executive Officer from 2004 until February 2017. Previously, Mr. Myers held the following positions at Petco: President from 2011 until 2015; Chief Financial Officer from 1998 to 2004; and Vice President and Controller from 1990. Prior to that, Mr. Myers was a Certified Public Accountant with KPMG LLP.

David M. Tehle
Qualifications:

• Mr. Tehle’s qualifications to serve on our Board include his lengthy experience in senior financial management at public companies in the retail and manufacturing industries, and his service on other boards of public companies in the retail and food service sectors. As an active CFO through June 2015, he was responsible for the overall financial management of a large retail organization. Mr. Tehle has experience in the oversight of strategic planning, human resources and compensation, finance, accounting, information systems, investor relations, treasury and internal audit functions. He brings valuable financial expertise and retail and management experience to the Board.

Director Since December 2004
Mr. Tehle has been a director of the Company since December 2004 and is currently Chair of the Audit Committee. He served as Executive Vice President and Chief Financial Officer of
Dollar General Corporation, a publicly traded company, from 2004 until his retirement in 2015. Prior to that, Mr. Tehle served from 1997 to 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing, and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world’s largest manufacturer of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc. Mr. Tehle served on the board of directors of Genesco, Inc. from February 2016 through June 2019. Since July 2016, he has served on the board of US Foods Holding Corp., where he chairs the Audit Committee; and since July 2017, on the Board of National Vision, Inc. where he also chairs the Audit Committee.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 21

PROPOSAL ONE — ELECTION OF DIRECTORS

Vivien M. Yeung
Qualifications:

• Ms. Yeung’s qualifications to serve on our Board include her current strategic consulting work and recent strategic roles at publicly traded global retail companies, as well as her broad background in strategy development across channel development, marketing, product management, international growth, pricing and new business development, including at Kohl’s, Lululemon, Starbucks, and as a consultant at Bain.

Director Since April 2017
Ms. Yeung has been a director of the Company since April 2017. Ms. Yeung is currently serving as the Executive Vice President & Chief Strategy Officer of Kohl’s Corporation. From
January 2018 until November 2019, Ms. Yeung served as General Manager, Venture at Lululemon Athletica Inc, a healthy lifestyle inspired athletic apparel company. She previously served as that company’s Chief Strategy Officer from May 2015 to January 2018, and as Vice President, Strategy from November 2011 to May 2015. From 2008 until 2011, Ms. Yeung was an independent consultant working with philanthropies, non-profit organizations and small to medium-sized enterprises on strategy development. From 2002 to 2008, she held positions with increasing responsibilities at Starbucks Coffee Company, a global premium food and beverage retailer, leading strategy development and process improvement for its North America, International, and Global Product organizations. Ms. Yeung started her career with Bain & Company, a global strategy consulting firm, advising clients on growth, operational and investment strategies across Greater China, Southeast Asia and Australia.

22 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
We operate within a comprehensive corporate governance structure driving and expecting the highest standards of professional and personal conduct. Our Corporate Governance Principles and Practices, our ethics Code of Conduct: “The Integrity Playbook,” the charters for our Audit, Compensation, Finance, and Nominating and Governance Committees, and other corporate governance information, are available at http://investors.jackinthebox.com. These materials are also available in print to any stockholder upon written request to the Company’s Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the Securities and Exchange Commission.
Directors’ Independence
The Jack in the Box Inc. Director Independence Guidelines provide that a director is not independent if he or she is: (a) a director, executive officer, partner or owner of 5% or greater interest in a company that either purchases from or makes sales to our Company that total more than one percent of the consolidated gross revenues of such company for that fiscal year; (b) a director, executive officer, partner or owner of 5% or greater interest in a company from which our Company borrows an amount equal to or greater than one percent of the consolidated assets of either our Company or such other company; or (c) a trustee, director or executive officer of a charitable organization that has received in that fiscal year discretionary donations from our Company that total more than
1% of the organization’s latest publicly available national annual charitable receipts.
The Board has analyzed the independence of each Director. It has determined that all but Mr. Harris are independent directors under the NASDAQ Listing Rules, as well as the additional Director Independence Guidelines adopted by the Board. As part of its analysis, the Board determined that none of these Directors have a material relationship with the Company. Mr. Harris is our current Chief Executive Officer and an employee, and therefore he is not considered “independent” as that term is defined by the relevant listing rules and governance guidelines.
Board Meetings, Annual Meeting of Stockholders, and Attendance
In fiscal 2020, each director attended more than 75% of the meetings of the Board and of the committees on which he or she served. The Board held nine meetings in fiscal 2020.
While we do not have a formal attendance policy regarding attendance by our directors at our annual stockholder meetings, except for Mr. Myers who was not able to attend, all other directors standing for election in 2021 and who were Company directors at the time attended the 2020 Annual Meeting.
Determination of Current Board Leadership Structure
In April 2020, the Board of Directors, with input from the Nominating and Governance Committee, appointed independent director David Goebel as Non-Executive Chairman of the Board, effective in June 2020 once Darin Harris started his employment as Chief Executive Officer with the Company. Previously, Mr. Goebel has been on the Board of Directors since December 2008 and previously served as the Lead Independent Director. The Nominating and Governance Committee’s Charter provides that the Committee will annually assess the leadership structure of the Board and recommend a structure to the Board for approval.
In November 2020, Board of Directors, with input from the Nominating and Governance Committee, conducted this annual assessment, including assessing whether the roles of Chief Executive Officer (“CEO”) and Chairman of the Board
should continue to be split between two different individuals. Based on the recommendation of the Nominating and Governance Committee, the Board believes that the new leadership structure with an independent Chairman of the Board, is appropriate at this time and will promote continued effective decision-making.
The Board believes that separating these two positions enables our Chairman to lead the Board of Directors in its oversight and advisory roles and allows our Chief Executive Officer to focus on supervising the Company’s day-to-day business operations and developing and implementing the Company’s business strategies and objectives. Because of the many responsibilities of the Board of Directors and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 23

CORPORATE GOVERNANCE

duties, the Board believes that at this time having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a result, enhances the Company’s prospects for success. As Chairman, Mr. Goebel will continue to call and preside at meetings of the independent directors as well as the Board, and he will, in consultation with the CEO, establish the agenda for each
Board of Director’s meeting. The Chairman also serves as the spokesman for the Board of Directors should any public communications from the Board be appropriate. As noted earlier, the Board assesses its leadership structure on a regular basis and would revisit the current structure should it deem a change in that structure appropriate.
Lead Director
At all times when the Chair of the Board is not the Chief Executive Officer or otherwise an independent director, the Board shall appoint a Lead Independent Director who shall be an “independent” director. Our Corporate Governance Principles and Practices provide for the Lead Director to fulfill the following functions:
•	set agendas for the executive sessions of the Board;
•	preside at the executive sessions of the independent directors held following each scheduled board meeting;
•	act as a key communication channel between the Board and the CEO;
•	lead the Board in determining the format and adequacy of information the directors receive;
•	provide the Chairman with input on agendas for Board meetings and the schedule of meetings in order to assure sufficient time for discussion of all agenda items;
•	call meetings of independent directors; and
•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication.
The Lead Director may perform other functions as the Board may direct. Principally because our current Chairman is an independent director, the Board has elected not to fill the role of Lead Independent Director at this time.
The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management. The Board’s role is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) quarterly reports from the Head of Internal Audit (Internal Audit Head) to the Audit Committee relating to risk management and oversight; (ii) ongoing enterprise risk management discussions by the full Board with the Director of Internal Audit and Company leadership; (iii) receiving reports directly from employees responsible for the management of particular business risks; and (iv) reports by each Committee Chair regarding the respective Committee’s oversight of specific risk topics.
The Board reviews cybersecurity risk with the Chief Information Officer regularly and has delegated oversight of other specific risk areas to Committees of the Board. For example, the Audit Committee discusses with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and mitigate those risks. As another example, the Compensation Committee discusses with its independent consultant, Management and the Compensation Risk Committee the risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at http://investors.jackinthebox.com.
A more detailed discussion of the Compensation Committee’s oversight of compensation risk is found in the Section “Compensation Risk Analysis” contained later in this proxy.
The Board’s Role in Succession Planning
The Board expects Management to have an ongoing program for effective senior leadership development and succession. As reflected in our Corporate Governance Principles and Practices, the Board’s practice is to have the CEO review annually with the full Board the abilities of the key senior managers and their likely successors. The Board also considers management succession issues when meeting in executive session at each Board meeting. Additionally, the Board oversees ongoing plans for management development and retention, as well as executive succession, including CEO succession. At times, the Board will delegate to the Compensation Committee or, as it has recently done, to an Ad Hoc Succession Planning Committee of the Board, responsibility to review and advise on succession planning, in
24 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

which case the Board expects the Committee to review such plans with Management and the Board and to make recommendations to the Board with respect thereto.
Committees of the Board
The Board of Directors has four standing committees: Audit, Compensation, Nominating and Governance, and Finance. The Board decided to disband the Executive Committee in fiscal year 2019. The Board considers new committee and chair assignments, and the designation of a Non-Executive Chairman of the Board, effective each February. Effective February 2020, the Board of Directors approved the Board Committee assignments for the year and re-designated David Goebel as the Lead Director. Mr. Goebel was later appointed in April 2020 to serve as Non-Executive Chairman of the Board effective in June 2020 once Darin Harris started his employment as Chief Executive Officer with the Company. The current committee makeup is provided in the “Board Nominees” table in the Proxy Summary.
The authority and responsibility of each Committee is summarized below. A more detailed description of the functions of the Audit, Compensation, Nominating and Governance, and Finance Committees is included in each Committee charter available at http://investors.jackinthebox.com.
Audit Committee. As more fully described in its charter, the Audit Committee assists the Board of Directors with overseeing:
•	the integrity of the Company’s financial reports;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent registered public accountant’s performance, qualifications and independence;
•	the performance of the Company’s internal auditors; and
•	the Company’s processes for identifying, evaluating, and addressing major financial, legal, regulatory compliance, and enterprise risks.
The Audit Committee has sole authority to select, evaluate, and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP (“KPMG”) as its independent registered public accountants for fiscal 2021 and is asking the stockholders to ratify this appointment in Proposal 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider the selection to determine, in its discretion, whether to retain KPMG or to select a different registered public accountant. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year.
The Audit Committee meets at least each quarter with KPMG, Management and the Company’s Internal Audit Head, to review the Company’s annual and interim consolidated financial results before the publication of quarterly earnings press releases and the filing of quarterly and annual reports with the Securities and Exchange Commission. The Audit Committee also meets at least each quarter in private sessions with KPMG, Management, and the Internal Audit Head. The Audit Committee also oversees the Company’s Business Ethics Program, which includes receiving a quarterly report from the Ethics Officer. The Board of Directors has determined that a majority of members of the Audit Committee qualify as an “audit committee financial expert” as defined by SEC rules.
The Audit Committee held five meetings in fiscal 2020. Additional information regarding the Audit Committee is set forth in the “Report of the Audit Committee” section of this proxy.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 25

CORPORATE GOVERNANCE

Compensation Committee. As more fully described in its charter, the Compensation Committee assists the Board in discharging the Board’s responsibilities relating to Director and executive officer compensation, and it oversees the performance evaluation of Management. The Compensation Committee reviews and approves the Company’s compensation philosophy, and the compensation of executive officers, including short- and long-term goals, and metric and compensation components (e.g., cash, equity and other forms of compensation). The Compensation Committee discusses with Management and reports to the Board any significant risks associated with the design and administration of the Company’s compensation programs and succession planning, and actions taken by Management to mitigate such risks. The Committee has approved the disclosures in the Company’s “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee held seven meetings in fiscal 2020.
Finance Committee. As more fully described in its charter, the Finance Committee assists the Board in advising and consulting with Management concerning financial matters of importance to the Company. Topics considered by the Committee include the Company’s capital structure, financing arrangements, stock repurchase programs, capital investment policies, investment performance oversight for the Company’s retirement plans, the budget process, and the financial implications of major acquisitions and divestitures. The Finance Committee discusses with Management and reports to the Board major risk exposures and the monitoring and mitigation activities undertaken by Management in connection with the matters overseen by the Committee, including proposed major transactions, capital structure, investment portfolio including employee benefit plan investments, financing arrangements, and share repurchase programs. The Finance Committee held six meetings in fiscal 2020.
Nominating and Governance Committee. As more fully described in its charter, the Nominating and Governance Committee duties include assessing the makeup and diversity of the Board, identifying and recommending qualified candidates to be nominated for election as directors at the Annual Meeting or to be appointed by the Board to fill an existing or newly created vacancy on the Board; recommending members of the Board to serve on each Board committee; and annually reviewing and recommending the leadership structure of the Board. The Nominating and Governance Committee discusses with Management and reports to the Board major risk exposures in connection with matters overseen by the Committee. Its activities include:
•	evaluating director candidates for nomination;
•	evaluating the appropriate Board size;
•	reviewing and recommending corporate governance guidelines to the Board;
•	providing oversight with respect to the annual evaluation of Board, Committee and individual director performance;
•	overseeing the Company’s political and charitable contributions;
•	assisting the Board in its oversight of the Company’s insider trading compliance program; and
•	recommending director education.
All nominees for election as directors currently serve on the Board of Directors and are known to the Nominating and Governance Committee in that capacity. The Nominating and Governance Committee held five meetings in fiscal 2020.
Committee Member Independence
The Board has determined that each member of the Audit, Compensation, Nominating and Governance, and Finance Committees is an independent director for purposes of the NASDAQ Listing Rules as well as under the additional Director Independence Guidelines adopted by the Board. In addition, the members of the Audit Committee are all independent as required under Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of
1934, and the members of the Compensation Committee meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), and (iii) the requirements of Rule 10C-1 under the Securities Exchange Act of 1934.
Executive Sessions
Our independent, non-employee Directors meet in executive session without Management present at each regularly scheduled meeting of the Board. Mr. Goebel leads such executive sessions in his role as Non-Executive Chairman.
The Audit Committee also holds executive sessions at each regularly scheduled meeting, and the other Committees of the Board meet in executive session as they deem appropriate.
26 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Composition and Refreshment
Policy Regarding Consideration of Director Candidates and Makeup and Diversity of the Board. The Nominating and Governance Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board for nomination as directors. In evaluating director candidates, the Nominating and Governance Committee considers the qualifications listed in the Jack in the Box Inc. Corporate Governance Principles and Practices, which are available at http://investors.jackinthebox.com.
The following are some of the factors generally considered by the Nominating and Governance Committee in evaluating director candidates:
•	the appropriate size of the Board;
•	the perceived needs of the Company for particular skills, background, and business experience;
•
the skills, background, reputation and experience of the nominees, including whether those qualities add to a diversity of experiences, backgrounds, individuals, viewpoints and perspectives on the Board;

•	leadership, character and integrity;
•	independence from Management and from potential conflicts of interest with the Company;
•	experience with accounting rules and practices;
•	experience with executive compensation;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations;
•	interpersonal and communications skills and the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefits of continuity with the periodic injection of the fresh perspective provided by new members.
The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.
Retirement Policy. The Board has adopted a retirement policy under which directors may not stand for election or be appointed after age 73. The Board does not believe it should establish term limits which could disadvantage the Company by forcing out directors whose tenure and experience continue to add value to the workings of the Board.
Board Tenure Review Policy. The Company has a tenure review policy pursuant to which any director who has served more than 12 years on the Board shall submit to the Committee his or her voluntary offer to resign from the Board. The Committee undertakes a thorough review of any such director’s continued effectiveness and appropriateness for service and recommends to the full Board that it either accept or reject the offer of resignation; in the latter event, the long-tenured director may continue to serve on the Board and must re-submit his or her resignation offer every three years for subsequent review.
Stockholder Recommendations and Board Nominations
In order to be evaluated pursuant to the Nominating and Governance Committee’s established procedures, stockholder recommendations for candidates for the Board must be sent in writing to the following address at least 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders:
Nominating and Governance Committee of the Board of Directors c/o Office of the Corporate Secretary
Jack in the Box Inc.
9357 Spectrum Center Blvd.
San Diego, CA 92123
Any recommendation submitted by a stockholder to the Nominating and Governance Committee must include the same information concerning the potential candidate and the recommending stockholder as would be required under Article III, Section 3.16 of the Jack in the Box Inc. Bylaws if the stockholder wished to nominate the candidate directly.
The Committee considers all candidates regardless of the source of the recommendation. In addition to stockholder recommendations, the Committee considers recommendations from current directors, Company personnel and others. The Company generally retains a search firm to assist it in identifying and screening candidates, and in conducting reference checks. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.
A candidate nominated by a stockholder for election at an Annual Meeting of Stockholders will not be eligible for election unless the stockholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines (at least 120 days and no more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders) and other requirements set forth in the Company’s Bylaws. Article III, Section 3.16 of the
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 27

CORPORATE GOVERNANCE

Company’s Bylaws provides that, in order to be eligible for election as a director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate:
•	is a party to any voting commitment that has not been disclosed to the Company;
•	is a party to any voting commitment that could limit the nominee’s ability to carry out a director’s fiduciary duties;
•	is a party to any arrangements for compensation, reimbursement, or indemnification in connection with service as a director and has committed not to become a party to any such arrangement; and
•	will comply with the Company’s publicly disclosed policies and guidelines.
The foregoing is a summary of provisions of the Company’s Bylaws and is qualified by reference to the actual provisions of Article III, Section 3.16.
Code of Conduct
Jack in the Box Inc. is committed to establishing and maintaining an effective ethics and compliance program that is intended to increase the likelihood of preventing, detecting, and correcting ethical lapses and violations of law or Company policy. In 1998, the Company adopted a Code of Conduct (the “Code”) which applies to all officers, and employees, as well as to our Board of Directors. The Company also provides our franchisees and significant vendors with our Code and with procedures for communicating any ethics or compliance concerns to the Company. The Code is revised from time to time, most recently in July 2020 to update certain references to new personnel.
The Code is available on the Company’s website at http://investors.jackinthebox.com. We will disclose amendments to, or waivers of our Code that are required to be disclosed under the securities rules, by posting such information on the Company’s website, www.jackintheboxinc.com. Any waiver of our Code for directors or executive officers must be approved by the Board of Directors. The Company did not grant any such waivers in fiscal 2020 and does not anticipate granting any such waiver in fiscal 2021.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2020, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2020, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Additional Corporate Governance Principles and Practices
The Company has adopted Corporate Governance Principles and Practices which contain general principles and practices regarding the functioning of the Board of Directors and the Board Committees. The Nominating and Governance Committee regularly reviews the Principles and Practices and recommends revisions if and as appropriate. The full text of the Principles and Practices may be found at http://investors.jackinthebox.com. The Principles and Practices address many of the items discussed above, and also include the following items:
Limitation on Other Board Service. Non-employee directors may not serve on the boards of more than three other public companies. Our Corporate Officers are generally limited to serving on no more than one outside public company board, taking into consideration the time commitment and potential business conflicts inherent in such service.
Review of Director Skill Matrix. The Nominating and Governance Committee annually utilizes a skill matrix to assess the capabilities of the current directors and any needs for the Board as a whole. The matrix itself is updated if and as necessary to assure that it remains relevant to the evolving needs of the Company and the Board.
Board, Committee, and Individual Director Evaluations. The directors annually participate in a robust evaluation process focusing on an assessment of Board operations as a
28 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

whole and the service of each director. Additionally, each of the Audit, Compensation, Finance, and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. The Nominating and Governance Committee coordinates the evaluation of individual directors and of the Board operations, and reviews and reports to the Board on the outcome of these self-evaluations. As part of the evaluation process most years, the Non-Executive Chairman of the Board will meet individually with each director to generate and discuss any ideas for improving the effectiveness of the director and/or the Board.
New Director Orientation and Continuing Education. The Board works with Management to schedule new-director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the franchise restaurant industry as well as Company personnel, facilities, strategies and challenges, and corporate governance practices, including board ethics. Continuing education programs may include in-house and third-party presentations and programs.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 29

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
Under its charter, the Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and recommending to the Board the form and amount of compensation for our non-employee directors. The following discussion of compensation and stock ownership requirements applies only to our non-employee directors and does not apply to Mr. Harris. Mr. Harris is an employee of the Company, compensated as an executive officer, and does not receive additional compensation for service as a director.
The Board believes that total compensation for directors should reflect the work required in both (i) their ongoing oversight and governance role and (ii) their continuous focus on driving long-term performance and stockholder value. The compensation program is designed to provide pay that is competitive with directors in the Company’s Peer Group. (The methodology used in determining the companies in the Fiscal 2020 Peer Group, and those companies, are described in Section III.b of the Compensation Discussion & Analysis (“CD&A”) in this Proxy Statement). The program consists of a combination of cash retainers and equity awards in the form of time-vested restricted stock units (“RSUs”). “Competitive” is defined as approximating the 50th percentile of pay of Peer Group directors.
Fiscal 2020 Director Compensation Program Review and Changes
Director compensation is reviewed periodically, typically every two years. Any changes to director cash retainers and/or annual stock award values generally occur only after such review.
There were no changes made to director compensation for fiscal 2020, except for the establishment of a Non-Executive Chairman of the Board (“Chairman”) retainer resulting from the separation of the Chairman and CEO roles upon the resignation and separation of former Chairman and CEO, Mr. Comma, and the appointment of Mr. Harris as CEO in June 2020. In May 2020, the Committee’s independent compensation consultant Semler Brossy (“Consultant”), provided the Committee with competitive market data of Chairman retainers of the Company’s fiscal 2020 Peer Group. The peers were the same peer group used to benchmark executive compensation for fiscal 2020. Upon consideration of this information, the Board approved an annual Chairman retainer in the amount of $90,000, paid in an equal mix of cash ($45,000) and equity ($45,000). However, a single board member who occupies both the Chairman role and the Lead Director role may receive only the additional compensation specified for his or her role as Chairman.
Additionally, the Consultant performed its full review of the director compensation program and provided the Committee with competitive market data using the same peer group that will be used for the fiscal 2021 executive compensation program. Upon consideration of this information, the Board approved that, a) effective July 2020, the stock ownership requirement was increased from three times to five times the annual cash Board service retainer, and b) effective with the first quarter beginning after the 2021 Annual Stockholder meeting, cash retainer payments will be paid quarterly in arrears. No other changes were made to the director compensation program.
30 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Annual Compensation Program
a. Cash Retainers
Each director receives an annual cash retainer for his or her service on the Board, service on Board committees, service as chair of a Board committee, service as Lead Director, and effective beginning June 2020 service as Chairman, as applicable. There are no meeting fees. Retainers are paid in a single installment on the first business day of the month following the Annual Stockholder Meeting each year for the plan year concluding immediately before the following annual meeting of stockholders. Each new director receives a prorated retainer that is paid on the first business day of the month following his or her appointment to the Board. As noted above, effective with the first quarter beginning after the 2021 Annual Stockholder meeting, cash retainer payments will be paid quarterly in arrears.
2020 RETAINERS
Annual Board Service	$65,000
Chairman	$45,000
Lead Director(1)	$17,500
(1)	Only applies if an independent board member does not occupy the Chairman role.
Committee	Committee Chair(1)	Committee Membership
Audit	$25,000	$10,000
Compensation	$25,000	$7,500
Finance	$12,500	$5,000
Nominating & Governance	$12,500	$5,000
(1)	Includes Committee membership retainer
Directors may elect to defer receipt of some or all of their cash retainers in the form of Common Stock equivalents under the Jack in the Box Inc. Deferred Compensation Plan for Non- Management Directors (the “Director Deferred Compensation Plan”). The number of Common Stock equivalents credited to a director’s account is based on a per share price equal to the average of the closing price of Common Stock on the NASDAQ Stock Market for the 10 trading days immediately preceding the date the deferred compensation is credited to the director’s account. Under the Director Deferred Compensation Plan, to the extent dividends are paid, dividend equivalents and fractions thereof are converted to additional Common Stock equivalents and are credited to a director’s deferred compensation account as of the dividend payment dates. Each director’s account is settled in an equal number of shares of Common Stock upon the director’s termination of service from the Board. The Director Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code.
b. Expenses
The Company reimburses directors for customary and usual travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.
c. Annual Equity Grant — Restricted Stock Units
Each director receives an annual grant of RSUs under the Jack in the Box Inc. 2004 Stock Incentive Plan (“2004 Stock Incentive Plan”). We grant RSUs for the following reasons:
•	RSUs cause the value of directors’ share ownership to rise and fall with that of other stockholders, serving the objective of alignment with stockholder interests.
•	RSUs are a prevalent form of director compensation among the Company’s Peer Group.
The Company determines the number of RSUs to be granted by dividing the annual equity award value ($135,000 for the Chairman, and $90,000 for board members) by the closing price of Common Stock on the date of the annual grant, which is shortly after the annual meeting of stockholders, provided the director is providing services to the Company on the date of grant. RSUs vest on the earlier of the first business day 12 months from the date of grant (unless deferred) or upon the director’s termination of service with the Board. Directors may elect to defer receipt of shares issuable under RSU awards to termination of their Board service; and beginning with the February 2015 RSU awards, shares that have vested and been deferred earn a dividend (in the form of Common Stock equivalents) to the same extent the Company pays a dividend on outstanding shares.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 31

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Director Ownership and Stock Holding Requirements
The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our stockholders. Pursuant to our Corporate Governance Principles and Practices, the Board desires that, within a reasonable period after joining the Board, each non-employee director hold Common Stock with a value of at least five times the annual cash Board service retainer equal to $325,000 (5 x $65,000). Direct holdings, unvested and deferred RSUs, and Common Stock equivalents count toward ownership value. In addition, each director is required to hold at least 50% of the shares resulting from RSU grants until termination of his or her Board service. The table below shows each non-employee director’s ownership value as of fiscal year-end 2020, based on a closing stock price of $80.24 on the last trading day of fiscal 2020, September 25, 2020. Each of our directors meets the stock holding requirement, except Ms. Birch who joined the board in May 2019 and is still within the transition period for compliance.
Name	Board Service Effective Date	Direct Holdings/ Unvested RSUs	Deferred Units & Common Stock Equivalents	Total Value
Ms. Birch	May 2019	$247,219	$0	$247,219
Mr. Gainor	May 2019	$431,771	$0	$431,771
Mr. Goebel	Dec. 2008	$784,827	$994,575	$1,779,402
Ms. John	Sept. 2014	$296,086	$256,046	$552,132
Ms. Kleiner	Sept. 2011	$626,915	$715,420	$1,342,335
Mr. Murphy	Sept. 2002	$192,175	$5,253,794	$5,445,969
Mr. Myers	Dec. 2010	$569,704	$1,284,321	$1,854,025
Mr. Tehle	Dec. 2004	$551,409	$3,873,746	$4,425,155
Ms. Yeung	April 2017	$100,862	$412,273	$513,135
32 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

Fiscal 2020 Compensation
The table below shows the compensation amounts for each of the Company’s non-employee directors who served in fiscal 2020. Each director, except for Mr. Wyatt who did not stand for re-election in February 2020, received an annual equity award of 1,257 RSUs, valued at $90,000 on the date of grant (March 2, 2020). The RSUs vest 100% on the earlier of the first business day 12 months from the date of grant or upon the director’s termination of service with the Board.
For fiscal 2020, the average annual compensation of directors was $181,843 comprised of (i) $91,843 in cash and (ii) $90,000 in RSUs. This average includes the prorated Chairman retainer paid to Mr. Goebel upon assuming the role in June 2020 and excludes dividend payments on deferred accounts.
Name	Fees Earned or Paid in Cash(3)	Stock Awards(4)	All Other Compensation(5)	Total
Ms. Birch	$77,500	$90,000	$0	$167,500
Mr. Gainor	$80,000	$90,000	$0	$170,000
Mr. Goebel(1)	$146,587	$90,000	$13,080	$249,667
Ms. John	$77,500	$90,000	$3,166	$170,666
Ms. Kleiner	$87,500	$90,000	$4,358	$181,858
Mr. Murphy	$95,000	$90,000	$66,673	$251,673
Mr. Myers	$87,500	$90,000	$16,113	$193,613
Mr. Tehle	$95,000	$90,000	$42,676	$226,676
Mr. Wyatt(2)	$0	$0	$1,843	$1,843
Ms. Yeung	$80,000	$90,000	$5,095	$175,095
(1)
For fiscal 2020 only, the Board approved that Mr. Goebel receive a prorated Chairman retainer, paid in cash only, minus the prorated Lead Director payment made to Mr. Goebel in March 2020. All subsequent Chairman retainer payments will be paid in the form of an equal mix of cash and equity.

(2)	Mr. Wyatt did not stand for re-election in February 2020 and did not receive any cash retainers or a stock award in fiscal 2020.
(3)
“Fees Earned or Paid in Cash” reflects Board and Committee retainers paid to each director in 2020 either (a) in cash or (b) deferred at the director’s election (in the case of Ms. Yeung, and Messrs. Goebel and Myers).

(4)	“Stock Awards” reflects the grant date fair value of RSUs granted under the 2004 Stock Incentive Plan, computed in accordance with ASC 718.
(5)
The amount reported in the “All Other Compensation” column reflects three dividend payments made during fiscal 2020 (Mr. Wyatt received one dividend payment in fiscal 2020 prior to his separation of service from the Board) that were credited to the applicable directors’ common stock equivalent accounts, in connection with (1) the respective director’s prior deferral of cash retainers, under the Director Deferred Compensation Plan described in the above section “a. Cash Retainers” and/or (2) beginning with the February 2015 RSU award, vested deferred RSUs as described in section c. “Annual Equity Grant – Restricted Stock Units.” Dividends are paid only to the same extent the Company pays a dividend on outstanding shares.

Outstanding Equity at Fiscal Year-End
The table below sets forth the aggregate number of unvested and deferred RSUs held by our non-employee directors at the end of fiscal 2020.
Name	Unvested RSUs	Deferred RSUs
Ms. Birch	1,257	0
Mr. Gainor	1,257	0
Mr. Goebel	1,257	5,428
Ms. John	1,257	3,095
Ms. Kleiner	1,257	8,742
Mr. Murphy	1,257	13,428
Mr. Myers	1,257	6,052
Mr. Tehle	1,257	14,640
Ms. Yeung	1,257	2,138
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 33

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to Jack in the Box Inc.’s audited consolidated financial statements for the fiscal year ended September 27, 2020.
The Audit Committee has reviewed and discussed the annual consolidated financial statements with Management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm (the “independent auditor”). Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor.
The Audit Committee met on five occasions in the fiscal year ended September 27, 2020. The Audit Committee met with the independent auditor, with and without Management present, to discuss the results of its audit and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Statement on Auditing Standards No. 1301 Communications with Audit Committees. The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of the independent auditor.
In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s Management and internal audit group as well as the Company’s independent auditor whose reports express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting.
Based on the reviews and discussions referred to above, and the reports of KPMG, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2020, for filing with the SEC.
THE AUDIT COMMITTEE
David M. Tehle, Chair
John P. Gainor
Madeleine Kleiner
James M. Myers
Vivien M. Yeung
This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.
34 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG, the Company’s independent registered public accountants, for the fiscal years ended September 27, 2020, and September 29, 2019.
	2020	2019
Audit Fees(1)	$1,421,196	$1,118,963
Securitization Related Audit Fees(2)	$110,000	265,000
Tax and other Fees	$—	$—
KPMG Total Fees	$1,531,196	$1,383,963
(1)
Audit Fees include fees for the audit of the Company’s consolidated annual financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit Fees also include fees for review of the interim financial statements included in our Form 10-Q quarterly reports and the issuance of consents and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Securitization Related Audit Fees include fees for the July 8, 2019 opening balance sheet audit of Different Rules, LLC, the fiscal 2019 audit of Jack in the Box SPV Guarantor, LLC and Subsidiaries, comfort letter services, and fiscal 2020 audit of Jack in the Box SPV Guarantor, LLC and Subsidiaries.

Registered Public Accountants’ Independence. The Audit Committee has considered whether the provision of the above-noted services, other than audit services, is compatible with maintaining KPMG’s independence, and has determined that the provision of such services has not adversely affected KPMG’s independence.
Policy on Audit Committee Pre-Approval of Services. The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with applicable securities rules. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Pre-Approval Policy, which is available on our website at http://investors.jackinthebox.com.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 35

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2021. Although action by stockholders in this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment.
KPMG LLP has served as the Company’s independent auditor since 1986. One or more representatives of KPMG LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting. The following proposal will be presented at the Annual Meeting:
Action by the Audit Committee appointing KPMG LLP as the Company’s independent registered public accountants to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 3, 2021, is hereby ratified, confirmed and approved.
Vote Required for Ratification
Ratification requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
36 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders have the opportunity to cast an advisory vote on the compensation of our named executive officers (“NEOs”) as disclosed in the CD&A, the compensation tables, narrative disclosures, and related footnotes included in this Proxy Statement. This “Say on Pay” vote is advisory, and therefore nonbinding on the Company; however, the Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. We received a 95.6% favorable vote on Say on Pay at our February 2020 Annual Meeting of Stockholders.
The Compensation Committee engages the services of an independent compensation consultant to advise on executive compensation matters, including competitive compensation targets within the marketplace, and Company performance goals and analysis.
As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace, links pay to performance by rewarding our NEOs for achievement of short-term and long-term financial and operational goals (and, in some years, strategic goals), and aligns our NEOs’ interests with the long- term interests of our stockholders by providing a mix of performance and service-based equity awards. Specifically, a significant portion of compensation paid to our NEOs is based on the Company’s business performance.
Our fiscal 2020 NEOs include our Chief Executive Officer (CEO); Former Chairman and CEO; Former Executive Vice President (EVP), Chief Financial Officer (CFO); Interim Principal Financial Officer (Interim PFO); Senior Vice President, Chief Supply Chain Officer (CSCO); Senior Vice President, Chief Information Officer (CIO); Senior Vice President, Chief Operating Officer (COO); Former EVP, Chief of Staff and Strategy (CSS); and Former EVP, Chief Legal and Risk Officer (CLO).
The Compensation Committee believes stockholders should consider the following key components of our compensation programs and governance practices when voting on this proposal:
Pay for Performance Orientation
•
Competitive, Targeted Pay. We target executive base salary, total cash compensation, and total direct compensation to deliver competitive pay for performance that meets expectations, and the opportunity for higher pay only if performance exceeds expectations.

•
Pay Mix. Our executive compensation program includes a mix of fixed and variable compensation, with a significant portion of target compensation in the form of annual and long-term incentives that directly tie to achievement of key Company goals and drive long-term stockholder value.

•
Long-Term Incentive (“LTI”). Annual equity awards for our NEOs in fiscal 2020 included a mix of stock options, and performance shares (“PSUs”) and time-vested restricted stock units (“RSUs”) with holding requirements. The PSUs vest three years after the grant, depending on the Company’s achievement of goals over a three-fiscal year period. The grant guidelines, goals, and performance metrics for the PSU awards granted in December 2019 for the performance period fiscal 2020-2022 are further described in the CD&A.

•
2020 Annual Incentive. In 2020, our NEOs’ annual incentive opportunity was based on two financial metrics, (1) Operating EBIT (weighted 50%) and (2) Systemwide Same-Store Sales increase (weighted 30%), and Strategic Goals (weighted 20%), with goals established for speed of service improvement, restaurant design and prototype, and core menu improvements. The incentive payout attained was based on the Company performing between target and maximum performance on the two financial metrics and the Committee awarding Target level payout on the strategic goals, as described further in the CD&A.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 37

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Alignment with Long-Term Stockholder Interests
•
Equity Awards. The largest portion of our NEOs’ total pay is delivered in equity awards (for fiscal 2020, Options, PSUs and RSUs), with such equity awards accounting for 68% of Mr. Comma’s (Former CEO) targeted total direct compensation in fiscal 2020. Mr. Harris joined the Company on June 15, 2020 and the largest portion of his targeted total direct compensation for fiscal 2021 will be delivered in equity awards.

Both stock options and time-vested RSUs have multi-year vesting; performance awards are based on achievement of financial goals over a three-fiscal year performance period and cliff vest at the end of the three year period only to the extent goals are achieved. All RSUs and earned PSUs are subject to a holding requirement whereby our NEOs and other executive officers must hold 50% of after-tax net shares until termination of service.
•
Stock Ownership Requirement. Our NEOs and other executive officers are required to own a significant amount of the Company’s stock, based on a multiple of salary, in addition to the holding requirement on after-tax net shares resulting from vesting of PSUs and RSUs.

•	No Evergreen – No Repricing. We do not have an evergreen plan, and we prohibit repricing equity awards without stockholder approval.
•
No Pledging or Hedging. As described in greater detail in the CD&A, we prohibit Section 16 officers (including our NEOs and other executive officers) from pledging Company stock as collateral for any obligation or engaging in hedging transactions involving our stock.

Recommendation
With the assistance of its independent compensation consultant, the Compensation Committee has thoughtfully developed our executive compensation programs, setting NEO compensation that links pay to performance and provides an appropriate balance of short-term and long-term incentives that are aligned with long-term stockholder interests. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that Jack in the Box Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described narrative disclosures in this Proxy Statement for the 2021 Annual Meeting of Stockholders.”
Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not count as votes cast “FOR” or “AGAINST” the proposal and will not be included in calculating the number of votes necessary for approval for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
38 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains the key objectives and elements of our executive compensation program and the compensation decisions for our named executive officers (“NEOs”) in fiscal 2020. The Compensation Committee of our Board of Directors (the “Committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.
Our fiscal year 2020 NEOs are:
• Darin S. Harris(1)	Chief Executive Officer (“CEO”), our principal executive officer
• Leonard A. Comma(1)	(Former) Chairman and Chief Executive Officer (“CEO”), our former principal executive officer
• Dawn E. Hooper(2)	Vice President, Interim Principal Financial Officer (“Interim PFO”)
• Lance F. Tucker(3)	(Former) Executive Vice President, Chief Financial Officer (“CFO”), our former principal financial officer
• Dean C. Gordon	Senior Vice President, Chief Supply Chain Officer (“CSCO”)
• Andrew T. Martin	Senior Vice President, Chief Information Officer (“CIO”)
• Marcus D. Tom(4)	Senior Vice President, Chief Operating Officer (“COO”)
• Mark H. Blankenship(5)	(Former) Executive Vice President, Chief of Staff and Strategy (“CSS”)
• Phillip H. Rudolph(5)	(Former) Executive Vice President, Chief Legal and Risk Officer (“CLO”) and Corporate Secretary
(1)
Mr. Harris joined the Company as CEO on June 15, 2020 replacing Mr. Comma who resigned as Chairman and CEO as of such date. Mr. Comma provided transition services to the Company following his departure as CEO until his separation of employment with the Company on July 31, 2020.

(2)
Ms. Hooper was appointed Interim Principal Financial Officer effective August 10, 2020, and she served in that role until Mr. Timothy Mullany became the Company’s new Chief Financial Officer on January 18, 2021. Prior to becoming Interim PFO, and currently, Ms. Hooper serves as the Company’s Vice President of Financial Reporting and Controller, a non-executive officer level position. Ms. Hooper was only an executive officer by reason of her Interim PFO role and accordingly, as described in this CD&A. Ms. Hooper was not a participant in the same executive compensation programs for our other executive officers.

(3)	Mr. Tucker resigned and separated employment with the Company on September 4, 2020.
(4)	Mr. Tom resigned on December 11, 2020, and separated employment with the Company on January 8, 2021.
(5)
In connection with the restructuring of the Company following the sale of Qdoba Restaurant Corporation and other events, Dr. Blankenship and Mr. Rudolph separated employment with the Company on January 3, 2020 and March 2, 2020 respectively.

Quick Reference Guide
Executive Summary	Section I
Compensation Principles and Objectives	Section II
Compensation Competitive Analysis	Section III
Elements of Compensation	Section IV
Compensation Decision-Making Process	Section V
Fiscal 2020 Compensation	Section VI
Additional Compensation Information	Section VII
CEO Pay Ratio Disclosure	Section VIII
I. EXECUTIVE SUMMARY
Jack in the Box is committed to responsibly building long-term stockholder value. Our executive compensation program is designed to deliver on this commitment by using a balanced performance measurement framework that is aligned with the key drivers of Company performance and stockholder value creation. This executive summary provides an overview of our fiscal 2020 performance, compensation framework and pay actions, targeted total direct compensation, and CEO pay for performance alignment.
The fiscal year ended September 27, 2020 represented a pivotal year of change for the Company, including the completion of an anticipated CEO transition, the departure of a CFO, and transitions in certain Senior Vice President executive leadership roles.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 39

CD&A — I. EXECUTIVE SUMMARY

The Board of Directors believes that Mr. Harris and the current executive leadership team are uniquely qualified to lead the Company. Mr. Harris has more than 25 years of leadership experience in the restaurant industry encompassing brand strategy, franchising, operations, and restaurant development, and the Board believes that this experience will have a significant positive impact in driving the Company’s growth and profitability going forward.
During his first six months as the Company’s CEO, Mr. Harris has fully immersed himself in the Company’s operations by meeting and holding discussions with employees, members of the leadership team, franchisees, investors, and members of the Board. Additionally, Mr. Harris has identified and engaged certain third-party consultants to conduct comprehensive and unbiased assessments of the Company’s culture, leadership, performance, and priorities, which have resulted in balanced and critical insights regarding the current state of the business and areas for improvement and opportunity. Mr. Harris has brought a renewed energy, focus, and accountability to the Company, which has helped to refocus and reshape the Company’s immediate and long-term strategic plans to enable further success going forward.
All references in this CD&A to the “Chief Executive Officer” and “CEO” refer to Mr. Comma, prior to June 15, 2020, the date Mr. Comma performed services as our CEO, and to our new CEO Mr. Harris on and after June 15, 2020, the date he began service as our CEO.
a. Fiscal 2020 Review
Fiscal 2020 was a unique year full of challenges for Jack in the Box Inc., our employees, franchisees and the communities in which we operate. In response to the COVID-19 pandemic, we took early action and implemented comprehensive protocols to protect the health and safety of our employees and guests. We implemented a short-term cash preservation strategy, and we also provided financial support to our franchisees in the form of a reduction and payment deferral of marketing fees, postponement of rent, and extended deadlines for remodel requirements and development agreements.
Despite the significant challenges posed by the pandemic, fiscal 2020 included many achievements. We continued to successfully execute on our strategic initiatives of building a “Better Box” and improving our core menu. Furthermore, we completed the anticipated Chief Executive Officer transition as well as the final phase of our restructuring efforts which included the transition of certain executive leadership roles. In addition to these accomplishments, we also continued to drive systemwide financial and operational performance. While initially our financial performance was adversely impacted by the COVID-19 pandemic, starting in our third quarter and continuing into our fourth quarter, we saw an acceleration of systemwide same-store sales and as a result, we achieved our tenth consecutive year of same-store sales growth.
Returns to Stockholders
The Company returned more than $180 million to shareholders through stock buybacks and dividends. In the context of an unprecedented global pandemic, to maintain maximum financial flexibility by preserving capital and maintaining the Company’s healthy liquidity position, we temporarily suspended all repurchase activity beginning in the second quarter of fiscal 2020. We also temporarily suspended our dividend payments for the second quarter, which were then reinstated the following quarter.
Financial and Operational Results
•	Systemwide Same-Store Sales(1) increased 4.0% over prior year, marking the tenth consecutive year of same-store sales growth.
•	Operating Earnings Per Share(2) (“Operating EPS”) of $4.65 per share increased 6.9% from the prior year.
•	Adjusted EBITDA(3) increased 1.9% to $274.2 million, compared with $269.0 million in the prior year.
(1)
Systemwide same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)
Operating Earnings Per Share is a non-GAAP measure that represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company operated restaurants, restructuring charges, loss on early termination of interest rate swaps, loss on early extinguishment of debt, and the excess tax benefits from share-based compensation arrangements. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(3)
Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. See Appendix A - Reconciliation of non-GAAP measurements to GAAP Results.

40 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

•	Operating EBIT(4) was $214.8 million, a 4.2% increase versus $206.0 million in the prior year.
•	Restaurant Level Margin(5) decreased by 160 basis points to 24.6% of company restaurant sales.
•	Franchise Level Margin(6) increased by $12.1 million.
Incentive Compensation Results
•	Annual Incentive Plan – Weighted payout equal to 139.8% of Target Payout
Performance Metric	Weight	Target Goal	Results	Payout % of Target
Operating EBIT(4)	50%	$212.2 million	$214.8 million	146.0%
Systemwide Same-Store Sales(1) Increase	30%	2.75%	4.0%	156.0%
Strategic Goals	20%	Goals:		100% (*)
		• Speed of Service Improvement
		• Better Box Restaurant Design & Prototype
		• Core Menu Improvements
(*)
The Committee awarded 100% of target payout on the strategic goals following a holistic assessment of achievement and progress on the goals, and in consideration of events and impacts of the COVID-19 pandemic, as described in CD&A Section VI.b.

•
Long-Term Incentive Plan – For PSUs vested and payable in 2020 (granted in December 2017 for the three-fiscal year performance period FY2018-FY2020), the weighted payout resulted in 91.0% of the target number of PSUs granted.

Performance Metric	Weight	Target Goal	Results	Payout % of PSUs Granted
Adjusted Return on Invested Capital (ROIC) from Operations(7) (ROIC at FYE 2020)	33%	22.2%	34.0%	150.0%
	(Year 2&3 Only)	(at FYE 2020)
Systemwide Sales ($M)(Goals set annually)	Year 1 - 33%	$3,558.0	$3,466.1	0%
	Year 2 – 17%	$3,566.0	$3,504.7	69.3%
	Year 3 – 17%	$3,631.0	$3,672.7	116.5%
Leadership Transitions
•
In December 2019, our former Chairman and CEO, Mr. Comma, announced his intention to resign from the Company and agreed to remain in his position until a successor was appointed. In April 2020, we announced the appointment of Mr. Harris as our new CEO and that Mr. Comma had entered into a Transition Agreement with the Company.

•
On June 15, 2020, Mr. Harris commenced employment as our new CEO and Mr. Comma stepped down from his role as Chairman and CEO and began providing transition services until such time as his separation of employment on July 31, 2020.

•
In August 2020, the Company appointed Ms. Hooper Interim Principal Financial Officer in connection with the resignation of Mr. Tucker, its Chief Financial Officer (former Principal Financial Officer) who separated employment with the Company on September 4, 2020.

•
Dr. Blankenship and Mr. Rudolph separated employment with the Company in January 2020 and March 2020, respectively, in connection with the Company’s restructuring activities following the completed sale of Qdoba Restaurant Corporation in 2018 and other related events.

(4)
Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants and/or the sale of the corporate office facility, restructuring costs and/or other non-recurring charges, any gain or loss associated with the Company’s corporate-owned life insurance policies (COLI), net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(5)
Restaurant Level Margin is defined as Company restaurant sales less restaurant operating costs (food and packaging, payroll and employee benefits, and occupancy and other costs) and is neither required by, nor presented in accordance with GAAP. Restaurant Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(6)
Franchise Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs). See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(7)
Adjusted ROIC from Operations is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 41

CD&A — I. EXECUTIVE SUMMARY

b. Fiscal 2020 Compensation Framework and Key Pay Actions
Our executive compensation program is designed to motivate, engage, and retain a talented executive leadership team and to appropriately reward them for their contributions to our business. Our performance measurement framework consists of a combination of multiple performance metrics, varying time horizons, and multiple equity vehicles. The largest portion of our executives’ compensation is variable and is directly tied to the achievement of annual and longer-term financial and operating goals, and stock price performance. In combination, these metrics and vehicles provide a balanced and comprehensive view of performance and drive the Committee’s executive compensation decisions.
Consistent with the fundamental principle that compensation programs should align pay with performance, the Company’s fiscal 2020 performance directly impacted compensation decisions and pay outcomes, as shown below in the chart that summarizes the compensation framework, key fiscal 2020 performance measures and pay actions, and the special pay actions relating to the leadership transitions during fiscal 2020.
Performance Measurement Framework with 2020 Pay
Base Salary

•  In November 2019, our NEOs received salary increases ranging from 2.7% to 6.1% (average of 4.1%), which excludes Mr. Harris who joined the Company on June 15, 2020, and Ms. Hooper who was appointed Interim PFO in August 2020.

• Increases were given to maintain market competitiveness and to recognize individual performance, experience, and criticality of the position.
• Dr. Blankenship and Mr. Rudolph, who separated employment with the Company during fiscal 2020, did not receive salary increases.
Annual Incentive
Performance Goals
Operating EBIT (50% weighting)	Systemwide Same-Store Sales Increase (30% weighting)	Strategic Goals (20% weighting)
• Speed of Service Improvement
• Better Box Restaurant Design & Prototype
• Core Menu Improvements
Fiscal 2020 Results
Annual incentives were paid at 139.8% of target payout based on the weighted results below:
• Operating EBIT was between target and maximum, resulting in 146% of target payout for this goal;
• Systemwide Same-Store Sales Increase was between target and maximum, resulting in 156% of target payout for this goal;

•  Strategic Goals were awarded at 100% of target payout based on the Committee’s holistic assessment of achievement and progress on the goals, and in consideration of events and impacts of the COVID-19 pandemic, as described in CD&A Section VI.b.

42 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

Long-Term Incentive
Annual equity awards were granted to our NEOs in December 2019, consisting of stock options, performance shares and restricted stock units.
Stock Options (34% weighting) Vest 33% per year over 3 years with 7-year term
Performance Shares
(PSUs)
(33% weighting)

Vest based on PSU goal achievement over a three-fiscal year performance period, and upon vesting, 50% of the after-tax net shares are subject to stock holding requirement
Restricted Stock Units (RSUs) (33% weighting) Vest 25% per year over 4 years, and upon vesting, 50% of the after-tax net shares are subject to stock holding requirement
Goals:
• Adjusted ROIC from Operations (50%) (Return on Invested Capital from Operations)
• Systemwide Sales (50%) (Company and Franchise Restaurants)
Ms. Hooper received an annual equity award of RSUs in December 2019 prior to her appointment as Interim PFO, that vest 33% per year over three years and are not subject to a stock holding requirement.
Dr. Blankenship and Mr. Rudolph, who separated employment with the Company in fiscal 2020, did not receive annual equity awards for fiscal 2020.
Fiscal 2020 Actions Relating to PSU Grants

•  For the FY 2020-2022 PSU grant, the Committee established two goals (1) an adjusted ROIC from Operations measure and (2) a Systemwide Sales growth measure, each based on performance at the end of the third fiscal year of the three-fiscal year performance period (FY 2022).

•  For the FY 2018-2020 PSU grant, the Committee certified goal achievement and approved a payout of 91.0% of target PSUs granted based on performance for the three-fiscal year performance period, as described in CD&A Section VI.c.

Special Pay Actions

•  For fiscal 2020, in consultation with its independent compensation consultant, the Board established a compensation package for Mr. Harris that included a market-competitive base salary; an incentive payment not to exceed $400,000, the amount of payment to be determined at the Board’s discretion following completion of the Company’s fiscal year and its attainment on its fiscal 2020 performance targets; a new-hire RSU grant to facilitate stock ownership; a sign-on bonus of $200,000 subject to repayment under certain circumstances; and up to $220,000 subject to certain obligations of Mr. Harris related to his prior employment.

•  On June 15, 2020, Mr. Comma stepped down from his role as Chairman and CEO and began performing transition services and his base salary was reduced from $950,000 to $700,000. Mr. Comma was not entitled to or paid any severance in connection with his separation. Pursuant to his retention, transition and separation agreement, Mr. Comma receive a prorated annual incentive for fiscal 2020 based on the attainment of the Company’s performance goals under the annual incentive plan, and remained eligible for prorated vesting of the last tranche of his November 2015 RSU grant that vested in November 2020. All of Mr. Comma’s other unvested equity awards were forfeited upon separation of employment with the Company.

•  Mr. Tucker did not receive any annual bonus payment for fiscal 2020 and received no separation benefits upon his separation of employment in September 2020. Mr. Tucker forfeited all unvested equity awards at the time of his separation.

• Ms. Hooper ’s base salary was increased $7,500 per month beginning August 2020 to compensate her for her additional responsibilities as Interim PFO and will end once the Company appoints a new CFO.

•  Dr. Blankenship and Mr. Rudolph separated employment with the Company in fiscal 2020 in connection with the Company’s restructuring activities following the sale of Qdoba Restaurant Corporation and related events. Both received severance benefits as described following the Potential Payments on Termination of Employment or Change in Control table in this proxy statement.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 43

CD&A — I. EXECUTIVE SUMMARY

c. Fiscal 2020 Pay Mix
A significant percentage of our NEO’s target total direct compensation (“TDC”) (consisting of base salary, target annual incentive, and target long-term incentive) is variable at-risk pay delivered in the form of annual and long-term incentives, representing 84% of TDC for our CEO, and an average of 60% of TDC for our other NEOs (excluding Ms. Hooper, who began her interim assignment in August 2020 and will continue to participate in the compensation programs for her prior role as Vice President, Financial Reporting and Controller).
The at-risk, performance-based components of our fiscal 2020 program (consisting of annual cash incentive, stock options, and PSUs), represents 62% of TDC for our CEO, and an average of 48% of TDC for our other NEOs (excluding Ms. Hooper).
The information below for our CEO, the chart titled “2020 Target Total Direct Compensation Mix” and the section titled “CEO 2020 - Total Direct Compensation,” reflects the fiscal 2020 TDC established for Mr. Comma (Former CEO), who separated employment with the Company in the last quarter of the fiscal year. For Mr. Harris, who succeeded Mr. Comma as CEO, the Committee determined a TDC for fiscal 2021 compensation, representing variable at-risk pay of 80% of TDC; and at-risk, performance-based pay of 50% of TDC (annual incentive and PSUs)

(1)
The target TDC excludes (a) the special retention equity award to Mr. Tucker, which was subsequently forfeited upon his separation of employment in September 2020, (b) the TDC for Dr. Blankenship and Mr. Rudolph who separated from the Company in fiscal 2020 and did not receive an equity award in fiscal 2020, and (c) Ms. Hooper as described above.

CEO (Mr. Comma) - 2020 Total Direct Compensation
For fiscal 2020, the Committee determined that the target TDC for our CEO, Mr. Comma, would be $5.9 million (consisting of base salary of $950,000, target annual incentive of $950,000, and target long-term incentive of $4.0 million), which aligned with the median TDC “Market” compensation based on market data and advice provided by the Committee’s independent consultant (as described in CD&A Section III.a. “Compensation Competitive Analysis”).
	Target	SCT
Salary	$950,000	$766,827
Annual Incentive	$950,000	$1,070,008
Long-Term Incentive (LTI)	$4,000,000	$3,880,058
Fiscal 2020 Annual TDC	$5,900,000	$5,716,893
The SCT column at left shows the CEO’s actual TDC-- as reflected in the “Summary Compensation” (“SCT”) and “Grants of Plan-Based Awards” tables. SCT compensation differs from Target compensation due to the following: (a) SCT salary actually paid to Mr. Comma through his termination date of July 31, 2020, including a reduction in salary to $700,000 during his transition period (June 15–July 31, 2020), pursuant to his retention agreement (rather than the annualized salary); and (b) SCT Annual Incentive reflects Mr. Comma’s fiscal 2020 payout amounting to 139.8% of target (due to the Company performing above target performance overall on its financial goals, and at target on strategic goals), and prorated through Mr. Comma’s termination date, pursuant to his retention agreement (rather than his 2020 annual target incentive);
44 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

and (c) SCT LTI reflects: (i) grant date fair value for equity awards as described in the footnotes to the SCT table, which reflects the stock price of the long-term incentive awards on the actual grant date (rather than the earlier 60-day average price used by the Committee to establish the number of Options, RSUs and PSUs to be granted). The target TDC for Mr. Harris in fiscal 2021 will be $4,150,000 (consisting of
$825,000 base salary, $825,000 target annual incentive, and $2,500,000 target long-term incentive), representing a 42% decrease from Mr. Comma’s TDC.
The LTI components are described in detail in proxy Section VI.c. “Fiscal 2020 Compensation — Long-Term Incentive Compensation.”
d. CEO Compensation and Pay for Performance Alignment
Each year, the Committee assesses our CEO’s actual compensation relative to the Company’s performance. The graph below shows the relationship of our CEO’s actual TDC compared to our cumulative total shareholder return (TSR) performance in each of the last five fiscal years. Actual TDC in this chart includes base salary, annual incentive earned for the fiscal year, and the long-term incentive grant date award value, all as reported in the SCT.
The actual TDC for the CEO represents the combined aggregate compensation paid to Mr. Harris (our current CEO) in fiscal 2020 and the amount paid to Mr. Comma (our Former CEO) only during his time served as CEO.
•
For Mr. Comma, includes (a) base salary paid (excluding salary paid during Mr. Comma’s transition period under his Transition Agreement following his resignation as CEO), and (b) annual incentive paid, which was prorated through Mr. Comma’s separation of employment on July 31, 2020 and using the applicable base salary for his time as CEO and for his time during the transition period, and (c) prorated long-term incentive award grant value in the SCT through his employment as CEO, June 14, 2020; and,

•
For Mr. Harris, includes (a) base salary paid since his hire date of June 15, 2020, (b) performance bonus paid for fiscal 2020 discretion of the Board, and (c) long-term incentive award grant value of Mr. Harris’ new hire RSU grant.

As illustrated, pay and performance are generally aligned — with higher pay in years with strong financial and TSR performance, and lower pay when financial performance did not meet goals and/or TSR declined. In fiscal 2020, in spite of the impact of the COVID-19 pandemic and a challenging year for the Company on many fronts, the Company’s TSR and CEO compensation did decline accordingly, partly due to transitioning to a new CEO with a lower target compensation structure that is intended to ensure sound alignment with pay for performance.

(1)
The graph above shows the cumulative return to holders of the Company’s Common Stock at September 30th of each year assuming $100 was invested on September 30, 2015, and assumes reinvestment of dividends.

(2)
2016 Special Retention Award: In fiscal 2016, the CEO was awarded a special stock award (reflected in the top portion of the FY 2016 bar) to recognize the criticality of his role and the Company’s strong performance under his leadership, and to incentivize him to remain with the Company while providing measured increases to ongoing, target TDC. This one-time RSU grant (detailed in our 2017 Proxy Statement) cliff vests 50% four years from the grant date and the remaining 50% five years from grant.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 45

CD&A — I. EXECUTIVE SUMMARY

e. Say-on-Pay Feedback from Stockholders
In 2020, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 95.6% favorable vote supporting the program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executives. Given the significant level of stockholder support and our stockholder outreach throughout the year, the Committee concluded that our executive compensation program continues to align executive pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executives.
f. Fiscal 2020 Compensation Program Design Changes
In fiscal 2020, the Committee made the decision to revise certain components of our executive compensation programs to better align with our single-brand, asset light business model and competitive practice. The resulting changes included:
1)
An updated Peer Group for fiscal 2021 that resulted in a recalibration/lowering of CEO pay, including reducing the annual LTI target award value from $4.0 to $2.5 million (for fiscal 2021), and reducing the maximum payout under the annual incentive plan from 200% to 150% of target;

2)	Eliminating the cash perquisite allowance for the CEO and CFO positions;
3)	Increasing the stock ownership requirement for the CEO from 5x to 6x of salary; and
4)	Increasing the target annual incentive percentage from 45% to 50% of base salary for senior vice presidents to better align with competitive practice.
II. COMPENSATION PRINCIPLES AND OBJECTIVES
The Committee focuses on the following principles and objectives in determining and measuring the various components of our executive compensation programs:
•
Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long-term stockholder value.

•
Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.
•	Incentivizing balanced short-term and long-term executive decision making, through variable compensation components (cash and stock) using varying timeframes.
•	Executive alignment with stockholder interests, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.
•	Sound governance practices and principles in plan design and pay decisions, with the Committee considering both what and how performance is achieved.
•
Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

Internal Pay Equity
Our compensation programs are designed so that potential compensation opportunities are appropriate relative to each executive’s level of responsibility and impact. While program design is similar for executives at the same level, actual pay may vary based on job scope and individual performance over time.
46 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

III. COMPENSATION COMPETITIVE ANALYSIS
a. Competitive Analysis
Each year the Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Committee uses to perform this analysis includes:
•	The Company’s performance against its performance goals;
•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation;
•
A review of “Market” compensation by the Committee’s independent consultant, which includes data from (a) proxy statement disclosures of our Peer Group (described below) and (b) general industry data from national compensation surveys; and

•	The Company’s financial performance relative to our Peer Group.
b. Fiscal 2020 Peer Group
Each year the Committee reviews and approves a Peer Group that its independent compensation consultant uses in its annual market analysis of competitive compensation and program design elements for our NEOs and other executive officer.
Our practice in selecting Peer Group companies is to focus primarily on companies in the restaurant industry who are comparable in scale as measured by systemwide sales. We also consider secondary criteria in evaluating appropriate Peer Group companies, including GAAP revenue, market capitalization, franchise mix, number of locations, number of employees, and dining format. As part of the annual review, the Committee considers specific criteria and recommendations to add or remove companies from the Peer Group. There were no changes to the peer group for fiscal 2020. The table below lists the companies in the 2020 Peer Group.
In July 2021, the Committee established the 2021 Peer Group, three companies will be removed: Bloomin’ Brands, Inc.; Brinker International Inc.; Chipotle Mexican Grill, Inc; and seven companies will be added: Shake Shack Inc.; Del Taco Holdings, Inc.; Ruth’s Hospitality Group; Noodles & Co.; El Pollo Loco, Inc.; Chuy’s Holdings Inc.; and Wingstop Inc.
2020 Peer Group
Company Name
BJ’s Restaurants, Inc. Bloomin’ Brands, Inc. Brinker International, Inc. Chipotle Mexican Grill, Inc. Cracker Barrel Old Country Store, Inc. Denny’s Corporation Dine Brands Global, Inc.	Domino’s Pizza, Inc. Dunkin’ Brands Group, Inc.(1) Papa John’s International, Inc. Red Robin Gourmet Burgers, Inc. Texas Roadhouse, Inc. The Cheesecake Factory, Inc. The Wendy’s Company
(1)	Subsequent to constructing the fiscal 2021 Peer Group, Dunkin’ Brands Group, Inc. was acquired by Inspire Brands Inc. in December 2020.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 47

CD&A — I. EXECUTIVE SUMMARY

IV. ELEMENTS OF COMPENSATION
Our executive compensation programs consist of the elements summarized below, and are designed to (a) achieve our compensation principles and objectives, (b) enable the Company to attract, retain, motivate, engage, and reward our NEOs and other executives, and (c) encourage an appropriate level of risk taking, as discussed later in this CD&A.
Element / Type of Plan	Link to Compensation Objectives	Key Features
Current Year Performance
Base Salary (Cash)	• Fixed cash compensation to attract and retain executive talent that drives Company success.
Competitive pay that is targeted to approximate a reasonable range of the median of the Market relative to job scope and complexity and criticality of position, and individual knowledge, skills and experience. Base salary levels are reviewed annually and may be adjusted if appropriate based on individual performance, market pay changes, and internal equity.

Annual Incentive (Cash)	• Variable cash compensation. • Motivates and rewards for achievement of annual performance goals that create long-term stockholder value.
Incentives are targeted to approximate a reasonable range of the Market median and are set as a percentage of base salary. Actual payouts vary (up to a stated maximum payout amount) as a percentage of target payout based on achievement of pre-established performance targets. Goals and weighting are set annually to align with specific financial, operational, and/or strategic performance objectives, aligned with the Company’s operational plan and budget. Fiscal 2020 goals are described in Section VI.b.

Multi-Year Performance
Long-Term Incentive (LTI) (Equity)
• Variable compensation delivered in equity awards.
• Motivates and rewards for achieving longer term objectives and increasing stockholder value.
• Promotes executive retention through multi-year vesting and potential for wealth accumulation through stock appreciation.
• Stock ownership and holding requirements align the financial interests of our executives with those of our stockholders.

The target LTI award values are reviewed annually and set to result in total pay that is within a reasonable range of the Market median. Actual grants may vary from the LTI target based on individual performance. No dividends are paid on unvested RSUs or PSUs.

Stock Options: In fiscal 2020, the Committee resumed granting option awards that represented 34% of each executive’s LTI value, vest 33% per year over three years from the grant date and have a maximum term of seven years from the date of grant. The exercise price is equal to the closing price of Jack in the Box Common Stock on the date of grant.

Performance Shares (PSUs): In fiscal 2020, PSUs represented 33% of the LTI value; they vest at the end of three years, and are payable in stock, with the amount vesting based upon achievement of pre-established performance goals (ranging from zero to 150% of the target number of PSUs granted). PSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of PSUs until termination of service). The goals for the FY 2020-2022 grant are described in Section VI.c.

Restricted Stock Units (RSUs): In fiscal 2020, RSUs represented 33% of the LTI value, vest 25% per year over four years, and are payable in stock. RSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of RSUs until termination of service).

Ms. Hooper receives an annual equity award of RSUs that vest 33% per year over three years and are not subject to stock holding requirements. Ms. Hooper was only an executive officer by reason of her Interim PFO role and is not a participant in the same executive compensation programs for our other executive officers.

Attraction & Retention
Perquisites (Cash)	• Limited cash value for other benefits consistent with market practices for executives.
A taxable benefit provided to executive officers and paid bi-weekly (Mr. Harris does not receive this benefit), which is intended to assist with expenses for use of personal automobile and cell phone for business purposes, and to assist with financial planning. Ms. Hooper receives an annual car allowance and technology allowance that is provided to vice presidents that are non-executive officers.

CFO Retention Award (Cash and Equity)	• Promotes retention during a limited critical time period.
Mr. Tucker received a special RSU award in December 2019 to promote his continued retention with the Company and in recognition of the criticality of his role following the announcement of Mr. Comma’s planned retirement and the Board’s subsequent search for a successor. This equity award is described in CD&A Section VI.c “2020 Special Equity Awards.” Mr. Tucker also received a retention opportunity to earn a cash payment and certain other retention benefits if he continued his employment with the Company for a period of time, which was not earned or paid due to his voluntary separation with the Company in September 2020, and is described in CD&A Section VII.f.

48 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

Element / Type of Plan	Link to Compensation Objectives	Key Features
CEO New Hire Award, Sign-on Bonus, and Relocation Assistance (Cash and Equity)	• Encourages employment, provides financial stability and retention over the longer-term.
Upon joining the Company in June 2020, Mr. Harris received a one-time new hire cash bonus and RSU grant pursuant to the terms of his offer letter to induce him to join the Company and to facilitate stock ownership prior to the next annual grant in fiscal 2021. The Company also paid relocation expenses associated with Mr. Harris’ hiring and eventual relocation to San Diego as described in the SCT. A limited tax gross-up in the amount of $1,609 was provided on certain relocation expenses consistent with the Company’s relocation policy.

Interim PFO Salary Increase (Cash)	• Increase in cash compensation for performing increased job responsibilities and retains for Company success during limited critical time period.	Due to her appointment as Interim PFO, Ms. Hooper received a $7,500 per month increase in salary starting on August 10, 2020 and ending once the Company has appointed a new Chief Financial Officer.
Retirement Benefits (401(k), EDCP, Pension, SERP)	• Provides market competitive benefits to attract & retain top talent. • Provides for retirement income to reward service and commitment to the Company, and encourages retention.
401(k) Plan — The 401(k) Plan is a qualified deferred compensation plan that is available to all employees who are at least age 21. The 401(k) Plan includes a Company matching contribution of up to 4% of compensation deferred by employees, subject to annual IRC limits.

Executive Deferred Compensation Plan (“EDCP”) — The EDCP is a non-qualified deferred compensation plan that is offered to highly-compensated employees. Participants may receive an annual restoration matching contribution if their deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution.

Pension — The Company’s employee pension plan provides benefits based on years of service and earnings up to IRC limitations, was closed to employees hired on or after January 1, 2011, and was “sunset” on December 31, 2015 (after which time participants no longer accrue added benefits based on additional pay or service). Five NEOs (two currently serving and three former executives) are participants in the pension plan.

Supplemental Executive Retirement Plan (“SERP”) — The SERP was closed to new participants in 2007. One NEO, Dr. Blankenship, Former CSS, was a participant in the plan. The plan provides retirement income on a non-qualified basis, without regard to IRC limitations.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 49

CD&A — I. EXECUTIVE SUMMARY

V. COMPENSATION DECISION-MAKING PROCESS
a. Role of the Compensation Committee
The Committee works closely with its independent consultant and meets regularly, including in executive session without members of the executive team (“Management”) present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including Company, Peer Group, restaurant industry, and general industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to the Board at each regular meeting. The Committee’s responsibilities include reviewing and approving:
•	The Peer Group;
•	Our compensation principles and objectives;
•	The amount and form of executive compensation (pay increases, equity grants);
•	CEO performance and compensation, and executive officer compensation;
•	Annual and long-term incentive plans and benefit plans;
•	Performance metrics and goals, and the achievement of annual and long-term incentive plan goals;
•	Board compensation; and
•	Annual proxy statement/CD&A disclosure.
b. Role of the Independent Compensation Consultant
The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or the “Consultant”) as its independent compensation consultant since January 2010. The Consultant reports directly to the Committee and performs no other work for the Company. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) whether Semler Brossy provides any other services to the Company; (ii) the amount of fees paid by the Company to Semler Brossy as a percentage of Semler Brossy’s total revenue; (iii) Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with any executive officers of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Semler Brossy or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultants to the Committee has not created any conflict of interest.
The Consultant does the following for the Committee:
•	Attends Committee meetings;
•
Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advises on plans or practices that may improve effectiveness of our compensation program;

•	Provides and discusses peer group and survey data for competitive comparisons and, based on this information, offers independent recommendations on CEO and NEO compensation;
•	Reviews the CD&A and other compensation-related disclosures in our proxy statements;
•	Offers recommendations, insights and perspectives on compensation related matters;
•	Evaluates and advises the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and
•	Assists the Committee in designing executive compensation programs that are competitive and align the interests of our executives with those of our stockholders.
In fiscal 2020, Semler Brossy attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chair between meetings.
c. Role of the CEO in Compensation Decisions
When making decisions on executive compensation, the Committee considers input from the Company’s CEO, who reviews the performance of the other NEOs and executives and provides his recommendations to the Committee on NEOs’ and other executives’ compensation. The Company’s Chief Human Resources Officer, Compensation and Benefits Department, and the CFO and Finance Department also provide information and answer the Committee’s questions regarding Company financial targets and projections. The CEO meets privately with the Committee and its Consultant to discuss his executive pay recommendations and provides his insight and perspectives to the Committee on the reports and recommendations of the Committee’s Consultant relating to plan design and strategies, goal setting, payout structure, stock grants and holding requirements, and related topics.
The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO or any other members of Management present.
50 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VI. FISCAL 2020 COMPENSATION

VI. FISCAL 2020 COMPENSATION
a. Base Salary
The Committee approved the following NEO base salaries for fiscal 2020 to maintain market competitiveness, and to recognize individual performance, skills, and criticality of their roles, using the analysis and methodology described in Section III.a. “Compensation Competitive Analysis.” Except as otherwise noted below, the fiscal 2020 base salaries were effective November 2019. Dr. Blankenship and Mr. Rudolph did not receive base salary increases in fiscal 2020 as the Company had previously announced in fiscal 2019 that they would be separating from the Company in fiscal 2020 under the Company’s restructuring activities.
Name	Salary FYE 2019	Salary FYE 2020	% Increase
Mr. Harris (CEO)(1)	—	$825,000	0.0%
Mr. Comma (Former CEO)(2)	$925,000	$950,000	2.7%
Ms. Hooper (Interim PFO)(3)	$243,000	$333,000	37.0%
Mr. Tucker (Former CFO)	$575,000	$610,000	6.1%
Mr. Gordon (CSCO)	$352,000	$363,000	3.1%
Mr. Martin (CIO)	$345,000	$356,000	3.2%
Mr. Tom (COO)	$325,000	$342,000	5.2%
(1)	Mr. Harris joined the Company in June 2020. His base salary reflects a competitive base salary for the CEO role and the amount provided in his offer letter.
(2)
Mr. Comma’s annual base salary of $950,000 applied through June 14, 2020 when he ceased service as CEO and was reduced to $700,000 during his transition period from June 15, 2020 through his separation date of employment on July 31, 2020.

(3)
Effective August 10, 2020, Ms. Hooper received a $7,500 per month increase in base salary while serving in the interim principal financial officer role and ending once the Company has appointed a new Chief Financial Officer. Her salary at FYE 2020 represents her prior $243,000 base salary plus the additional $7,500 per month ($90,000 annual).

b. Performance-Based Annual Incentive Compensation (Cash)
In December 2019, the Committee approved the annual incentive goals for the fiscal 2020 annual incentive plan (the “AIP”) fiscal 2020 consistent with the Company’s fiscal 2020 operational plan and budget approved by the Board. The annual goals were based on: (1) Operating EBIT, (2) Systemwide Same-Store Sales Increase and, (3) Strategic Goals, weighted as follows:
Operating EBIT(1)	50%
Systemwide Same-Store Sales Increase(2)	30%
Strategic Goals	20%
When setting fiscal 2020 annual incentive goals, the Committee used a rigorous process to set challenging, yet reasonably attainable goals aimed at ensuring appropriate and competitive levels of payout relative to performance achievement. The process included consideration of: (1) the Company’s fiscal 2020 operational plan and budget that included then-current economic conditions; (2) key Company initiatives to grow and strengthen the brand; (3) current and projected performance of the restaurant industry in general and companies within our Peer Group, and other potential internal and external events that could impact future sales and earnings levels; (4) a sensitivity analysis of performance results relative to the incentive targets; and (5) the advice of the Committee’s Consultant. Based on this review, the Committee set goals based on key financial metrics and strategic metrics that it believed would increase stockholder value if achieved, with target and higher goals set at challenging, yet reasonable levels.
Additionally, the Committee established the range of payout opportunity for the financial and strategic metrics: for achievement of financial goals, there is no payout at threshold and the maximum payout is two times target (except for Mr. Harris with a maximum payout of 150%); and, for strategic goals, payout is fifty-percent of target and the maximum payout is 150% of payout. Incentive payouts are prorated between performance levels.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 51

CD&A — VI. FISCAL 2020 COMPENSATION

2020 Performance Metrics	Why Goal Is Used
Operating EBIT(1)
This is a key performance metric for measuring operational performance. In fiscal 2020, the metric excluded (a) net gains or losses from the sale of company-operated restaurants and/or the sale of the Company’s corporate office facility, (b) restructuring and/or other non-recurring charges, (c) any gain or loss associate with the Company’s corporate-owned life insurance policies (COLI), (d) net period benefit costs/credits or settlement gain/loss related to the Company’s pension and post-retirement health plans, and (e) discontinued operations.

Systemwide Same-Store Sales Increase(2)
Systemwide same-store sales increase is a key metric to best measure how well our franchise and company restaurants that have been opened for more than one year are performing financially, both in growing top-line sales and revenues (through royalty income from our franchise restaurants). It is also the basis to measure our success relative to our competitors in the industry.

Strategic Goals: • Speed of Service Improvement • Better Box Restaurant Design & Prototype • Core Menu Improvements
Strategic goals are critical to the Company achieving its business objectives to grow and strengthen the brand, and each of the goals is intended to improve the financial and operational effectiveness of the Company over the long-term. At the beginning of fiscal 2020, pre-defined objective criteria was established for expectations of performance at threshold, target, and maximum, with the Committee reserving its discretion to assess qualitative components when determining performance achievement.

(1)
Operating EBIT is a non-GAAP measure, defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants, gain on the sale of our corporate office, restructuring costs, pension and postretirement expenses, net gains or losses associated with the Company’s company owned life insurance policies, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(2)
Systemwide same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

Fiscal 2020 Performance Results
The overall weighted payout for fiscal 2020 goals was 139.8% of target. As illustrated on the chart below, relative to the Company’s fiscal 2020 Operating EBIT goal (weighted 50%), performance achievement ($214.8 million) was between target and maximum goal, resulting in a payout of 146% of target; and, for Systemwide Same-Store Sales Increase (weighted 30%), performance achievement (4.0%) was between target and maximum goal, resulting in a payout of 156% of target.

On the Strategic goals (weighted 20%), the Committee awarded a payout of 100% of target following a holistic assessment of achievement and progress on the goals, and in consideration of events and impacts of the COVID-19 pandemic.
Considerations for each goal included:
•
Speed of Service – Closing of the restaurant dining rooms due to the COVID-19 pandemic redirected significant traffic through our drive thrus, which completely altered the baseline of how the speed goals were established at the beginning of fiscal 2020. As a result, the Committee focused its assessment on favorable improvements that were made in fiscal 2020.

•
Better Box Restaurant Design & Prototype – Target performance was achieved for this goal, with approval of a lower cost restaurant design and a prototype site identified and plans submitted for permitting.

•
Core Menu Improvements – The COVID-19 pandemic required us to pivot our menu strategy quickly in response to changing consumer behaviors. Instead of executing on initially planned new platform launches as part of this goal, we quickly shifted our focus to portable offerings, upselling and add-ons, which proved to be a successful strategic response to the pandemic and one of the main contributors to an increase in our average check.

52 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VI. FISCAL 2020 COMPENSATION

Fiscal 2020 Payouts
The 2020 target and maximum annual incentive payout percentages for NEOs, expressed as a percentage of annual base salary, are shown in the table below. The target potential payout percentages are set by position level, taking into account the competitive compensation analysis described in CD&A Section III.a. and each executive’s role in the Company. There is no minimum amount of incentive payout guaranteed for the NEOs. In fiscal 2020, the maximum payout for financial goals is capped at 2x target payout, and the maximum payout for strategic goals is capped at 1.5x target (on a weighted basis as a percentage of base salary, resulting in a maximum payout opportunity of 190.0% for Mr. Comma (Former CEO); 57.0% for Ms. Hooper (Interim PFO) who is a participant in the performance incentive plan for vice presidents (non-officers) which mirrors the same performance targets in the AIP for executive officers and the attainment level approved by the Board; and, 95.0% for Messrs. Gordon, Martin, and Tom.
For fiscal 2020, pursuant to Mr. Harris’ offer letter, the Board provided for a cash payment of up to $400,000, of which the amount would be determined by the Board based on the Company’s performance attainment on its fiscal 2020 performance goals under the annual incentive plan, and Mr. Harris’ individual contributions and time of employment with the Company during the fiscal year. The Board subsequently awarded Mr. Harris a payout of $325,000, which approximates the formulaic result paid to other executives if Mr. Harris’ target incentive was prorated for the portion of 2020 served.
The incentive payouts to our fiscal 2020 NEOs are shown below.
	Potential Payout (% of Base Salary)		2020 Base Salary (1)	Actual Payout (% of Target Payout)	Actual Payout (% of Base Salary) (1)	Actual Incentive Payout
	Target	Max
Mr. Harris (CEO)	—	$400,000	$825,000	-----	39.4%	$325,000(1)
Mr. Comma (Former CEO)	100%	190%	$950,000	139.8%	112.6%	$1,070,008(1)
Ms. Hooper (Interim PFO)	30%	57%	$333,000	139.8%	32.1%	$106,995(1)
Mr. Gordon (CSCO)	50%	95%	$363,000	139.8%	69.9%	$253,737
Mr. Martin (CIO)	50%	95%	$356,000	139.8%	69.9%	$248,844
Mr. Tom (COO)	50%	95%	$342,000	139.8%	69.9%	$239,058
(*)
Our fiscal 2020 NEOs, Messrs. Tucker (Former CFO) and Rudolph (Former CLO), and Dr. Blankenship (Former CSS) separated employment with the Company during fiscal 2020 and were not eligible to receive payment under the AIP. Each of Messrs. Tucker, Rudolph and Dr. Blankenship’s target incentives were 75% of base salary.

(1)
All incentive payouts were calculated and paid as a percentage of base salary at the time the AIP goals are approved by the Committee, with the exception of (i) Mr. Harris’ actual payout, which was pursuant to his offer letter for time served in fiscal 2020, and (ii) Mr. Comma’s actual payout, which was prorated pursuant to his Transition Agreement and reflects nine periods of the fiscal year as CEO at a base salary of $950,000, and two periods providing transition services at a base salary of $700,000, and (iii) Ms. Hooper’s actual payout, which was prorated and in accordance with the terms of the AIP in which she remains a participant prior to and including her Interim PFO assignment, which has the same structure and weighting as described above, reflects 45 weeks of the fiscal year as Vice President, Financial Reporting and Controller at a base salary of $243,000, and 7 weeks as Interim PFO at a base salary of $333,000.

c. Long-Term Incentive Compensation
For fiscal 2020, the Committee chose to reinstate the LTI program used in prior years and comprised of 34% stock options, 33% performance shares (“PSUs”) and 33% restricted stock units (“RSUs”), which provides an appropriate balance to motivate and retain our NEOs. In fiscal 2019, there were no option grants made due to additional trading volatility resulting from the Company’s potential sale, and our NEOs received grants of equally weighted PSUs and RSUs. The Committee chose these forms of equity awards and weightings because (a) options align executive pay with the creation of value for our stockholders through stock price appreciation, (b) PSUs directly link executive pay to achievement of longer-term Company financial goals, and (c) RSUs vest over time and facilitate stock ownership and retention. Equity awards were not granted to Dr. Blankenship and Mr. Rudolph who separated from the Company in fiscal 2020.
Each year, the Committee’s Consultant advises the Committee on the competitive LTI grant values that reflect approximately the median of Market TDC when combined with base salary and the target annual incentive. For the fiscal 2020 LTI grant, the Committee determined the amount of each NEO’s actual LTI grant value, in its discretion, taking into consideration the competitive LTI grant values, the Company’s overall performance, recommendations from the CEO (except with regard to his own compensation), and input from its Consultant. The chart below illustrates our LTI structure and the key elements of each type of award granted to our NEOs and other executives for fiscal 2020.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 53

CD&A — VI. FISCAL 2020 COMPENSATION

2020 Long-Term Incentive Awards
Award Type	Weight	Highlights
Stock Options	34%	• Vests 33% per year over three years
		• Maximum seven year term to exercise options
		• Exercise price per share is equal to the closing price of Jack in the Box Common Stock on the date of grant
		• Provides compensation only to the extent that our stock price appreciates
PSUs Performance-Based	33%	• Cliff vests at the end of the 3-fiscal year performance period based on goal achievement
		• Settled in stock
		• 50% of after-tax net shares subject to stock holding requirement
		• Two performance metrics:
		Adjusted ROIC from Operations (50%) - measures efficient use of capital for the third fiscal year of the performance period
		Systemwide Sales (50%) - measures sales of all franchise and company-operated restaurants for the third fiscal year of the performance period
RSUs Time-Vested	33%	• Vests 25% per year over four years
		• Settled in stock
		• 50% of after-tax net shares subject to stock holding requirement
Performance Shares (PSUs)
PSUs are granted annually, and vest after three years based on achievement of performance metrics that are established for the three-fiscal year performance period (“Performance Period”). For PSUs granted in fiscal 2020, the Committee set the specific performance goals (including threshold, target, and maximum) at the beginning of the Performance Period which represents a change from PSUs granted in prior fiscal years, where the Committee set certain goals annually at the beginning of each fiscal year of the Performance Period. Vesting ranges from 0% to 150% of the target number of shares granted; the threshold payout (50% of target) requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement).
PSUs Granted in Fiscal 2020: In December 2019, the Committee granted PSU awards to our NEOs, serving at the time (excluding Dr. Blankenship and Mr. Rudolph), and executives for the three-fiscal year 2020-2022 Performance Period. The PSU grants are based on two equally-weighted metrics: (a) adjusted ROIC from Operations (“ROIC”) and (b) Systemwide Sales, with the Committee setting the three-year ROIC goal and the three-year Systemwide Sales goal at the beginning of the three-year Performance Period.
These two metrics, Systemwide Sales and ROIC, support the critical drivers of our success: growing top-line profitable sales in all franchise and company restaurants, and encouraging prudent deployment of capital to drive the business. For each metric, the Committee believes the goals set are appropriately challenging, yet reasonably attainable. The actual goals are not being disclosed before the end of the Performance Period because we believe such disclosure would be competitively harmful.
PSUs Vested in 2020: PSUs granted in December 2017 (based on the three-fiscal year 2018-2020 Performance
Period), vested and were payable in December 2020. In December 2017, the Committee set only a Systemwide Sales goal for the first year of the Performance Period as the Company had just entered into an agreement to sell Qdoba and was not certain on the closure of the deal, which impacted the Committee’s ability to set an ROIC goal until Year two of the Performance Period. The level of achievement level was based on the two weighted metrics, ROIC and Systemwide Sales, as follows:
Systemwide Sales
The PSU payout level for Systemwide Sales was determined as the average performance level attained in each fiscal year of the Performance Period. The threshold, target, and maximum Systemwide Sales goals were established at the beginning of each fiscal year. The threshold, target, and maximum goals were:
•	Fiscal 2018 — $3.469 billion, $3.558 billion, and $3.645 billion, respectively
•	Fiscal 2019 — $3.466 billion, $3.566 billion, and $3.659 billion, respectively
•	Fiscal 2020 — $3.505 billion, $3.631 billion, and $3.719 billion, respectively.
Actual Systemwide Sales achievement was $3.466.1 billion for fiscal 2018, $3.504.7 billion for fiscal 2019, and $3.672.7 billion for fiscal 2020, resulting in an average payout of 62.0% for the Systemwide Sales portion of the award.
ROIC
The PSU payout level for ROIC was determined as the performance level attained in fiscal 2020, the third year of the Performance Period. The threshold, target and maximum goals
54 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VI. FISCAL 2020 COMPENSATION

were established at the beginning of the three-fiscal year Performance Period (in December 2017). The threshold, target, and maximum goals were 16.3%, 22.2%, and 28.0%, respectively.
Actual ROIC achievement for fiscal 2020 was 34.0%, exceeding the maximum goal and resulting in a payout of 150% of the ROIC portion of the award.
PSU Vesting and Payout for Fiscal 2020
Together, the Systemwide Sales and ROIC performance outcomes resulted in a weighted payout of 91.0% of the target number of PSUs granted to NEOs employed for the full Performance Period, and for Dr. Blankenship and Mr. Rudolph (both retirement eligible), on a prorated basis due to their separation of employment during fiscal 2020.
2020 Special Equity Award
During fiscal 2020, the Committee approved special equity awards for two NEOs as described below, with each grant and amount determined in consultation with the Committee’s Consultant:
•
To new CEO, Mr. Harris, who joined the Company in June 2020, the Committee approved a new hire grant of 8,545 RSUs to induce Mr. Harris to join the Company and to facilitate stock ownership in the Company prior to the next annual grant in fiscal 2021. The Committee determined the RSU grant was necessary and appropriate to induce Mr. Harris to join the Company (giving consideration to, among other things, Market compensation and his experience), and to retain and incentivize Mr. Harris in his critical role as CEO. The RSUs vest 25% per year over four years, and upon vesting, 50% of the after-tax net shares are subject to stock holding requirements.

Pursuant to Mr. Harris’ offer letter, the amount of his LTI value grant in fiscal 2021 will be $2.5M.
•
To CFO, Mr. Tucker, in December 2019 when annual equity grants were determined for fiscal 2020, the Committee approved a special equity award of RSUs to Mr. Tucker to promote his continued retention with the Company due to the criticality of his role, following the announcement of Mr. Comma’s planned retirement and the Board’s announcement of a subsequent search for a successor. The Committee approved Mr. Tucker’s RSU award (“2020 Retention RSUs”) with the grant and amount determined in consultation with its independent Consultant. This one-time RSU grant had a target value equal to one times Mr. Tucker’s annual long-term incentive grant of $1.0M (11,839 RSUs), which was the amount the Committee determined, in its discretion, was appropriate to retain Mr. Tucker during this critical time. The 2020 Retention RSUs were subject to Mr. Tucker’s continued service with the Company, and vest 25% per year over four years, and upon vesting, 50% of the after-tax net shares are subject to stock holding requirements. The actual grant date fair value and other terms of the special equity awards are detailed in the “Grants of Plan-Based Awards” table.

Mr. Tucker subsequently voluntarily terminated service with the Company in September 2020 and all RSUs pursuant to this award were forfeited.
Each of the special equity awards is detailed in the “Grants of Plan-Based Awards” table.
d. Cash Perquisite Allowance
Our executive compensation program provides a cash perquisite allowance to our executive officers except for (i) our CEO beginning with Mr. Harris’ commencement of employment, and (ii) a successor CFO once hired with the Company. The program is intended to provide assistance to executives, in the amount the Committee has determined is appropriate, for expenses related to use of their personal automobile and cell phone for business purposes, and financial planning. However, the perquisite allowance may be used in any manner the executive chooses and the Company does not require the executive to disclose how the executive has used the allowance. This benefit has been in place since 2011 and the amount has not increased since 2011. The annualized allowance, shown in the following table, is paid bi-weekly and is taxable to each executive, with no tax gross-up. NEOs employed for less than a full fiscal year receive a prorated portion of the allowance based on the time of employment with the Company during fiscal 2020.
Name	Annualized Allowance
Mr. Harris (CEO)	N/A
Mr. Comma (Former CEO)	$66,500
Ms. Hooper (Interim PFO)	(1)
Mr. Tucker (Former CFO)	$52,000
Mr. Gordon (CSCO)	$24,600
Mr. Martin (CIO)	$24,600
Mr. Tom (COO)	$24,600
Dr. Blankenship (Former CSS)	$52,000
Mr. Rudolph (Former CLO)	$52,000
(1)	Ms. Hooper receives an annual car allowance and technology allowance that is provided to vice presidents, non-executive officers.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 55

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

VII. ADDITIONAL COMPENSATION INFORMATION
a. Executive Stock Ownership and Holding Requirements
Our executive officers are subject to stock ownership requirements that are intended to encourage them to have a meaningful long-term financial stake in the Company and to align their financial interests with those of our stockholders. The requirements consist of (1) holding a multiple of salary and (2) holding a percentage of vested PSUs and RSUs until termination of service. Each executive officer generally has a five year “transition period” from becoming subject to the requirements to achieve the multiple of salary ownership requirement.
In fiscal 2020, the Committee amended the multiple of salary requirement from 5.0x to 6.0x for the CEO. Additionally, executive officers who previously were not subject to a multiple of salary ownership requirement, including Messrs. Gordon, Martin, and Tom, became newly subject to the multiple of salary requirement of 1.5x base salary by reason of their change in position from Vice President to Senior Vice President.
1. Stock Ownership Requirement
Position	Minimum Ownership (base salary multiple)
CEO	6.0x
Executive Vice President	3.0x
Senior Vice President	1.5x
2. Holding Requirements
Executive officers are required to hold 50% of after-tax net shares resulting from the vesting of RSUs and PSUs until termination of service.
NEO Stock Ownership
Each year, the Committee reviews our NEOs’ stock ownership relative to their respective requirement, with executives who first become subject to their requirement expected to meet their ownership requirement within five years from the date they became subject to the requirement. All of our continuing NEOs, excluding Ms. Hooper who as a Vice President is not subject to a stock ownership requirement, are currently in compliance with (or within the transition period for meeting) the stock ownership requirement, as of September 27, 2020.
Name	Shares Directly Held	Unvested Shares(1)	Total Shares	Value at 9/27/2020 @ $80.24	Stock Ownership Requirement Value	Meets Requirement
Mr. Harris (CEO)	0	8,545	8,545	$685,651	$4,950,000	Transition Period(2)
Ms. Hooper (Interim PFO)	857	1,146	2,003	$160,721	N/A	N/A
Mr. Gordon (CSCO)	4,673	2,726	7,399	$593,696	$544,500	Yes
Mr. Martin (CIO)	1,070	2,178	3,248	$260,620	$534,000	Transition Period(3)
Mr. Tom (COO)	1,043	5,782	6,825	$547,638	$513,000	Yes
(1)	This column represents unvested RSUs. Unvested PSUs and unvested or unexercised options do not count toward meeting ownership guidelines.
(2)	Mr. Harris, who joined the Company in June 2020, is within his transition period for compliance.
(3)
Mr. Martin, who became subject to the SVP multiple of salary requirement in May 2020, is within his transition period and will not be permitted to sell shares of Company stock unless and until he meets his ownership requirement.

b. Executive Benefits
Our NEOs and other executive officers receive the same benefits as those generally available to other employees in the Company. Both Company-subsidized and voluntary benefit programs are provided and include medical, dental, vision, life insurance, and disability coverage. Additionally, the Company provides executive officers, including our NEOs, with an enhanced level of employer-paid term life insurance with a value of $770,000.
56 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

c. Retirement Plans
The Company’s retirement plans are designed to provide our employees, including our NEOs and other executives, with some retirement income security. These plans reward for service and provide an additional incentive for our employees to build long-term careers at Jack in the Box.
•
Defined Benefit Pension Plan (“Retirement Plan”). All employees hired before 2011 (including five NEOs, two currently serving and three former executives) are participants in a tax-qualified defined benefit pension plan. This plan was closed to new employees hired on or after January 1, 2011, and “sunset” on December 31, 2015. This means that participants no longer accrue additional benefits based on additional pay and service as of that date. Participants may begin receiving their accrued benefit on or after retirement.

•
Supplemental Executive Retirement Plan (“SERP”). The SERP is unfunded and not qualified for tax purposes. The SERP was established in 1990 to address IRC limitations on pension benefits that could be accrued under our tax-qualified pension plan. Effective January 1, 2007, the SERP was closed to new participants. One of our NEOs, Dr. Blankenship, Former CSS, is a participant in the SERP.

•	Qualified 401(k) Plan (“401(k) Plan”). The 401(k) Plan is a qualified defined contribution plan available to all Company employees. Employees who participate in the plan can defer eligible compensation and receive a Company matching contribution equal to 100% of the first four percent of compensation deferred, with immediate vesting. All of our NEOs, except Mr. Harris, participated in the 401(k) Plan during fiscal 2020.
•
Non-Qualified Deferred Compensation Plan (“EDCP”). In light of IRC limits imposed on the 401(k) Plan, we sponsor the EDCP whereby our executive officers and other highly compensated employees may also defer up to 50% of their base salary and up to 85% of their annual incentive compensation. For participants whose compensation or deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan, the Company provides a “restoration matching contribution” to the EDCP of up to the first four percent of compensation deferred (as described in the 401(k) Plan). A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested. Participants choose from an array of investment options, and their accounts are credited based upon the performance of the investment options. These obligations under the EDCP represent an unsecured claim against the Company. All of our NEOs, except Messrs. Harris and Tom, participated in the EDCP during 2020.

d. Prohibition of Pledging and Hedging Transactions
The Company prohibits directors and Section 16 officers from engaging in certain derivative transactions in Company stock that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation to, or held directly or indirectly by, the employee or director, including:
•	Trading in “puts”, “calls”, or other derivative vehicles involving the Company’s securities (often referred to as hedging transactions);
•	Engaging in zero-cost collars, forward sales contracts or other hedging transactions in Company securities;
•	Holding Company securities in margin accounts; or
•	Pledging Company securities.
e. Executive Compensation Recovery (“Clawback”) Policy
The Company’s compensation recovery policy provides that in the event Jack in the Box Inc. materially restates all or a portion of its financial statements due to fraud or intentional misconduct, either committed by a Corporate Officer or knowingly permitted by a Corporate Officer, the Committee may take action to recover incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. For purposes of this policy, a Corporate Officer is defined as an employee with the title of Corporate Vice President or above, as well as former Corporate Officers who were employed by the Company at the time of any fraud or intentional misconduct.
Executive compensation subject to recovery and/or cancellation may include:
i)	Annual incentive or incentive cash compensation paid to the Corporate Officer, plus a reasonable rate of interest,
ii)	Economic gains realized from the sale of shares awarded under a performance-based equity plan, and
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 57

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

iii)	Restricted stock or units (PSUs, RSUs), deferred stock awards or units, and outstanding stock options to the extent vesting of such awards is performance-based.
The Committee has the sole discretion to determine what action to take in the event of a restatement, including soliciting recommendations from the Audit Committee and the full Board and retaining outside advisors to assist in making its determinations. Any actions taken by the Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities.
Since November 2015, all PSU grant agreements contain specific terms providing that the award is subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law. The Committee will continue to review potential changes to its policies, as appropriate in light of the Dodd-Frank Act final regulations.
f. Termination of Service
When a NEO terminates employment with the Company, the NEO will receive amounts according to the specific terms and provisions of each compensation plan or benefit plan in which he or she participates. Such amounts may include:
•	Amounts contributed to and distributed under the Company’s qualified and non-qualified deferred compensation plans (subject to the specific terms and requirements of IRC Section 409A).
•
Under the Company’s equity incentive plan and standard equity agreements, upon a CIC: (a) vesting of PSUs based on actual levels achieved for completed performance periods and target level for incomplete periods, and (b) accelerated vesting of RSUs and options only upon both a qualified CIC and qualifying termination, as described in the “Compensation & Benefits Assurance Agreements” section below.

•	Amounts accrued and vested in the Company’s pension plans (Retirement Plan for five NEOs (two currently serving and three former executives); plus, the SERP for Dr. Blankenship).
•	If termination is after the end of the fiscal year but before payment, the annual cash incentive award, subject to the Company’s achievement of performance goals.
If eligible to retire under a Company-sponsored retirement plan, in addition to the above, and consistent with the terms of our standard equity agreement, Corporate Officers (including all NEOs) are entitled to the following:
•	Accelerated vesting of options equal to 5% additional vesting for each full year of service with the Company.
•	In accordance with the vesting schedule of each award, prorated vesting of PSUs; and, full vesting of time-vested RSUs granted in fiscal 2020 and earlier.
•
A prorated annual cash incentive award based on the number of full reporting periods worked in the fiscal year before retirement, subject to the Company’s eligibility requirements and achievement of performance goals.

If a NEO dies while employed by the Company, under the terms of the respective stock award agreements, all outstanding options and stock awards will become 100% vested on the date of his or her death (in the case of PSUs, subject to the number of periods completed during the performance period and actual performance achieved). The values of additional potential payments to the NEOs are provided in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.
Severance Plan for Executive Officers
In February 2020, the Committee adopted the Severance Plan for Executive Officers (the “Executive Severance Plan”) effective March 9, 2020, that provides severance benefits to the Company’s CEO and other executive officers, in the event of an involuntary termination without Cause that constitutes a Qualifying Termination (as defined in the Executive Severance Plan, a “Non-CIC Qualifying Termination”) either before, or more than 24 months after, a change in control of the Company.
The Executive Severance Plan provides for certain cash severance and other benefit payments contingent on the executive timely executing an effective general release of claims against the Company as described in more detail in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.
The Committee adopted the Executive Severance Plan to provide benefits that they felt were consistent with market practices and that would provide reasonable protection to our executives and serve as an important retention tool.
None of the NEOs who left during fiscal 2020 (Messrs. Comma, Tucker, Rudolph and Dr. Blankenship) were eligible for or received severance payments under the Executive Severance Plan as a result of their departures.
58 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

Our NEOs are also eligible for benefits upon termination of service in the event of change in control (“CIC”) as described in the “Compensation and Benefits Assurance Agreements” discussion in the next section.
Standard Severance Program for Ms. Hooper
As a vice president, Ms. Hooper is not eligible for benefits under the Executive Severance Plan, however she is eligible for severance benefits under the Company’s standard severance program for management and staff. The plan provides that in the event of an involuntary termination without Cause, vice presidents may receive two weeks cash severance per year of service up to a maximum of 52 weeks; and if enrolled in the Company’s medical plans at the time of termination, cash severance to assist with COBRA premiums, equal to a fixed amount for every 4 weeks of severance.
Severance Arrangement with Dr. Blankenship and Mr. Rudolph
The Committee approved severance benefits payable to Dr. Blankenship and Mr. Rudolph in connection with their separation from service with the Company in January and March 2020, respectively, which consisted of a cash payment and COBRA-related payment, as described in the “Potential Payments on Termination of Employment or Change in Control” section. The Committee determined these severance benefits were appropriate given the circumstances of Dr. Blankenship and Mr. Rudolph’s separation in connection with the Company’s restructuring activities following our completed sale of Qdoba Restaurant Corporation and related events. Both Dr. Blankenship and Mr. Rudolph qualified as retirement eligible under the Company’s equity and qualified retirement plans.
Retention, Transition and Separation Agreement (“Transition Agreement”) for Mr. Comma
In April 2020, the Company entered into a Transition Agreement with Mr. Comma, Former CEO, to support the successful transition to the incoming CEO, Mr. Harris, and to designate the terms of Mr. Comma’s employment through his separation date with the Company, including (a) performing his regular duties as CEO until the start date of the incoming CEO, and (b) for up to ninety (90) days thereafter, provide certain transition services in a non-executive and non-officer capacity (the “Transition Period”), with a resulting change in base salary at the annualized rate of $700,000. The additional benefits, provided under the Transition Agreement, and prorated through the duration of the Transition Period included:
•	An annual incentive payment under the Company’s performance incentive program for fiscal 2020, based on attainment level of performance goals; and
•
Vesting of the final tranche of unvested restricted stock units remaining under his November 2015 restricted stock unit award, which were scheduled to vest in November 2020, subject to a six-month delay pursuant to 409A regulations from his date of separation of employment.

Retention Agreement (“Retention Agreement”) for Mr. Tucker
In April 2020, the Company entered into a Retention Agreement with Mr. Tucker, Former CFO, to help enable a smooth transition in connection with Mr. Harris joining the Company. The agreement provided that in exchange for Mr. Tucker’s continued employment with the Company through December 31, 2020 he would receive retention benefits that included a lump sum cash payment of $610,000 (equal to his annual base salary) and a release from the obligation to pay relocation expenses related to his relocation to San Diego in 2018; and, in the event of employment through December 31, 2020 and such payment and release of obligation was made, Mr. Tucker’s December 2019 retention RSU award would be cancelled and forfeited and he would cease to be eligible for any benefits under the Executive Severance plan until July 1, 2020. Subsequently, Mr. Tucker announced his resignation in July 2020 and separated his employment with the Company in September 2020. Mr. Tucker’s Retention Agreement was null and void on his separation date and no benefits were earned or paid to Mr. Tucker.
In addition to the Executive Severance Plan, and the Transition Agreement for Mr. Comma, the 2020 NEOs have executed change in control (“CIC”) agreements that provide for benefits upon termination of service in the event of CIC as described in the “Compensation and Benefits Assurance Agreements” discussion in the next section.
The severance benefits payable to Dr. Blankenship and Mr. Rudolph in connection with their separation from service with the Company in January and March 2020, respectively, and reported in our 2020 proxy statement, are described in the “Potential Payments on Termination of Employment or Change in Control” section.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 59

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

g. Compensation & Benefits Assurance (Change in Control) Agreements
The Committee believes that Compensation & Benefits Assurance Agreements (otherwise known as a Change in Control or “CIC” Agreements) benefit stockholders by providing an important incentive to executive officers to remain focused on running the business in the case of a pending or actual CIC event. We have entered into CIC Agreements with all of our NEOs, other than Ms. Hooper, provided that the NEOs who left during fiscal 2020 (Messrs. Comma, Tucker, Rudolph and Dr. Blankenship) ceased to be eligible for benefits under the CIC Agreements as a result of their departures.
Each CIC Agreement provides for compensation in the form of a lump sum payment and other benefits in the event of a qualifying termination within 24 months following the effective date of the CIC of the Company (a “double-trigger” agreement). The Company does not provide a tax gross-up on any provisions of the CIC agreement.
The Company’s current form CIC agreement includes a “best after-tax” provision where benefits would be reduced only if doing so would result in a better after-tax economic position for the executive. The executive is solely responsible for payment of any excise taxes and all other applicable federal, state, and local income and employment taxes. The Committee plans to continue to monitor the costs and appropriate terms and conditions of CIC Agreements in the future.
A detailed discussion of the provisions of the CIC Agreements and associated monetary values is provided in the sub-section following the compensation tables entitled Compensation & Benefits Assurance Agreements.
h. Tax and Accounting Information
Internal Revenue Code Section 162(m)
The Committee and its Consultant consider the IRC Section 162(m) implications of all compensation decisions for our NEOs and other executives. Section 162(m) places a $1 million limit on the amount of compensation that the Company can deduct in any one taxable year for certain covered employees. Historically, certain performance-based compensation has been excluded from this limit. However, the performance-based compensation exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain covered employees in excess of $1 million per taxable year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the “Section 162(m) Transition Relief”).
Our compensation programs have historically been designed to provide for a substantial portion of an executive’s compensation to be delivered through programs generally intended to qualify as performance-based compensation under Section 162(m), including our incentive plan in the form of stock options. However, any such compensation will no longer qualify for the performance-based compensation exemption under Section 162(m) unless it qualifies for the Section 162(m) Transition Relief and despite the Committee’s efforts to structure certain compensation to qualify for a maximum allowable tax deduction, no assurance can be given that such compensation will be eligible for the exemption from the $1 million deductibility limit imposed by the Section 162(m). Further, the Committee may modify compensation that was initially intended to be exempt from the $1 million deductibility limit under Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee will continue to monitor the applicability of Section 162(m) to the Company’s ongoing compensation arrangements.
Internal Revenue Code Section 409A
Under IRC Section 409A, amounts deferred by an employee under a non-qualified deferred compensation plan (such as the SERP and EDCP) may be included in gross income when deferred and be subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.
The Company administers the SERP and EDCP intending to comply with Section 409A. The Company intends that its stock options are exempt from Section 409A.
Expensing of Stock and Option Awards
The Company accounts for compensation expense associated with stock and option awards in accordance with the Financial Accounting Standards Board (“FASB”) authoritative guidance on stock compensation, and it uses a Black Scholes valuation model to determine the “fair value” of our stock options at grant. For further details regarding the accounting for the compensation expense associated with stock and option awards, refer to Note 13, Share-Based Employee Compensation in the Company’s 2020 Annual Report on Form 10-K.
60 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

CD&A — VIII. CEO PAY RATIO DISCLOSURE

VIII. CEO PAY RATIO DISCLOSURE
Under SEC rules, we are required to calculate and disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee. This ratio is a reasonable estimate calculated in accordance with applicable SEC rules.
On June 15, 2020, Mr. Harris succeeded Mr. Comma as the Company’s CEO. For purposes of calculating the pay ratio for fiscal 2020, our CEO’s compensation reflects the combined aggregate compensation paid to each of Messrs. Harris and Comma during their time served as CEO. More specifically it represents the respective prorated amounts of base salary, annual incentive and all other compensation for Mr. Harris and Mr. Comma; and for equity awards, the prorated value of the awards Mr. Comma received while in the role of CEO on the annual grant date (of which the full value is shown in the SCT, and subsequently cancelled upon his separation of employment with the Company), and the full value of Mr. Harris’ equity award he received in fiscal 2020.
Below is: (i) the fiscal 2020 annual total compensation of our CEO, (ii) the fiscal 2020 annual total compensation of our median employee, and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.
CEO PAY RATIO
CEO Annual Total Compensation	$6,031,777
Median Employee Annual Total Compensation	$16,064
CEO to Median Employee Pay Ratio	375:5
Methodology
The majority of our employee population consists of hourly part-time restaurant employees, where we provide work schedule flexibility to accommodate each individual’s personal schedule. For fiscal 2020, we used the same median employee identified in fiscal 2019 which was based on gross base wages and target incentive potential (“total cash compensation”) for the twelve-month period ending September 29, 2019 for all full-time and part-time employees who were employed by the Company on September 29, 2019. We did not annualize pay for employees employed for less than the full fiscal year.
Our median employee is a restaurant Team Member who worked an average of 27 hours per week in fiscal 2020. We used the same methodology to determine the annual total compensation of our median employee for the twelve-month period ending September 27, 2020 as we used for our NEOs, as set forth in the Summary Compensation Table for fiscal 2020.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 61

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT
The Jack in the Box Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. The Committee assists the Board in fulfilling its responsibilities regarding compensation matters and is responsible under its charter for determining the compensation of the Executive Officers. This includes reviewing all components of pay for our CEO and the other NEOs. The Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with its Consultant, with Management and with the Board. Based on this review and discussion, the Committee, on behalf of the Board, has authorized that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2020, which ended on September 27, 2020.
THE COMPENSATION COMMITTEE
Michael W. Murphy, Chair
Jean M. Birch
David L. Goebel
Sharon P. John
62 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

COMPENSATION RISK ANALYSIS

COMPENSATION RISK ANALYSIS
The Committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Committee’s independent Consultant regarding executive programs, and a detailed report, prepared by a Company Internal Compensation Risk Committee, describing the risk mitigation characteristics of the Company’s annual and long-term incentive programs. For the following reasons, the Committee believes that the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.
Compensation Program Design Protections
•
Our base pay programs consist of competitive salaries that provide a fixed level of income on a regular basis. This mitigates incentives on the part of our executives and employees to take unnecessary or imprudent risks.

•
The Board approves the Company’s strategic plan, capital budget, and long-term financial and operational plans that serve as the basis for setting short and long-term incentive goals. Goals are intended to drive stockholder value and are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch so that they do not encourage imprudent risk taking.

•
Our annual incentive programs provide variable pay opportunities for certain position levels based on achievement of multiple annual performance goals. Goals are set at reasonable levels and payouts are managed as a percentage of pay.

•	The maximum awards that may be paid to executive officers under the annual and long-term incentive programs are capped, and the Committee retains the discretion to reduce payouts under the plans.
•
The largest amount of executive incentive compensation opportunity is generally tied to long-term incentive compensation that emphasizes sustained Company performance over time. This reduces incentive for executives and other employees to take risks that might increase short-term compensation at the expense of longer-term Company results.

•
Equity awards have multi-year vesting, and RSU and PSU awards for executives have holding requirements until termination of service. This aligns the long-term interests of our NEOs and executives with those of our stockholders and discourages taking short-term risks at the expense of longer-term performance.

Structural Governance Protections
•
The Committee has adopted a clawback/compensation recovery policy that allows the Committee to take action to recover both cash compensation and performance-based equity awards for all NEOs and executives in the event of a material restatement due to fraud or intentional misconduct.

•	The Company has strong internal controls over the measurement and calculation of performance goals designed to keep them from being susceptible to manipulation.
•	Company policy also:
•
Prohibits directors and executive officers from engaging in hedging transactions involving our stock, which prevents executives from insulating themselves from poor stock performance by betting against our success;

•
Prohibits directors and officers from pledging Company stock or holding Company stock in margin accounts. This reduces the risk that executives might create incentives to focus on short-term performance at the expense of long-term performance; and

•	Has a formal ethics code of conduct and an ethics helpline and provides ethics training and communications to employees. The ethics program is intended to reinforce a culture of integrity.
•
The Company also has a Compensation Risk Committee that includes functional experts tasked specifically with evaluating potential unintended or unforeseen consequences of our compensation programs and their component parts.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
The Summary Compensation Table (“SCT”) summarizes the total compensation of our NEOs for the fiscal year ended September 27, 2020, and the prior two fiscal years to the extent required under the Securities and Exchange Commission rules.
Summary Compensation Table
Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value & NQDC Earnings(6)	All Other Comp(7)	Total
Mr. Harris(8)	2020	$237,981	$200,000	$598,150	0	$325,000	$0	$8,809	$1,369,940
CEO
Mr. Comma (9)	2020	$766,827	$0	$2,759,273(14)	$1,120,785	$1,070,008	$82,722	$56,086	$5,855,701
(Former) Chairman and CEO	2019	$925,000	$0	$3,905,996	$0	$1,114,625	$110,975	$145,473	$6,202,069
	2018	$919,711	$0	$2,160,655	$1,197,937	$639,175	$0	$126,443	$5,043,921
Ms. Hooper(10)	2020	$254,375	$0	45,446	0	$106,995	$103,562	$25,324	$535,702
Vice President
Interim Principal Financial Officer
Mr. Tucker(11) r	2020	$570,096	$0	$1,508,966	$280,200	$0	$0	$60,586	$2,419,848
(Former) Executive Vice President	2019	$575,000	$0	$1,598,190	$0	$519,656	$0	$84,167	$2,777,013
Chief Financial Officer	2018	$298,558	$0	$370,364	$0	$137,536	$0	$173,957	$980,415
Mr. Gordon(12)	2020	$361,519	$0	$170,758	$70,053	$253,737	$44,341	$48,748	$949,156
Senior Vice President
Chief Supply Chain Officer
Mr. Martin(12)	2020	$354,519	$0	$141,887	$56,034	$248,844	$0	$49,185	$850,469
Senior Vice President
Chief Information Officer
Mr. Tom(12)	2020	$339,715	$0	$253,675	$112,083	$239,058	$0	$32,550	$977,081
Senior Vice President	2019	$325,000	$10,000	$529,546	$0	$176,231	$0	$33,752	$1,074,529
Chief Operating Officer
Dr. Blankenship(13)	2020	$101,769	$0	$54,305	$0	$0	$710,492	$783,089	$1,649,655
(Former) Executive Vice President	2019	$378,000	$0	$465,999	$0	$341,618	$946,196	$80,838	$2,212,651
Chief of Staff & Strategy	2018	$376,096	$0	$451,933	$142,170	$195,899	$0	$74,871	$1,240,969
Mr. Rudolph (13)	2020	$224,135	$0	$94,321	$0	$0	$57,542	$761,059	$1,137,057
(Former) Executive Vice President	2019	$525,000	$50,000	$806,909	$0	$474,469	$56,070	$144,471	$2,056,919
Chief Legal and Risk Officer	2018	$522,250	$0	$637,831	$246,991	$272,081	$0	$139,225	$1,818,378
and Corporate Secretary
(1)
This column shows the base salary earned during the fiscal year, including any amounts deferred by the NEOs into the Company’s deferred compensation plans, the 401(k) and/or the Executive Deferred Compensation Plan (EDCP).

(2)
Mr. Harris received a one-time new hire bonus of $200,000, which was paid upon his commencing employment with the Company as CEO, and which is required to be repaid in the event of his resignation or termination with Cause within one year from his hire date.

(3)
This column shows the aggregate grant date fair value of the PSUs and RSUs granted during the applicable fiscal year, in accordance with FASB ASC Topic 718 (“ASC 718”) based on the assumptions and methodologies set forth in the Company’s 2020 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

The PSU awards cliff vest after three years based on Company performance during a three-fiscal year period. The performance metrics are established at the beginning of the three-year period when the grant is made. The specific performance goals for all or a portion of the award are reviewed and typically set by the Committee (a) for the full three-year performance period at the time of grant for some performance metrics (all metrics for the fiscal 2020 PSUs), and (b) for a one-year period at the beginning of each fiscal year for other performance metrics for the fiscal 2019 and 2018 PSUs. The amounts for each year include the sum of the grant date fair values under ASC 718 for current year PSU grants and past year PSU grants, for which performance metrics were set in that year, at target values. Assuming the maximum level of performance achievement (150% of target), the PSU total values for each NEO, including the Former NEOs in 2020 are, respectively: Mr. Comma, $2,412,406; Mr. Tucker, $523,909; Mr. Gordon, $148,202; Mr. Martin, $126,549; Mr. Tom, $207,840; Dr. Blankenship, $81,457; and Mr. Rudolph, $141,482.
(4)
This column shows the grant date fair values of stock options granted during the applicable fiscal year in accordance with ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2020 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

(5)
This column shows the annual incentive awards earned be each NEO based on achievement of pre-established performance goals under our annual incentive program. Performance achievement is approved by the Committee following the end of the fiscal year. Annual incentive payments are made following Committee approval of performance achievement and reported in the SCT in the fiscal year for which the incentive is earned.

(6)
This column shows the change in the estimated present value of each NEO’s accumulated benefit under (a) the qualified pension plan (the “Retirement Plan”) and (b) the Supplemental Executive Retirement Plan (“SERP”) for Dr. Blankenship. The estimates are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements for fiscal years ending September 27, 2020, September 29, 2019, and September 30, 2018. The present value of Dr. Blankenship’s SERP as of September 27, 2020 is based on

64 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

his actual retirement date (January 3, 2020) and is reduced to reflect that his benefit started before normal retirement age. For 2020 the Pri-2012 Mortality Table is used for the Retirement Plan and SERP estimates (the SERP uses a white-collar adjustment). Both Plans used the MP-2019 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of 0.75%; the RP-2014 Mortality Table was used for 2019 and 2018 estimates. The amounts reported in this column may fluctuate significantly in a given year based on a number of factors that affect the formula to determine pension benefits, including changes in: (i) salary and annual incentive; (ii) years of service; and, predominantly (iii) the discount rates used in estimating present values, which were 2.84% for the SERP and 3.10% for the Retirement Plan for 2020; 3.24% for the SERP and 3.36% for the Retirement Plan for 2019; and, 4.37% for the SERP and 4.40% for the Retirement Plan for 2018. Participating NEOs become vested in the Retirement Plan after five years, and in the SERP after attaining age 55 and completing ten years of service. Both plans have been closed to new participants, and the Retirement Plan was sunset on December 31, 2015. For a detailed discussion of the Company’s pension benefits, see the sections of this Proxy Statement titled “Retirement Plan,” “Supplemental Executive Retirement Plan” and “Pension Benefits Table” and accompanying footnotes. The Company does not provide above-market or preferential earnings on non-qualified deferred compensation.
(7)	Amounts in this column for fiscal 2020 are detailed in the following table:
All Other Compensation Table
	Perquisite Allowance(a)	Deferred Compensation Matching Contribution(b)	Company- Paid Life Insurance Premiums	Other	Total All Other Compensation
Mr. Harris (CEO)	—	—	$0	$8,809(c)	$8,809
Mr. Comma (Former CEO)	$47,317	$8,769	$0	$0	$56,086
Ms. Hooper (Interim PFO)	$11,820	$13,504	$0	$0	$25,324
Mr. Tucker (Former CFO)	$49,000	$11,400	$186	$0	$60,586
Mr. Gordon (CSCO)	$24,600	$23,687	$461	$0	$48,748
Mr. Martin (CIO)	$24,600	$24,116	$469	$0	$49,185
Mr. Tom (COO)	$24,600	$7,465	$485	$0	$32,550
Dr. Blankenship (Former CSS)	$14,000	$837	$119	$768,133(d)	$783,089
Mr. Rudolph (Former CLO)	$22,200	$2,908	$117	$735,834(e)	$761,059
(a)
Represents the total cash perquisite allowance to each NEO for fiscal 2020, except for Mr. Harris who does not receive a cash perquisite allowance. The cash perquisite allowance is described in CD&A Section VI.d. (“Cash Perquisite Allowance”).

(b)	Represents matching contributions under the 401(k) Plan and the restoration matching contribution in the EDCP related to fiscal 2020 compensation.
(c)
Represents the amount the Company paid for expenses in fiscal 2020 associated with Mr. Harris’ eventual move to San Diego, consisting of $7,200 in relocation expenses and rental reimbursement, and a $1,609 tax gross-up for a portion of expenses, consistent with the Company’s relocation policy and approved by the Compensation Committee.

(d)
For Dr. Blankenship, represents (a) separation benefits due to the Company’s restructuring following the completed sale of Qdoba Restaurant Corporation and other events, that includes (i) a lump sum cash payment of $567,000 equal to 18 months of base pay and (ii) $26,582 for COBRA medical premiums, and (b) SERP benefits totaling $174,351, equal to 8 monthly payments, and (c) $200 reward redemption for service longevity.

(e)
For Mr. Rudolph, represents (a) cash dividends, totaling $26,594, that were paid on December 20, 2019 and March 17, 2019, for restricted stock shares that were held in an escrow account until his retirement in March 2020, and (b) separation benefits due to the Company’s restructuring following the completed sale of Qdoba Restaurant Corporation and other events, that includes (i) a lump sum cash payment of $686,538 equal to 16 months of base pay and (ii) $22,702 for COBRA medical premiums.

(8)	Mr. Harris joined the Company on June 15, 2020 and succeeded Mr. Comma as Chief Executive Officer.
(9)	Mr. Comma resigned from the Company and separated employment on July 31, 2020 following a transition period from June 15, 2020-July 31,2020.
(10)
Effective August 10, 2020, Ms. Hooper began serving as the Company’s interim principal financial officer (PFO) following the resignation of Mr. Tucker, Executive Vice President, Chief Financial Officer. Ms. Hooper was not a NEO in fiscal 2019 or 2018; therefore, in accordance with the SEC’s disclosure rules, information regarding her compensation in those fiscal years is not included.

(11)	Mr. Tucker resigned from the Company and separated employment on September 4, 2020.
(12)
Messrs. Gordon and Martin were not NEOs in fiscal 2019 or 2018, and Mr. Tom was not a NEO in 2018; therefore, in accordance with the SEC’s disclosure rules, information regarding their compensation in those fiscal years is not included.

(13)	Dr. Blankenship and Mr. Rudolph separated employment with the Company in January 2020 and March 2020 respectively.
(14)
As described in footnote 8 to the “Grants of Plan-Based Awards” table below, there was no incremental fair value, as determined in accordance with FASB ASC Topic 178, associated with the modification of the final tranche of unvested restricted stock units under Mr. Comma’s November 2015 RSU award that occurred in April 2020 pursuant to Mr. Comma’s Transition Agreement. Accordingly, this amount represents the aggregate grant date fair value of all stock awards or option awards, as applicable, granted to Mr. Comma in fiscal 2020.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 65

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table provides information on fiscal 2020 cash and equity incentive awards granted to our NEOs. Cash incentive awards are based on fiscal year performance under our annual incentive plan (“AIP”). Long-term equity incentive compensation includes stock options, time-based restricted stock units (“RSUs”), and performance share awards (“PSUs”) that vest, if at all, upon achievement of performance goals over a three-fiscal year period. The 2020 incentive award terms are further described in CD&A Sections IV (“Elements of Compensation”) and VI (“Fiscal 2020 Compensation”).
Name	Grant Date(1)	Approval Date	Award Type(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units #(5)	All Other Option Awards: Number of Securities Underlying Options # (6)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harris (CEO)	6/22/2020	3/27/2020	RSU-New Hire							8,545			$598,150
		3/27/2020	AIP	$0	$400,000	$400,000
Mr. Comma (Former CEO)	12/16/2019	12/14/2019	PSU 18-20				1,080	2,159	3,239				$159,010
	12/16/2019	12/14/2019	PSU 19-21				2,025	4,050	6,075				$298,258
	12/16/2019	12/14/2019	PSU 20-22				7,814	15,628	23,442				$1,151,002
	12/16/2019	12/14/2019	RSU							15,628			$1,151,002
	4/16/2020	4/15/2020	Modified RSU(8)							24,780			$0
	12/16/2019	12/14/2019	Options								80,107	$75.23	$1,120,785
		12/14/2019	AIP	$ 95,000	950,000	$1,805,000
Ms. Hooper (Interim PFO)	12/02/2019	11/14/2019	RSU							579			$45,446
		12/14/2019	AIP	$7,290	$72,900	$138,510
Mr. Tucker (Former CFO)	12/16/2019	12/14/2019	PSU 19-21				481	835	1,253				$61,522
	12/16/2019	12/14/2019	PSU 20-22				1,954	3,907	5,861				$287,751
	12/16/2019	12/14/2019	RSU							3,907			$287,751
	12/16/2019	12/14/2019	RSU-Retention							11,839			$871,942
	12/16/2019	12/14/2019	Options								20,027	$75.23	$280,200
		12/14/2019	AIP	$ 45,750	457,500	$869,250
Mr. Gordon (CSCO)	12/16/2019	12/14/2019	PSU 18-20				81	162	243				$11,931
	12/16/2019	12/14/2019	PSU 19-21				101	203	304				$14,914
	12/16/2019	12/14/2019	PSU 20-22				489	977	1,466				$71,956
	12/16/2019	12/14/2019	RSU							977			$71,956
	12/16/2019	12/14/2019	Options								5,007	$75.23	$70,053
		12/14/2019	AIP	$ 18,150	$ 181,500	$344,850
Mr. Martin (CIO)	12/16/2019	12/14/2019	PSU 18-20				81	162	243				$11,931
	12/16/2019	12/14/2019	PSU 19-21				101	203	304				$14,914
	12/16/2019	12/14/2019	PSU 20-22				391	781	1,172				$57,521
	12/16/2019	12/14/2019	RSU							781			$57,521
	12/16/2019	12/14/2019	Options								4,005	$75.23	$56,034
		12/14/2019	AIP	$ 17,800	$ 178,000	$338,200
Mr. Tom (COO)	12/16/2019	12/14/2019	PSU 18-20				58	116	174				$8,531
	12/16/2019	12/14/2019	PSU 19-21				101	203	304				$14,914
	12/16/2019	12/14/2019	PSU 20-22				782	1,563	2,345				$115,115
	12/16/2019	12/14/2019	RSU							1,563			$115,115
	12/16/2019	12/14/2019	Options								8,011	$75.23	$112,083
		12/14/2019	AIP	$ 17,100	$ 171,000	$324,900
Dr. Blankenship (Former CSS)	12/16/2019	12/14/2019	PSU 18-20				128	257	385				$18,891
	12/16/2019	12/14/2019	PSU 19-21				240	481	721				$35,413
Mr. Rudolph (Former CLO)	12/16/2019	12/14/2019	PSU 18-20				223	445	668				$32,799
	12/16/2019	12/14/2019	PSU 19-21				418	835	1,253				$61,522
(1)
All annual grants were approved at the December 14, 2019 Committee meeting, with a grant date of December 16, 2019. The new hire grant (“RSU-New Hire”) for Mr. Harris was approved by the Committee on March 27, 2020. In accordance with ASC 718, the “grant date” is shown for the portion of the PSUs awarded in fiscal 2020 that relate to the fiscal 2020-2022 performance period, and the portion of the PSUs awarded in fiscal 2018 and 2019 related to the fiscal 2020 performance period, as further described in Footnote 7 to this table.

(2)	For PSU awards, this column shows the three fiscal years of the PSU performance period.
(3)
This column shows the potential payouts under the fiscal 2020 annual incentive plan (“AIP”), which could have been earned based on performance in fiscal 2020. For Mr. Harris, the amount shown represents the maximum amount of the cash payment Mr. Harris could have received at the discretion of the Board based on the Company’s performance attainment on its fiscal 2020 performance targets under the AIP. For all other executive officers under the AIP, the threshold payout represents the amount payable for achieving threshold level of performance on the strategic goals and is zero at threshold on financial goals; target payout represents the amount payable for achieving the target level of performance; and maximum payout represents one and one-half times target payout on strategic goals and two times target payout on financial goals. Incentive payouts are prorated between performance levels. The SCT for fiscal 2020 shows the actual incentive compensation earned by our NEOs for fiscal 2020 performance.

66 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

(4)
This column shows the threshold, target, and maximum potential share payout levels for the PSUs under the Company’s long-term incentive plan for the three year performance period, fiscal 2020-22 PSU award, and for the fiscal 2020 performance period of the 2018-2020 and 2019-2021 PSU awards. Threshold payout for all of the PSUs reflected above is 50% of target and requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement). Maximum payout is 150% of target.

(5)
This column shows the number of RSUs granted that vest 25% per year over four years on each anniversary of the grant date, including the new hire grant for Mr. Harris (RSU-New Hire) and the special retention grant for Mr. Tucker (RSU-Retention).

(6)
This column shows the number of stock options granted on December 16, 2019 that vest 33% per year over three years on each anniversary of the grant date. The options expire seven years from the grant date or sooner if the NEO terminates service. The exercise price is the closing price of Common Stock on the grant date ($75.23).

(7)
The values of PSUs and RSUs represent the grant date fair values, as computed in accordance with ASC 718, based on the closing price of the Company’s Common Stock on the grant date discounted by the present value of the expected dividend stream over the vesting period, as applicable, which for the annual PSU and RSU grants was $73.65, including for the special RSU retention grant for Mr. Tucker; and, for Mr. Harris’ new hire RSU grant, $70.00 The grant date fair values of all awards were determined based on the assumptions and methodologies set forth in the Company’s 2020 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation). PSU awards, which cliff vest after three years, are made annually and vest based on the Company’s performance during the succeeding three-fiscal year period. The performance metrics are established at the beginning of the three-fiscal year period when the grant is made; while the specific performance goals are either set by the Committee (a) at the time of grant (or at a later time) for the full (or remaining) performance period or (b) at the beginning of each fiscal year for that portion of the performance period; in accordance with SEC rules and ASC 718, the values shown on each of the three rows for the PSUs reflect the grant date fair value of the 2020-2022 performance period for the 2020 award, and fiscal 2020 for the 2018 and 2019 (total or portion, as applicable) of the award based on probable outcome (target level performance) of each of the PSU awards.

(8)
Represents the RSUs subject to Mr. Comma’s November 2015 RSU award which was modified effective April 16, 2020 to provide for pro-rated vesting through the duration of the transition period pursuant to Mr. Comma’s Transition Agreement. There were no other modifications to the terms of the RSU award. The RSU award was granted in November 2015, with the shares as shown in the table above representing the number of shares subject to such RSU award on the modification date, and the amount reported in the “Grant Date Fair Value of Stock and Option Awards” column with respect to the modified RSU award represents the incremental fair value on the modification date associated with the RSU award, which was $0 as determined in accordance with FASB ASC Topic 718.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 67

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2020
The following table provides information on all outstanding option awards and unvested stock awards held by each of the NEOs at the end of fiscal 2020. Each option grant is shown separately, and the vesting schedule is shown as Footnote 1 to the table. The market value of the stock awards is based on the closing price of Jack in the Box Inc. Common Stock as of the last trading day of the fiscal year, September 25, 2020, which was $80.24.
	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Harris	—	—	—	—	—	8,545	$685,651	—	$—
Mr. Comma	11/29/2016	41,026	—	$104.95	11/29/2023	57,828	$4,640,119	—	$—
(Former CEO)	2/26/2018	43,192	—	$90.06	2/26/2025
Ms. Hooper	—	—	—	—	—	1,146	$91,995	—	$—
(Interim PFO)
Mr. Tucker(4)	—	—	—	—	—	—	$—	—	$—
(Former CFO)
Mr. Gordon	11/25/2014	519	—	$73.53	11/25/2021	3,817	$306,276	1,787	$143,389
(CSCO)	11/24/2015	1,652	—	$75.24	11/24/2022
	11/29/2016	2,051	—	$104.95	11/29/2023
	2/26/2018	3,239	1,620	$90.06	2/26/2025
	12/16/2019	—	5,007	$75.23	12/16/2026
Mr. Martin (CIO)	2/26/2018	3,239	1,620	$90.06	2/26/2025	3,452	$276,988	1,591	$127,662
	12/16/2019	—	4,005	$75.23	12/16/2026
Mr. Tom (COO)	2/26/2018	2,159	1,080	$90.06	2/26/2025	6,804	$545,953	2,373	$190,410
	12/16/2019	—	8,011	$75.23	12/16/2026
Dr. Blankenship(5)	11/24/2015	6,195	—	$75.24	11/24/2022	1,421	$114,021	789	$63,314
(Former CSS)	11/29/2016	5,333	—	$104.95	11/29/2023
	2/26/2018	7,689	—	$90.06	2/26/2025
Mr. Rudolph(5)	11/29/2016	8,718	—	$104.95	11/29/2023	2,676	$214,722	1,542	$123,742
(Former CLO)	2/26/2018	13,358	—	$90.06	2/26/2025
(1)	Options vest 33% per year beginning on the first anniversary of the grant date.
(2)	The amounts in this column include:
(a) for Mr. Comma, who separated employment with the Company on July 31, 2020, unvested RSUs (34,700) granted under the stock ownership program which will be issued in shares of Jack in the Box common stock six months after Mr. Comma’s termination date in accordance with Section 409A requirements);
(b) unvested RSUs that vest (i) for each executive: 25% each year for four years for the annual grants in November 2016, November 2018; December 2017 and December 2019; and, Mr. Tom’s grant in February 2018 (Mr. Harris, 8,545 RSUs; Ms. Hooper 1,146 RSUs; Mr. Gordon, 2,543 RSUs; Mr. Martin, 2,178 RSUs; and Mr. Tom, 5,782 RSUs); (ii) for Mr. Comma’s FY 2016 special retention stock award: 23,128 RSUs that vest five years after the date of grant, and pursuant to Mr. Comma’s Retention, Transition and Separation Agreement, represent a prorated portion of the final tranche of Mr. Comma’s retention award through the end of his transition period and employment with the Company, which will be issued in shares of Jack in the Box common stock six months after Mr. Comma’s termination date in accordance with Section 409A requirements; and (iii) for Mr. Harris’ new hire grant, 8,545 RSUs; and
(c) unvested PSUs for which the performance goals have been met for a completed performance period and that vest upon the third anniversary of the December 2017, November 2018 and December 2019 grant dates, subject to the executive’s continued employment with the Company (Mr. Gordon, 1,274 PSUs; Mr. Martin, 1,274 PSUs; Mr. Tom, 1,022 PSUs; Dr. Blankenship, 1,421 PSUs; Mr. Rudolph, 2,676 PSUs).
(3)
This column shows unvested PSUs granted in December 2017, November 2018, and December 2019, for which the performance achievement was not yet known at fiscal year-end (“FYE”), and that vest upon the third anniversary of each grant date. The share amount is reported at target payout level.

(4)	Mr. Tucker resigned and separated employment with the Company on September 4, 2020 and all unvested equity awards were automatically forfeited.
(5)
Dr. Blankenship and Mr. Rudolph separated employment with the Company on January 3, 2020 and March 2, 2020 respectively. Both Dr. Blankenship and Mr. Rudolph met the age and service requirement for retirement eligible provisions under the stock award agreements pursuant to their stock award grants, including retaining the original life of option awards (seven years from the date of grant) and prorated vesting of their 2018 and 2019 outstanding PSU awards, payable at the end of the three-fiscal year performance period and based on the level of achievement of Company performance goals approved by the Board.

68 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal 2020
The following table provides information on stock option exercises and shares acquired on the vesting of stock awards by the NEOs during fiscal 2020. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. There were no stock option exercises by the NEOs in fiscal 2020.
	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Harris (CEO)	—	$—	—	$—
Mr. Comma (Former CEO)	14,455	$113,415	56,949	$4,462,454
Ms. Hooper (Interim PFO)	—	$—	537	$42,592
Mr. Tucker (Former CFO)	—	$—	5,254	$348,554
Mr. Gordon (CSCO)	—	$—	1,664	$130,716
Mr. Martin (CIO)	—	$—	837	$66,414
Mr. Tom (COO)	—	$—	1,465	$117,095
Dr. Blankenship (Former CSS)	2,335	$33,835	7,588	$586,735
Mr. Rudolph (Former CLO)	21,702	$272,523	70,889	$5,316,066
(1)
The reported number of shares and value realized on vesting includes time-vested RSUs granted in prior years, and the PSUs granted in November 2016 for the performance period fiscal 2017-2019, which vested in November 2019 and resulted in a payout of 95% of the target PSU award.

Retirement Plan Benefits
The following table provides information on the pension benefits for the NEOs under each of the following pension plans:
Retirement Plan
The Retirement Plan is a Company-funded and tax-qualified retirement plan that was offered to eligible employees hired prior to January 1, 2011 that had reached age 21 and completed one year of service (at least 1,000 hours/year). Five NEOs (two currently serving and three former executives) who were hired prior to 2011 participate in the plan. Participants are 100% vested after completing five years (1,000 hours per year) of service. As of December 31, 2015, the Retirement Plan was “sunset” and employees no longer accrue additional benefits based on additional pay and service. The plan provides that a participant retiring at the normal retirement age of 65 will receive benefits based primarily on the formula described below:
(1)
1% of the average of the five highest consecutive calendar years of pay (base salary and annual incentive out of the last ten years of eligible service (referred to as “Final Average Pay”), multiplied by the number of full calendar years and months while an eligible employee.

PLUS
(2)
0.4% of Final Average Pay in excess of Covered Compensation (average of the Social Security taxable wage bases) multiplied by the number of full calendar years and months while an eligible employee (up to a maximum of 35 years).

A participant in the Retirement Plan who has at least ten years of vesting service may elect to begin receiving reduced payments as early as age 55. Note: Prior to 1989, benefits are subject to grandfathered minimum benefit accruals under the previous plan. Retirement plan benefits are (i) not permitted to be paid to participants while actively employed with Jack in the Box Inc. and (ii) typically paid in the form of a monthly annuity unless the present value of the accrued benefit is equal to or less than $20,000 at termination and in such event, may be paid in the form of a lump sum payment.
Supplemental Executive Retirement Plan (SERP)
Effective January 1, 2007, the SERP was closed to new participants. Executives and certain “highly compensated employees” who were hired or promoted into such position prior to January 1, 2007 (including one NEO, Dr. Blankenship, Former CSS who separated employment with the Company on January 3, 2020) is eligible to participate in the SERP. The SERP, established in 1990, provides for retirement benefits above amounts available under the Company’s Retirement Plan due to IRC limits that restrict benefits available under the Company’s tax-qualified plan. The SERP is unfunded and not qualified for tax purposes.
The SERP provides that a participant retiring at the normal retirement age of 62 will receive a benefit equal to a target replacement income, based on final average pay and service. When combined with other amounts payable under the Company’s tax-qualified pension benefit, and other qualified
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 69

EXECUTIVE COMPENSATION

and non-qualified deferred compensation programs, the target replacement income is up to 60% of Final Average Pay and subject to the following conditions:
•	Under the SERP, Final Average Pay is defined as the average of the five highest calendar years of pay (base salary and annual incentive) out of the last ten years of employment with the Company.
•	Service is defined as the entire period of employment in calendar years and months while an eligible employee.
•
There is no reduction in the target replacement income (60%) if a participant has 20 or more years of service. For participants with less than 20 years of service, the target replacement income percentage is determined by multiplying the number of years of service times 3%, up to a maximum of 20 years.

•
To receive a retirement benefit under the SERP, a participant must attain the earlier of (i) age 62 or (ii) age 55 with ten years of service while employed at Jack in the Box or while disabled. A participant may begin receiving payments as early as age 55 subject to a reduction in benefits (equal to 5/12 of 1% for each month by which commencement of benefit payments precedes the participant’s attainment of age 62).
•	Benefits under the SERP are only available to retirees as monthly payments and cannot be received in a lump sum.
•	Death benefits are payable if a participant dies while employed.
•	The SERP provides for spousal joint and survivor annuities.
The following table provides information on the actuarial present value of the NEOs’ accumulated pension and SERP benefits as of the end of fiscal 2020 (September 27, 2020), using fiscal 2020 earnings (base salary and annual incentive). The maximum amounts used for the Retirement Plan do not exceed the IRS-prescribed limit applicable to tax-qualified plans ($265,000 for 2015, the year the Retirement Plan was sunset). Present values were calculated using the interest rate and mortality assumptions used in the Company’s financial statements for fiscal year 2020.
Pension Benefits Table
	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Normal Retirement Age ($)(2)	Payments During Last Year ($)
Mr. Harris (CEO)	None	N/A	N/A	$0
Mr. Comma (Former CEO)	Retirement Plan	14	$553,278	$0
Ms. Hooper (Interim PFO)	Retirement Plan	15	$524,779	$0
Mr. Tucker (Former CFO)	None	N/A	N/A	$0
Mr. Gordon (CSCO)	Retirement Plan	6	$324,311	$0
Mr. Martin (CIO)	None	N/A	N/A	$0
Mr. Tom (COO)	None	N/A	N/A	$0
Dr. Blankenship (Former CSS)(3)	Retirement Plan	18	$921,850	$30,476
	SERP	20	$5,693,282	$174,350
Mr. Rudolph (Former CLO)	Retirement Plan	8	$444,471	$0
(1)	Messrs. Comma, Gordon and Rudolph, Dr. Blankenship and Ms. Hooper participate in the Retirement Plan; additionally, Dr. Blankenship is the only NEO who is a participant in the SERP.
(2)
As of the end of fiscal 2020, all five Retirement Plan participants are vested in the Retirement Plan, and Dr. Blankenship has met the service and minimum age requirements for vesting in the SERP. The actuarial present value of accumulated benefits under the Retirement Plan and the SERP is based on discount rates of 3.10% and 2.84% respectively, as of September 27, 2020. The Pri-2012 Mortality Table is used for both the Retirement Plan and the SERP calculations (the SERP uses a white-collar adjustment). Both Plans use the MP-2019 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of 0.75%. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date with unreduced benefits. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors.

(3)
Effective February 1, 2020, Dr. Blankenship receives monthly benefits from the SERP subject to a six-month delay pursuant to 409A regulations; the payment amount represents eight months in fiscal 2020. The present value of Dr. Blankenship’s benefit under the SERP as of September 27, 2020 is based on his actual retirement date (January 3, 2020) and is reduced to reflect that his benefit started before normal retirement age.

Non-Qualified Deferred Compensation
Executive Deferred Compensation Plan (EDCP)
In addition to eligibility to participate in the 401(k) Plan, the NEOs and other highly compensated employees are eligible to defer up to 50% of base salary and up to 85% of annual incentive pay to the EDCP, an unfunded, non-qualified deferred compensation plan, with benefits paid by the Company out of its general assets. The plan is subject to IRC Section 409A for all deferred compensation earned on or after January 1, 2005; deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and tax laws in effect on or before December 31, 2004, as applicable. To provide participants with the opportunity to receive up to the full four percent matching contribution offered in the 401(k), the Company provides a “restoration matching contribution” to the EDCP for participants whose deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested.
70 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Participants choose from an array of investment options.
Enhanced EDCP — Beginning January 1, 2007, new executive officers who otherwise would have been eligible for the SERP received an additional annual Company contribution of 4% of base salary and annual incentive to their EDCP account for up to ten years. This supplemental Company contribution vested at a rate of 25% per year (such that participants were fully vested after completing four full years of service with the Company).The two former NEOs who received the enhanced EDCP, Mr. Comma and Mr. Rudolph, ended their ten-year period of receiving these contributions in January 2017 and November 2017, respectively, and were 100% vested. The Enhanced EDCP was closed to new participants as of May 7, 2015.
The following table provides information on the contributions, earnings, withdrawals and distributions in the Executive Deferred Compensation Plan during fiscal 2020 and the account balances as of the end of fiscal 2020.
Non-Qualified Deferred Compensation Plan Table
	Executive Contributions in Fiscal 2020(1)	Registrant Contributions In Fiscal 2020(2)	Aggregate Earnings in Fiscal 2020	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE20(3)
Mr. Harris (CEO)	$0	$0	$0	$—	$0
Mr. Comma (former CEO)	$191,707	$0	$79,980	$134,208	$4,986,657
Ms. Hooper (interim PFO)	$4,280	$3,105	$19,419	$—	$275,833
Mr. Tucker (former CFO)	$0	$0	$4,188	$—	$140,813
Mr. Gordon (CSCO)	$51,376	$13,260	$(26,817)	$—	$589,915
Mr. Martin (CIO)	$211,517	$12,785	$2,814	$—	$211,083
Mr. Tom (COO)	$0	$0	$0	$—	$0
Dr. Blankenship (former CSS)	$5,088	$0	$160,051	$2,026,134	$988,388
Mr. Rudolph (former CLO)	$22,413	$0	$103,800	$2,080,293	$0
(1)	These amounts are also included in the salary and non-equity incentive plan compensation columns in the 2020 row of the SCT.
(2)
These amounts represent only the restoration matching contributions in the non-qualified EDCP and are reported as “All Other Compensation” in the SCT and represent a portion of the total amount reported as deferred compensation matching contribution in footnote 7 to the SCT, which also includes contributions to the 401(k).

(3)
Amounts reported in this column are included in the “Salary” column in the SCT in prior years if the NEO was a named executive officer in previous years. The balance at FYE 2020 reflects the cumulative value of each NEO’s deferrals, match, and investment gains or losses. These FYE amounts do not include contributions or earnings related to the fiscal 2020 annual incentive payment which was paid after the end of fiscal 2020 (but which amounts are included in the executive and registrant contributions columns of this table).

Potential Payments on Termination of Employment or Change in Control
Compensation & Benefits Assurance Agreements (CIC Agreements). The Company provides CIC Agreements because it considers it in the best interest of its stockholders to encourage continued employment of key management in the event of a CIC transaction. These agreements help facilitate successful performance by key executives during an impending CIC, by protecting them against the loss of their positions following a change in the ownership or control of the Company and ensuring that his or her expectations for long-term incentive compensation arrangements will be fulfilled. Generally, under the agreements, a Company CIC is defined to include:
(i)
the acquisition by any person or group of 50% or more of the outstanding stock or combined voting power of the Company (excluding acquisitions by the fiduciary of the Company benefit plans or certain affiliates);

(ii)	circumstances in which individuals constituting our board of directors generally cease to constitute a majority of the board; and
(iii)	certain stockholder-approved mergers, consolidations, sales of assets or liquidation of the Company.
These CIC Agreements provide certain specified benefits to the executive if, within twenty-four (24) full calendar months following the effective date of a CIC, his or her employment is terminated (“Qualifying Termination”):
(i)	involuntarily other than for cause (which is defined in the agreements and includes acting deliberately and in bad faith or committing fraud), death, or disability, or
(ii)
voluntarily for good reason. Voluntary termination for good reason is generally defined as the executive’s resignation due to: (a) the assignment of the executive to duties or responsibilities inconsistent with his or her status, or a reduction or alteration in the nature or status of his or her duties or responsibilities in effect as of 90 days prior to the CIC event; (b) the acquiring company’s requirement that the executive be based at a location in excess of 50 miles from his or her location immediately prior to a CIC; (c) a material reduction in base salary; (d) a material reduction in the Company’s compensation, health and welfare, retirement benefit plans, or any perquisites, unless an alternative plan is provided of a comparable value; or (e) the Company’s failure to require any successor to assume the CIC Agreement benefits.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 71

EXECUTIVE COMPENSATION

CIC benefits under the CIC Agreements are not provided in the event of terminations by reason of death, disability, voluntary termination without good reason, or the Company’s involuntary termination of the executive’s employment for cause. CIC benefits under the CIC Agreements are also not provided in the event of a CIC when there is not a corresponding Qualifying Termination. In the event of a CIC of the Company and Qualifying Termination of an executive covered under a CIC Agreement as described above, the executive is entitled to the following severance benefits:
1.	A lump sum cash payment equal to his or her accrued but unpaid annual salary and unreimbursed business expenses.
2.	A lump sum cash amount equal to a multiple of the executive’s then-current annual salary, based on his or her position, as follows:
Multiple of Salary
Mr. Harris	2.5x
Messrs. Gordon, Martin and Tom	1.5x
*	Ms. Hooper, Interim PFO, does not have a CIC agreement.
3.
A lump sum cash incentive award equal to the multiple above times the greater of: (a) the average annual incentive percentage for the last three fiscal years prior to the CIC times annual salary; or (b) the average dollar amount of the annual incentive paid for the last three fiscal years prior to the CIC. If an executive does not have three full years of incentive awards, the Company will apply the target incentive award percentage for each missed year.

4.
Continuation of health insurance coverage at Company expense at the same cost and same coverage level as in effect as of the executive’s Qualifying Termination date (subject to changes in coverage levels applicable to all employees generally) for a specified coverage period as provided below, to run concurrently with any coverage provided under COBRA. If an executive receives health insurance coverage with a subsequent employer prior to the end of 18 months, the continuation of health insurance coverage under the agreement is discontinued.

Coverage Period
Mr. Harris	30 months
Messrs. Gordon, Drew and Tom	18 months
5.	Standard outplacement services at Company expense, from a nationally recognized outplacement firm selected by the executive, for a period of up to one year from the date of Qualifying Termination.
6.
Vesting of unvested restricted stock and RSUs, PSUs, and in-the-money stock options, in accordance with the terms of the applicable award agreement and stock incentive plan. All options and RSU awards provide that unvested units that continue after a CIC are “double-trigger”, requiring both a CIC and Qualifying Termination for vesting to accelerate. (For PSU grants, no Qualifying Termination is required.) The terms of PSU awards provide for accelerated vesting upon a CIC that pays out at actual levels achieved for completed performance periods and at target level for incomplete periods. See Footnote 4 to the following table.
No outstanding CIC Agreements (or any other agreements with our NEOs) provide for any excise tax gross up for excess parachute payments under IRC Section 280G. The Agreements provide for payment of the greater of: (i) the aggregate parachute payments reduced to the maximum amount that would not subject the executive to relevant excise taxes; or (ii) the aggregate parachute payments, with the executive paying the relevant excise taxes and such other applicable federal, state and local income and employment taxes. Under this “best after tax” provision, the executive is solely responsible for payment of excise taxes and other applicable federal, state, and local income and employment taxes.
Non-Qualified Deferred Compensation. In the event of a CIC, accounts shall be distributed in accordance with the participant’s existing distribution election (on termination of employment or under a scheduled in-service withdrawal).
Termination of Employment Without Change in Control. In the event of a termination not related to a CIC, NEOs will receive amounts under the terms and provisions of the specific plans in which they are a participant, including the Retirement Plan and the EDCP. Additionally, the NEOs (other than Ms. Hooper, Dr. Blankenship and Mr. Rudolph) are eligible for severance benefits under the Executive Severance Plan adopted in February 2020. The Executive Severance Plan provides severance benefits in the event of an involuntary termination other than for cause (which is defined in the planand includes acting deliberately and in bad faith or committing fraud) and other than upon death, disability or voluntary resignation, and in any case that does not occur during the twenty-four months following a CIC (a Non-CIC Qualifying Termination). Upon such a Non-CIC Qualifying Termination,the Executive Severance Plan provides for the following primary benefits, expressly contingent on the executive timely executing an effective general release of claims against the Company:
•	A severance payment in the amount of 12 months of base salary (24 months in the case of the CEO);
•
A payment equivalent to the aggregate amount of the executive’s monthly COBRA premium payment in excess of the monthly premium the executive would pay as an active employee of the Company, for 12 months (24 months in the case of the CEO); and

•
Eligibility to receive a prorated annual incentive payment for the year in which the termination occurs, based on actual achievement of the performance goals under the Company’s performance incentive program for such fiscal year.

72 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Potential Payments on Termination of Employment or Change in Control
The following table helps illustrate the potential payments and benefits our current NEOs would be entitled to as of fiscal 2020 year-end: (1) in the event of a termination of employment not related to a CIC, including (i) voluntary termination, or (ii) involuntary termination without cause that is a Non-CIC Qualifying Termination, or (iii) due to death or disability; and (2) in the event of a CIC and a Qualifying Termination. All references to “CIC” refer to a “Company CIC” as defined in the Compensation & Benefits Assurance Agreements section.
The potential payments assume that the termination and/or CIC occurred on the last day of fiscal 2020, September 27,
2020, and, where applicable, use the closing price of our Common Stock of $80.24 on September 25, 2020 (the last market trading day in the fiscal year). The actual amounts to which a NEO may be eligible to receive can only be determined at the time of such termination or CIC, and therefore, the actual amounts will vary from the estimated amounts in the table below for any NEO who has not terminated service as of the last day of fiscal 2020. For NEOs who separated service with the Company during fiscal 2020, the actual payments such NEOs received, if any in connection with their termination, are described in the section after the table.
	Cash Payment (1)	Annual Incentive (2)	Continuation of Benefits (3)	Equity Incentive and Stock Awards(4)	Pension Benefits(5)	Total
Mr. Harris (CEO)
Triggering Event
Voluntary	—	—	—	—	—	$—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$1,650,000	$325,000	$35,739	$—	$—	$2,010,739
Death or Disability	—	$325,000	$—	$685,651	$—	$1,010,651
CIC/Qualifying Termination	$602,534(6)	$1,645,833	$49,257	$685,651	$—	$2,983,275
Ms. Hooper (Interim PFO) *
Triggering Event
Voluntary	—	—	—	—	$524,779	$524,779
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$243,346	—	$10,000	$30,947	$524,779	$809,072
Death or Disability	—	$101,914	—	$46,459	$524,779	$673,152
CIC/Qualifying Termination	—	—	---	—	—	—
Mr. Gordon (CSCO) – Retirement Eligible
Triggering Event
Voluntary	—	—	—	$306,750	$324,311	$631,061
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$363,000	$253,737	$14,602	$306,750	$324,311	$1,262,400
Death or Disability	—	$253,737	—	$318,038	$324,311	$896,086
CIC/Qualifying Termination	$544,500	$337,353	$33,554	$401,609	$324,311	$1,641,327
Mr. Martin (CIO)
Triggering Event
Voluntary	—	—	—	$—	$—	$—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$356,000	$248,844	$8,623	$—	$—	$613,467
Death or Disability	—	$248,844	—	$283,731	$—	$532,575
CIC/Qualifying Termination	$534,000	$296,696	$27,159	$367,302	$—	$1,225,157
Mr. Tom (COO)
Triggering Event
Voluntary	—	—	—	—	—	—
Involuntary Termination without Cause/Non-CIC Qualifying Termination	$342,000	$239,058	$17,869	$—	—	$598,927
Death or Disability	—	$239,058	—	$608,503	—	$847,561
CIC/Qualifying Termination	$513,000	$338,904	$33,554	$723,578	—	$1,609,036
*
Ms. Hooper is not a participant in the Executive Severance Plan. In the event of an involuntary termination without Cause, she may receive benefits under the Company’s standard severance program for non-executive officers which provides for 2 weeks cash severance per year of service up to a maximum of 52 weeks; and if enrolled in the Company’s medical plans at the time of termination, cash severance to assist with COBRA premiums, equal to a fixed amount for every 4 weeks of severance.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 73

EXECUTIVE COMPENSATION

(1)
Cash Payment (“Cash Payment”): The amounts in this column reflect (a) For all NEOs, except Ms. Hooper, the cash payment amount equal to a multiple of annual base salary under the Executive Severance Plan, as described in the Termination of Service section VII.f above (the “Non-CIC Section”), and (b) for all NEOs, except Ms. Hooper who does not have a CIC agreement, amounts shown in the table for a CIC/Qualifying Termination reflect a multiple of annual base salary under the CIC Agreement, as described in the Compensation and Benefits Assurance Agreements section VII.g. (“CIC Section”) above.

(2)	Annual Incentive: Reflects multiple of annual incentive under the Executive Severance Plan as described in the Non-CIC Section and the CIC Section.
(3)
Continuation of Benefits: Reflects benefits continuation under the Executive Severance Plan and CIC Agreements as described in the Non-CIC Section and the CIC Section, respectively, including with respect to the CIC Agreements, an outplacement fee estimate of $10,000; and with respect to the CIC Agreements 100% vesting of company restoration matching contribution and supplemental contributions to the EDCP.

(4)
Equity Incentive and Stock Awards: The amounts shown in the table reflect only the value of unvested awards and options that would be accelerated upon termination and/or CIC as applicable; they do not include the vested portion of awards and options as of the end of fiscal 2020. For Mr. Gordon, who is retirement eligible at FYE 2020, the value of his unvested equity that would be accelerated on termination (retirement), is shown in the “Voluntary and Involuntary Termination” row. For a CIC, the amounts shown reflect only the amount of acceleration of unvested restricted stock awards and stock units, unvested performance shares, and in-the-money unvested stock options. All references to termination exclude terminations for cause.

a)	Performance Shares (PSUs):
(i)
Upon termination not related to a CIC, if eligible to retire under a Company sponsored retirement plan or due to death or disability, and the awardee had been continuously employed by the Company as of the last day of the first fiscal year of the performance period, the performance shares would vest on a prorated basis, based on the number of full accounting periods the awardee was continuously employed by the Company during the performance period and to the extent to which performance goals are achieved.

(ii)	Upon termination not related to a CIC (other than as described above), the award would be cancelled.
(iii)
Upon a CIC, PSUs would vest and pay out based on (A) actual achievement for completed fiscal years for which targets have been set and performance results measured and (B) at 100% of target for any incomplete fiscal years for which performance results are not known.

For the accelerated portion of PSUs for which performance was unknown as of the last day of fiscal 2019, the amounts in the table assume that the PSUs will be accelerated based on target performance levels.
b)	Time-vested RSUs:
(i)	Upon termination not related to a CIC, disability, or retirement, the award would be cancelled.
(ii)	Upon death, disability or retirement, the RSUs would vest 100%.
(iii)	Upon a CIC, RSUs would vest only upon a Qualifying Termination, unless not assumed by an acquirer.
d)	Option Awards:
(i)
Upon termination not related to a CIC, and eligible to retire under a Company sponsored retirement plan, determination of shares vested is based on a formula of 5% additional vesting for each year of service with the Company.

(ii)	Upon termination not related to a CIC, and not eligible to retire under a Company sponsored retirement plan, there is no acceleration of option awards.
(iii)	Upon death, options would vest 100%.
(iv)	Upon a CIC, where options are not assumed by the acquiring company, options vest 100% only upon a Qualifying Termination related to the CIC.
(v)
Vesting upon disability is based on the number of shares which would have been vested as of twelve months following the optionee’s first day of absence from work with the Company, and therefore, for purposes of this table, no additional vesting is applied in the event of a disability.

(5)
Pension: Annual benefit amounts listed for each NEO (Mr. Gordon and Ms. Hooper) are subject to the eligibility and vesting provisions of the Retirement Plan, which are described above in the sections of this Proxy Statement titled Retirement Plan and Pension Benefits Table, and accompanying footnotes. All values shown represent present values and are based on the following:

a)
In the event of a voluntary/involuntary termination (for any reason) or death, benefit values are based on accrued benefits as of fiscal year-end payable at normal retirement. Benefit values were calculated as of September 27, 2020, based on a discount rate of 3.10%. The Pri-2012 Mortality Table is used with the MP-2019 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of .75%. In the event of death while actively employed, the amount of the benefit under the Retirement Plan would be the accrued actuarial equivalent pension benefit as determined on the date of death. Such benefit is not subject to any reduction of benefits.

b)
Disability benefits shown assume a NEO terminates employment with the Company due to disability and remains continuously disabled until reaching normal retirement age. Benefit values are based on accrued benefits as of the NEOs normal retirement age and were calculated as of September 27, 2020 based on a discount rate of 3.10% and the Pri-2012 Mortality Table as described above.

c)	In the event of an involuntary termination within 24 months following a CIC, benefit values are based on accrued benefits as of fiscal year-end and were calculated as of September 27, 2020.
d)
As of the end of fiscal 2020, three of the NEOs, except Messrs. Harris and Tom who did not participate in the EDCP, are 100% vested in the Company matching contributions. Accordingly, these amounts are not included here, but are described in the “Non-Qualified Deferred Compensation Section” above.

(6)
The CIC Agreement “best after tax” provision applied to Mr. Harris at FYE20 would result in reducing his Cash Payment so as to remain below the maximum amount he may receive without triggering an excise tax; the estimated reduction is $1,459,966 in his Cash Payment.

Former NEOs
Former CEO, Mr. Comma ceased to be an executive officer and our CEO in June 2020 and ceased to be an employee of the Company on July 31, 2020. In connection with his departure, pursuant to his Transition Agreement, he received benefits totaling $2,969,048, consisting of: (1) a prorated annual incentive payment under the Company’s annual Performance Incentive Program through his separation date of July 31, 2020, resulting in a payment of $1,070,008; and (2) vesting of the final tranche of his November 2015 RSU award, prorated through the duration of his transition period, scheduled to vest in November 2020 and subject to a six-month delay pursuant to 409A regulations, which would be valued at $1,899,040 had the shares been issued to him on his separation date based on the closing price of our Common Stock on that date ($82.11).
Former CFO, Mr. Tucker ceased to be an employee of the Company in September 2020 and received no separation benefits. Mr. Tucker forfeited all unvested equity awards at the time of his separation.
74 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Former CSS, Dr Blankenship ceased to be an employee of the company in January 2020. In connection with his departure, and in exchange for entering into a separation and release agreement that includes a general release of claims against the Company, he received benefits totaling $593,582, consisting of: (1) a lump sum cash severance payment of $567,000, which represents compensation equal to 12 months base pay plus additional compensation based on years of service (18 months); and (2) payment of COBRA medical coverage premiums valued at $26,582, representing 12 months plus additional months based on years of service (18 months). In addition, as a result of Dr. Blankenship’s separation occurring after reaching “retirement age” (age 55 or older with 10 or more full years of continuous service with the Company), (a) under the terms of his equity awards, he received accelerated vesting of RSUs valued at $269,405, based on the closing price of our stock ($79.33) on Dr. Blankenship’s January 3, 2020 separation date,. and (b) Dr. Blankenship ’s monthly payment distributions of his SERP and Retirement Plan benefits began (under which the estimated total that could be distributable to him during his lifetime is $5,693,282 and $921,850 respectively). The issuance of RSUs and payment of SERP benefits were subject to a six-month delay pursuant to 409A regulations.
Former CLO, Mr. Rudolph ceased to be an employee of the company in March 2020. In connection with his departure, and in exchange for entering into a separation and release agreement that includes a general release of claims against the Company, he received benefits totaling $709,240, consisting of: (1) a lump sum cash severance payment of $686,538, which represents compensation equal to 12 months base pay plus additional compensation based on years of service (16 months); and (2) payment of COBRA medical coverage premiums valued at $22,702, representing 12 months plus additional months based on years of service (16 months). In addition, as a result of Mr. Rudolph’s separation occurring after reaching “retirement age” (age 55 or older with 10 or more full years of continuous service with the Company), under the terms of his equity awards, he received accelerated vesting of RSUs valued at $1,372,502, based on the closing price of our stock ($71.63) on Mr. Rudolph’s March 2, 2020 separation date. Mr. Rudolph will also receive distribution of his Retirement Plan account in accordance with the terms of the plan in the form of an annuity he elects on or before reaching his Normal Retirement age of 65 as described in the “Retirement Plan Benefits” section above. The issuance of RSUs was subject to a six-month delay pursuant to 409A regulations.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT 75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of December 31, 2020 (the “Record Date”), information with respect to beneficial ownership of our Common Stock by (i) each person who we know to beneficially own more than 5% of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each NEO listed in the Summary Compensation Table herein and (iv) all of our directors and executive officers (employed as of the Record Date) of the Company as a group. The address of each director and executive officer shown in the table below is c/o Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.
We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of December 31, 2020. All percentages are based on the shares of Common Stock outstanding as of December 31, 2020. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.
Security Ownership of Certain Beneficial Owners
Name	Number of Shares of Common Stock Beneficially Owned as of December 31, 2020	Percent of Class
BlackRock Institutional Trust Company N.A.(1)	2,287,883	10.0%
The Vanguard Group Inc.(2)	1,992,037	8.7%
(1)
According to its Form 13F filings as of September 30, 2020, BlackRock Inc. had investment discretion with respect to accounts holding 2,287,883 shares, of which it had sole voting power with respect to 2,266,824 shares and no voting power with respect to 21,059 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York NY 10055.

(2)
According to its Form 13F filings as of September 30, 2020, The Vanguard Group Inc., on behalf of itself and its direct subsidiaries, Vanguard Fiduciary Trust Co, Vanguard Investments Australia, Ltd., and Vanguard Global Advisers, LLC had investment discretion with respect to accounts holding 1,992,037 shares. The Vanguard Group Inc. was the beneficial owner of 1,947,433 shares, of which it had shared voting power with respect to 588 shares and no voting power with respect to 1,946,845 shares. Vanguard Fiduciary Trust Co was the beneficial owner of 18,792 shares, of which it had shared voting power. Vanguard Investments Australia, Ltd. was the beneficial owner of 7,097 shares, of which it had shared voting power. Vanguard Global Advisers, LLC. was the beneficial owner of 18,715 shares, of which it had no voting power. The address of The Vanguard Group, Inc. is P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600.

76 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Management
Name	Shares(1) Direct Holdings	Options Exercisable Within 60 Days(2)	Deferred Stock Equivalents / Units(4)	Unvested RSUs(5)	Total Shares Beneficially Owned	Percent of Class(6)
Mr. Harris	—	—	—	—	—	*
Ms. Hooper	919	—	—	—	919	*
Mr. Gordon	5,874	12,586	—	2,763	21,223	*
Mr. Martin	2,129	6,194	—	—	8,323	*
Mr. Tom	2,551	5,909	—	—	1,937	*
Ms. Birch	1,824			1,257	3,081	*
Mr. Gainor	4,124			1,257	5,381	*
Mr. Goebel	6,667		12,450	1,257	20,374	*
Ms. John	2,433		3,205	1,257	6,895	*
Ms. Kleiner	6,556		8,934	1,257	16,747	*
Mr. Murphy	96		65,726	1,257	67,079	*
Mr. Myers	5,843		16,072	1,257	23,172	*
Mr. Tehle	5,615		48,437	1,257	55,309	*
Ms. Yeung	—		5,161	1,257	6,418	*
All Directors and Executive Officers as a Group (17 persons)	49,269	28,026	159,985	14,076	251,356	1.1%
*	Asterisk in the percent of class column indicates beneficial ownership of less than 1%
(1)	Represents the number of shares of common stock beneficially owned on December 31, 2020.
(2)	Represents options that were exercisable on December 31, 2020 and options that become exercisable within 60 days of December 31, 2020.
(4)
Represents (i) Common Stock equivalents attributed to cash compensation deferred under the Director Deferred Compensation Plan and (ii) deferred RSUs and related dividends. (As described in the Director Compensation section of this Proxy Statement, these deferrals are convertible on a one-for-one basis into shares of Common Stock upon a director’s termination of service.)

(5)
Represents (a) for retirement-eligible executive officers, RSUs that fully vest upon termination of service and are convertible on a one-for-one basis into shares of Common Stock upon vesting, and (b) for directors, RSUs that fully vest upon the earlier of 12 months from the date of grant or upon termination of service.

(6)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named in the Beneficial Ownership table on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT 77

OTHER INFORMATION

OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
It is the Company’s policy that the Audit Committee approve or ratify transactions involving the Company and its directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules.
During fiscal year 2020, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its Common Stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above.
78 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
This Proxy Statement contains information regarding Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin Franchise-Level Margin, and Operating EBIT, which are non-GAAP financial measures. Management believes that these measurements, when viewed with the Company’s results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company’s core business without regard to potential distortions. Additionally, Operating EBIT were used by the Compensation Committee in determining annual incentive targets further discussed in the Proxy Statement.
Operating Earnings Per Share
Operating Earnings Per Share represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company-operated restaurants, restructuring charges, the gain on sale of corporate office building, pension settlement charges, loss on early termination of interest rate swaps, loss on early extinguishment of debt, and the excess tax benefits from share-based compensation arrangements. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.
Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.
	52 Weeks Ended
	September 27, 2020	September 29, 2019
Diluted earnings per share from continuing operations — GAAP	$3.84	$3.52
Pension settlement charges	1.23	—
Restructuring charges	0.04	0.24
Gains on the sale of company-operated restaurants	(0.10)	(0.04)
Gain on sale of corporate office building	(0.34)	—
Loss on early termination of interest rate swaps and debt extinguishment	—	0.64
Excess tax benefits from share-based compensation arrangements	(0.02)	—
Operating earnings per share — Non-GAAP	$4.65	$4.35
Adjusted EBITDA
Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, the amortization of franchise tenant improvement allowances and other, and pension settlement charges. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company’s ongoing cash earnings, from which capital investments are made and debt is serviced.
JACK IN THE BOX INC. | 2021 PROXY STATEMENT A-1

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).
	52 Weeks Ended
	September 27, 2020	September 29, 2019
Net earnings — GAAP	$89,764	$94,437
Earnings from discontinued operations, net of income taxes	(370)	(2,690)
Income taxes	32,727	24,025
Interest expense, net	66,743	84,967
Pension settlement charges	39,218	—
Gains on the sale of company-operated restaurants	(3,261)	(1,366)
Impairment and other charges, net	(6,493)	12,455
Depreciation and amortization	52,798	55,181
Amortization of franchise tenant improvement allowances and other	3,028	1,983
Adjusted EBITDA — Non-GAAP	$274,154	$268,992
Restaurant Level Margin
Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company’s core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-owned restaurants.
Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):
	52 Weeks Ended
	September 27, 2020	September 29, 2019
Earnings from operations — GAAP	$230,584	$202,223
Franchise rental revenues	(320,647)	(272,815)
Franchise royalties and other	(178,319)	(169,811)
Franchise contributions for advertising and other services	(173,553)	(170,674)
Franchise occupancy expenses	210,038	166,584
Franchise support and other costs	13,059	12,110
Franchise advertising and other services expenses	180,794	178,093
Selling, general and administrative expenses	80,841	76,357
Impairment and other charges, net	(6,493)	12,455
Gains on the sale of company-operated restaurants	(3,261)	(1,366)
Depreciation and amortization	52,798	55,181
Restaurant-Level Margin — Non-GAAP	$85,841	$88,337
Company restaurant sales	$348,987	$336,807
Restaurant-Level Margin % — Non-GAAP	24.6%	26.2%
A-2 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Franchise Level Margin
Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.
Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):
	52 Weeks Ended
	September 27, 2020	September 29, 2019
Earnings from operations - GAAP	$230,584	$202,223
Company restaurant sales	(348,987)	(336,807)
Food and packaging	102,449	97,699
Payroll and employee benefits	106,540	100,158
Occupancy and other	54,157	50,613
Selling, general and administrative expenses	80,841	76,357
Impairment and other charges, net	(6,493)	12,455
Gains on the sale of company-operated restaurants	(3,261)	(1,366)
Depreciation and amortization	52,798	55,181
Franchise-Level Margin - Non-GAAP(1)	$268,628	$256,513
Franchise rental revenues	$320,647	$272,815
Franchise royalties and other	178,319	169,811
Franchise contributions for advertising and other services	173,553	170,674
Total franchise revenues	$672,519	$613,300
Franchise-Level Margin % - Non-GAAP(1)	39.9%	41.8%
(1)
During the first quarter of 2020, the Company changed its presentation of Non-GAAP Franchise-Level Margin to include “amortization of franchise tenant improvement allowances and other” in its definition thereof. The prior period has been recast to conform to current year presentation.

JACK IN THE BOX INC. | 2021 PROXY STATEMENT A-3

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Operating EBIT
Operating EBIT represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants and the sale of the corporate office building, pension and postretirement expense, and restructuring charges. Operating EBIT is one of the metrics used in determining payouts under the 2020 Annual Incentives.
Below is a reconciliation of non-GAAP Operating EBIT to the most directly comparable GAAP measure, net earnings (in thousands).
52 Weeks Ended September 27, 2020
Net earnings — GAAP	$89,764
Earnings from discontinued operations, net of income taxes	(370)
Income taxes	32,727
Interest expense, net	66,743
Pension and postretirement expense	41,720
Gains on the sale of company-operated restaurants	(3,261)
Gain on sale of corporate office building	(10,766)
Restructuring charges	1,168
Gains on COLI policies, net	(2,935)
Operating EBIT — Non-GAAP	$214,790
A-4 JACK IN THE BOX INC. | 2021 PROXY STATEMENT

Jack in the box

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/JACK2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D29039-P45915

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACK IN THE BOX INC.

The Board of Directors recommends you vote FOR all 8 nominees listed and FOR proposals 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David L. Goebel	☐	☐	☐
1b. Darin S. Harris	☐	☐	☐
1c. Sharon P. John	☐	☐	☐
1d. Madeleine A. Kleiner	☐	☐	☐
1e. Michael W. Murphy	☐	☐	☐
1f. James M. Myers	☐	☐	☐
1g. David M. Tehle	☐	☐	☐
1h. Vivien M. Yeung	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as independent registered public accountants.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

D29040-P45915

JACK IN THE BOX INC.
Annual Meeting of Stockholders
February 26, 2021, 8:30 a.m., Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Darin S. Harris and Sarah L. Super, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jack in the Box Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders of the company to be held February 26, 2021, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side